UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

Filed by the Registrant	☑
Filed by a Party other than the	☐
Registrant

Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
G REIT, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
1.	Title of each class of securities to which transaction applies:
Common Stock
2.	Aggregate number of securities to which transaction applies:
43,920,000 common shares
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Rule 0-11(c), the filing fee was calculated based on the aggregate of the cash and the value of the securities and other property that the Registrant expects to be distributed to its stockholders
4.	Proposed maximum aggregate value of transaction: $504,930,000
5.	Total fee paid: $54,028, estimated pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, on the basis of $107.00 per million dollars of the estimated aggregate value of the cash and the value of the securities and other property that the Registrant expects to be distributed to its stockholders.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

G REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
January [     ], 2006
Dear Stockholder:
      On behalf of the board of directors, I cordially invite you to attend a special meeting of stockholders of G REIT, Inc. to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on [                    ], 2006 at 9:00 a.m. local time. We look forward to your attendance.
      At the special meeting, we will ask you to approve a plan of liquidation for G REIT. The principal purpose of the plan of liquidation is to maximize stockholder value by selling our assets, paying our debts and distributing the net proceeds of our liquidation to our stockholders. You will also be asked to approve a proposal allowing us to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.
      As set forth in our original registration statement filed in 2002, we were formed with the intent to have our board of directors determine by July 1, 2008 whether our common stock should be listed on a national stock exchange, quoted on a quotation system of a national securities association or merged with an entity whose shares are so listed or quoted. At that time, we intended that if we were not so listed or quoted by 2012, we would submit for your vote a proposal to liquidate G REIT. In February 2004, we began to evaluate the possibility of pursuing an underwritten offering and listing of our common stock on a national securities exchange, and on February 8, 2004, a special committee of our independent directors at that time was formed to evaluate this alternative. In late 2004 the special committee broadened the scope of its examination and began to generally examine the strategic alternatives reasonably available to us, including the alternative of liquidating all of our assets. We initiated this examination at this time, rather than waiting until 2008 because of the inherent uncertainty of the future and our view of (i) the current market conditions, (ii) the current increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the current possible need to reduce our monthly distributions, and (iv) the other factors discussed in more detail in the attached proxy statement.
      To assist the special committee in its examination, it engaged a financial advisor, Robert A. Stanger & Co., Inc., or Stanger, to assist the special committee in identifying, and to provide an evaluation of, the strategic alternatives available to us at this time, and to prepare an estimated per share net asset value analysis of G REIT. The special committee also engaged Stanger subsequently to perform financial advisory services in connection with our liquidation, including rendering the opinions to our board of directors and the special committee discussed in the attached proxy statement.
      Our board of directors and the special committee carefully reviewed and considered the alternatives reasonably available to us at this time, as well as the terms and conditions of the plan of liquidation and the transactions contemplated by that plan. After consultation with Triple Net Properties, LLC, or the Advisor, and Stanger, our board of directors and the special committee each unanimously determined that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, and unanimously approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, pending your approval. Accordingly, our board of directors and the special committee each unanimously recommend that you vote FOR approval of the plan of liquidation.
      In reaching these conclusions, our board of directors and the special committee each considered current market conditions, which we believe have made the liquidation of our assets relatively desirable at this time. As explained in more detail in the attached proxy statement, we believe that the current levels of interest rates and the flow of capital into the real estate markets have created a market that currently favors sellers of commercial real estate over buyers thereof. Due to these current favorable commercial real estate market conditions, we currently estimate that if the plan of liquidation proposal is approved and we are able to successfully implement the plan, our net proceeds from liquidation will range between approximately $452,770,000 and $504,930,000, and we estimate that you will receive between approximately $10.31 and $11.50 in cash for each share of our common stock held by you. At the same time, despite the favorable prices that we expect to receive upon the sales of our properties, we believe the capital return that we are able to receive on our investments, in comparison to the costs of those investments, is relatively low. In reaching their decision to recommend approval of the plan of liquidation to our stockholders at this time, our board and the special committee also considered the current increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), the current possible need to reduce our monthly distributions, and other factors discussed in more detail in the attached proxy statement.
      If our stockholders approve the plan of liquidation, we intend to continue to pay regular monthly distributions to our stockholders at an annualized rate of approximately 7.50% until we have made liquidating distributions pursuant to the plan of liquidation totaling $150 million. Thereafter, we do not expect to pay regular monthly distributions, however, we expect to satisfy the REIT distribution requirements through any liquidating distributions made pursuant to the plan of liquidation. Every payment of distributions will be subject to the availability of cash and the discretion of our board of directors.
      On December 19, 2005, Anthony W. Thompson, the chairman of the board of directors, chief executive officer and president of G REIT, voluntarily resigned as the chief executive officer and president of G REIT to dedicate additional time to his other business, philanthropic and educational interests, and to afford me, G REIT’s recent chief financial officer, the opportunity to bring substantial focus, direction and experience to the liquidation process. Mr. Thompson will continue to be actively involved on our behalf as the chairman of the board of directors of G REIT and as the chief executive officer and chairman of the Advisor. Our board of directors expressed its gratitude to Mr. Thompson for his longtime service and dedication to G REIT. Additionally, our board of directors and Mr. Thompson welcomed me as its new chief executive officer and president and noted my past experience as a chief financial officer of a publicly-traded REIT which also elected to liquidate, among my other qualifications.
      We cannot complete the sale of all of our assets or our dissolution pursuant to the terms of the plan of liquidation unless you approve that plan. The plan of liquidation will not become effective without the affirmative vote of the holders of at least a majority of the shares of our common stock then outstanding and entitled to vote on the plan of liquidation proposal. The attached notice of special meeting and proxy statement explain the proposed plan of liquidation and provide specific information concerning the special meeting. Please read these materials, including the exhibits, carefully.
      Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the enclosed proxy card and returning it to us by fax to (212) 645-8046 or in the accompanying postage-paid return envelope. You also may authorize a proxy to vote your shares via the Internet at https://www.proxyvotenow.com/greit or by telephone by dialing toll-free 1-866-407-4365. Please follow the directions provided in the proxy statement. This will not prevent you from voting in person at the special meeting, but will assure that your vote will be counted if you are unable to attend the special meeting.
      YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.

Sincerely,

/s/ Scott D. Peters

Scott D. Peters
Chief Executive Officer and President
      This proxy statement is dated [                    ], 2006 and is being first mailed to our stockholders on or about [                    ], 2006.

G REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [                        ], 2006
       NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of G REIT, Inc., a Maryland corporation, will be held on [                    ], 2006 at 9:00 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes:

(1) to consider and vote upon a proposal to approve a plan of liquidation of our company pursuant to which we will undertake the following, among other things:

•	dispose of all of our assets (including, without limitation, any assets held by the Operating Partnership and our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed, which we expect to accomplish within 24 months after approval of the plan of liquidation;

•	liquidate and dissolve the Operating Partnership and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our Operating Partnership Agreement, our subsidiaries’ charters and the laws of the State of Maryland, the States of California, Delaware, Florida, Illinois, Missouri, Nebraska, Nevada, Pennsylvania, Texas and Washington, and the Commonwealth of Virginia, as applicable;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, and take all necessary or advisable actions to wind-up our affairs (including, without limitation, our officer and employee stock option plan, our independent director stock option plan and our 2004 incentive award plan);

•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board of directors and the special committee otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you; and

•	wind-up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A; and

(2) to consider and vote on a proposal to permit the board to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve proposal 1.
      These items are fully discussed in the following pages, which are made part of this notice. The board of directors does not know of or expect any other business to be transacted at the special meeting. The board of directors has fixed the close of business on [                    ], 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A list of stockholders entitled to vote will be available for inspection at the offices of G REIT, Inc., 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, for the ten-day period immediately preceding the special meeting.
      Whether or not you plan to attend the special meeting, you should complete, sign and date the accompanying proxy card and return it promptly by fax to (212) 645-8046 or in the enclosed postage-paid envelope. You also may authorize a proxy to vote your shares electronically via the Internet at https://www.proxyvotenow.com/greit or by telephone by dialing toll-free 1-866-407-4365. Instructions are included with the proxy card. If you attend the special meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted your shares electronically. You may revoke your proxy at any time prior to its exercise.

BY ORDER OF THE BOARD OF DIRECTORS

Andrea R. Biller
Executive Vice President and Secretary

G REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
PROXY STATEMENT

i

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
      Unless otherwise indicated or the context otherwise requires, in this proxy statement, the following defined terms have the following meanings: (1) “our company” refers to G REIT, Inc; (2) the “Operating Partnership” refers to G REIT, L.P., an affiliate of G REIT, and its subsidiaries; (3) “we,” “us,” and “our” refer to our company, the Operating Partnership and its wholly-owned subsidiaries, except where the context otherwise requires; (4) the “special committee” refers to the special committee of independent directors, currently consisting of Messrs. D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson, Gary T. Wescombe, Gary H. Hunt and Glenn L. Carpenter; (5) references to our “properties” or “property interests” include all of our real estate investments, including our interests in consolidated and unconsolidated properties, as applicable; (6) the “Advisor” and “Triple Net” refer to Triple Net Properties, LLC; (7) “Realty” refers to Triple Net Properties Realty, Inc., an affiliate of the Advisor; (8) “you” and “our stockholders” refer to the holders of our common stock to whom the notice of special meeting and this proxy statement are addressed; (9) the “plan of liquidation” refers to the plan of liquidation and dissolution attached hereto as Exhibit A; and (10) the “plan of liquidation proposal” refers to the proposal for both the approval of the sale of all of our assets in accordance with the plan of liquidation and the approval of our dissolution in accordance with the plan of liquidation.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:	What am I being asked to vote upon?

A:	At the special meeting, we will ask you to approve the plan of liquidation and authorize our board of directors to take all actions necessary and advisable to implement and conclude the plan of liquidation. You will also be asked to approve a proposal allowing our board of directors to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation proposal.

Q:	What happens if I do not vote?

A:	If you do not vote, it will have the same effect as a vote against the plan of liquidation proposal, but will have no effect on the adjournment proposal.

Q:	Why are these proposals being made?

A:	As set forth in our original registration statement filed in 2002, we were formed with the intent to have our board of directors determine by July 1, 2008 whether our common stock should be listed on a national stock exchange, quoted on a quotation system of a national securities association or merged with an entity whose shares are so listed or quoted. At that time, we intended that if we were not so listed or quoted by 2012, we would submit for your vote a proposal to liquidate our company. In February 2004, we began to evaluate the possibility of pursuing an underwritten offering and listing of our common stock on a national securities exchange, and on February 8, 2004, a special committee of our independent directors at that time was formed to evaluate this alternative. In late 2004 the special committee broadened the scope of its examination and began to generally examine the strategic alternatives reasonably available to us, including the alternative of liquidating all of our assets. We initiated this examination at this time, rather than waiting until 2008 because of the inherent uncertainty of the future and our view of the factors discussed below. After consultation with the Advisor and Robert A. Stanger & Co., Inc., or Stanger, our financial advisor, our board of directors and the special committee each concluded that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive if a different alternative reasonably available was implemented, and our board of directors resolved to seek your approval to pursue a plan of liquidation.

In reaching this conclusion, our board of directors and the special committee each considered current market conditions, which we believe have made the liquidation of our assets relatively desirable at this time. Due to current, favorable commercial real estate market conditions, we estimate that our net proceeds from liquidation will range between approximately $452,770,000 and $504,930,000 upon the liquidation of all of our assets, and we estimate that you will receive between approximately $10.31 and $11.50 per share. We believe that the current levels of interest rates and the flow of capital into the real estate markets have created a market that favors sellers of commercial real estate over buyers of commercial real estate. We believe that current commercial real estate market conditions are favorable for several reasons, including, without limitation, the following: the favorable real estate prices received from the recent sales of our interests in the 525 B Street property and the Park Sahara property and the sales of other properties managed or advised by the Advisor; the favorable contract terms and prices with the proposed buyers of other properties managed or advised by the Advisor; and the observations of Stanger, the Advisor and individuals experienced in the real estate industry.

At the same time, despite the favorable prices that we expect to receive upon the sales of our properties, we believe the capital return that we are able to receive on our investments, in comparison to the cost of the investments, is relatively low. Due to such factors as: the current market rental rates; the current and expected occupancy at our properties; the size of our portfolio; the costs associated with maintaining our rental properties, including, without limitation, the costs of leasing commissions, tenant inducements (including, without limitation, tenant improvement allowances), and capital improvements at our properties; the potential costs of litigation; and the increases in corporate compliance costs discussed elsewhere in this proxy statement; we have been unable to obtain our desired level of income from our properties. Accordingly, we believe that these factors, among others, may ultimately harm our ability to sell our assets at our current expected prices at a future point in time. We also believe that recent increases and expected future increases in interest rates will adversely impact our return on capital in the future. We believe these decreases in net income have also limited our ability to complete acquisitions, fund growth opportunities and enhance stockholder value. These factors, combined with unexpected increases in corporate compliance costs, as described elsewhere in this proxy statement, have negatively affected our net annual income.

The current market conditions discussed above are also harming our ability to continue to pay out monthly distributions at the current annualized rate of 7.50%. Therefore, if you do not approve the plan of liquidation, we may need to reduce the amount of our monthly distributions, which may ultimately impact our ability to meet our REIT distribution requirements.

In their decision to recommend the sale of all of our assets and our dissolution in accordance with the plan of liquidation, our board of directors and the special committee each also considered the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us with respect to our business activities. These costs include, without limitation, the cost of preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws. Moreover, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act, have increased costs that we will pay in connection with corporate governance, reporting and disclosure practices. Moreover, the Advisory Agreement expired on July 22, 2005 and the Advisor has proposed that we bear additional costs under the terms of any new advisory agreement to reflect current market rates in our sector. These increased costs of corporate compliance were unanticipated at the time of our formation and may have a material impact on our results of operations. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability, potential sanctions and litigation.

Q.	What will happen if the plan of liquidation is not approved by our stockholders?

A:	If the plan of liquidation is not approved by our stockholders, our board of directors will meet to determine what other reasonably available alternatives to pursue in the best interest of our company and our stockholders, including, without limitation, continuing to operate under the current business plan. However, we believe that the other alternatives to the plan of liquidation that were considered are less desirable for us, and that if we continue to operate under the current business plan we may need to decrease the monthly distributions because our portfolio may not generate sufficient cash flow to sustain the current level of distributions. If we decrease distributions to our stockholders, we may be unable to continue to meet REIT distribution requirements.

Q:	What alternatives to liquidation have you considered?

A:	We explored the options of:

• continuing under the current business plan;

• seeking to dispose of our assets through a merger or a portfolio sale;

• listing shares of our common stock on a national stock exchange or on a quotation system of a national securities association;

• raising additional debt financing;

• issuing additional equity; or

• converting from an externally-advised to an internally-advised structure.

However, after reviewing the issues facing us and the alternatives reasonably available to us at this time, we concluded that pursuing a plan of liquidation was the most desirable alternative available to us at this time.

Q:	What is the plan of liquidation?

A:	The plan of liquidation authorizes us to undertake an orderly liquidation. In an orderly liquidation, we would sell all of our assets, pay all of our known liabilities, provide for the payment of our unknown or contingent liabilities, distribute our remaining cash to our stockholders, wind-up our operations and dissolve. Upon dissolution, we will cease to exist.

Q:	What are the key provisions of the plan of liquidation?

A:	The plan of liquidation provides, in pertinent part, that, among other things:

• We will be authorized to sell all of our assets, liquidate and dissolve the Operating Partnership and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our Operating Partnership Agreement, our subsidiaries’ charters and the laws of the State of Maryland, the States of California, Delaware, Florida, Illinois, Missouri, Nebraska, Nevada, Pennsylvania, Texas and Washington, and the Commonwealth of Virginia, as applicable.

• We will be authorized to take all necessary or advisable actions to wind-up our business, pay our debts, and distribute the remaining proceeds to our stockholders.

• We will be authorized to provide for the payment of any unascertained or contingent liabilities. We may do so by purchasing insurance, by establishing a reserve fund or in other ways.

• We expect to distribute all of our assets to you within 24 months after the date the plan of liquidation is approved by our stockholders. However, if we cannot sell our assets and pay our debts within 24 months, or if our board of directors and the special committee determine that it is otherwise advisable to do so, we may transfer and assign our remaining assets to a liquidating trust. Upon such transfer and assignment, our stockholders will receive interests in the liquidating trust. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of interests in the liquidating trust. The amounts that you would receive from the liquidating trust are included in our estimates described above of the total amount of cash that you will receive in the liquidation.

• Once we make our final distribution, all of our outstanding shares of stock will be cancelled and we will cease to exist.

• The special committee or, if a liquidating trust is established, the trustees of the liquidating trust, may modify or amend the plan of liquidation without further action by our stockholders to the extent permitted under applicable law.

Q:	Do you have agreements to sell your assets?

A:	As of the date of this proxy, we have not entered into any binding agreements to sell our interests in any of our remaining 25 properties.

Q:	What will I receive in the liquidation?

A:	We estimate that you will receive between approximately $10.31 and $11.50 in the aggregate in cash for each share of our common stock that you own (assuming that you hold your shares through the completion of the liquidation). These amounts do not include the amount of any regular monthly distributions, if any, that we may pay during the liquidation. We will make these liquidating distributions in one or more payments. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you would receive from the liquidating trust, if any, are included in our estimates of the total amount of cash that you will receive in connection with the liquidation.

v

However, the amount that we expect to distribute to you in the liquidation also depends upon the amount of our liabilities and expenses, our ability to continue to meet the requirements necessary to retain our status as a REIT throughout the period of the liquidation process, our ability to avoid federal income and excise taxes throughout the period of the liquidation process, and the amount we receive in the liquidation of our assets. If our liabilities (including, without limitation, tax liabilities and compliance costs) are greater than we currently expect and/or if the sales prices of our assets are less than we expect, you will receive less than the estimated liquidation payment for each share of our common stock that you currently own. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted.

Q:	When will I receive my liquidating distributions?

A:	We expect to make liquidating distributions to our stockholders throughout the period of the liquidation process and to make the final liquidating distribution after we sell all of our assets, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 24 months after stockholder approval of the plan of liquidation. If we have not sold all of our assets and paid all of our liabilities within 24 months after stockholder approval of the plan of liquidation, or if our board of directors and the special committee otherwise determines that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust. We would then distribute interests in the liquidating trust to our stockholders. If we establish a reserve fund, we may make a final distribution from any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

The actual amounts and times of the liquidating distributions will be determined by our board of directors or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

Q:	What is a liquidating trust?

A:	A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it. If we form a liquidating trust, we will transfer to our stockholders beneficial interests in the liquidating trust. These interests will generally not be transferable by you.

Q:	What will happen to my regular monthly distribution?

A:	If our stockholders approve the plan of liquidation, we intend to continue to pay regular monthly distributions to our stockholders at an annualized rate of approximately 7.50% until we have made liquidating distributions pursuant to the plan of liquidation totaling $150 million. Thereafter, we do not expect to pay regular monthly distributions, however, we expect to satisfy the REIT distribution requirements through any liquidating distributions made pursuant to the plan of liquidation. Every payment of distributions will be subject to the availability of cash and the discretion of our board of directors.

Q:	What will happen to my shares of stock?

A:	If our stockholders approve the plan of liquidation, all shares of our common stock owned by you will be cancelled at the end of the liquidation process.

Q:	What will happen to the officer and employee stock option plan, independent director stock option plan and 2004 incentive award plan and any options and unvested restricted shares of common stock granted pursuant to either stock option plan or the 2004 plan?

A:	If our stockholders approve the plan of liquidation, we will take the necessary actions to dissolve and terminate the officer and employee stock option plan, the independent director stock option plan and the 2004 incentive award plan, and no further awards will be made pursuant to these plans following stockholder approval of the plan of liquidation. Additionally, upon stockholder approval of the plan of liquidation, any outstanding options issued pursuant to our officer and employee stock option plan and our independent director stock option plan will terminate and be forfeited. Our officers and directors have not informed us whether they intend to exercise any outstanding vested options prior to stockholder approval of the plan of liquidation.

Notwithstanding the foregoing, if you approve the plan of liquidation, the special committee and our board of directors have decided to (i) remove all restrictions from the unvested restricted shares awarded to our independent directors and to vest these shares upon stockholder approval of the plan of liquidation and (ii) provide our independent directors with milestone payments in the form of cash in lieu of, and (a) in full satisfaction of, all vested and unvested options granted to each such person under the independent director option plan and any expectation of potential future option grants to each such person, and (b) in consideration for the services previously rendered to us by the directors and their continued service to us throughout the period of the liquidation process. Additionally, if you approve the plan of liquidation, (i) Andrea R. Biller, our executive vice president and secretary, and (ii) Scott D. Peters, our chief financial officer until his resignation effective as of December 19, 2005, and our new chief executive officer and president effective as of December 19, 2005, may each receive retention bonuses from us and a performance-based bonus from the Advisor in consideration for their continued service to us throughout the period of the liquidation process. For further information on the vesting of the restricted shares, the milestone payments to be paid to our independent directors, the retention bonuses to be paid by us to Andrea R. Biller and Scott D. Peters and the performance-based bonus to be paid by the Advisor to Andrea R. Biller and Scott D. Peters, please see the section entitled “PLAN OF LIQUIDATION PROPOSAL — Background of the Plan of Liquidation — Actions we have Taken that will Facilitate the Plan of Liquidation.”

Q:	What are the tax consequences of the liquidation?

A:	In general, if the plan of liquidation is approved and we are liquidated, you will realize, for federal income tax purposes, gain or loss equal to the difference between the cash distributed to you from the liquidating distributions and your adjusted tax basis in your shares. If we distribute interests in a liquidating trust to you, you would be required to recognize such gain in the taxable year of the distribution of the liquidating trust interests (to the extent that you have not recognized such gain in prior taxable years), although you may not receive the cash necessary to pay the tax on such gain. If you receive cash from the liquidating trust, you may receive such cash after the due date for filing your tax return and paying the tax on such gain. A summary of the possible tax consequences to you begins on page 63 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

We anticipate that we will continue to satisfy the requirements necessary to qualify as a REIT throughout the period of the liquidation process and make distributions sufficient to ensure that we will not be required to pay federal income tax. However, in view of the changes in the nature of our assets and our sources of income throughout the period of the liquidation process, and the need to retain assets to meet liabilities, we face the risk that we may not continue to qualify as a REIT and thus might be required to pay federal income tax. We believe that this is unlikely. However, if we are unable to retain our status as a REIT or we become subject to federal income tax during the period of the liquidation process, the amount available for distribution to our stockholders would be reduced. A description of the possible tax consequences to us begins on page 63 of this proxy statement.

Q:	What other matters will be voted on at the special meeting?

A:	In addition to asking you to vote on the plan of liquidation proposal, we are asking you to consider and vote on a proposal to permit our board of directors to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes present at the time of that meeting to approve the plan of liquidation proposal. We refer to this as the adjournment proposal. The vote for the plan of liquidation proposal are separate from the vote for the adjournment proposal.

Other than the plan of liquidation proposal and the adjournment proposal, we do not expect to ask you to vote on any other matters at the special meeting.

Q:	What are the recommendations of our board of directors and the special committee with respect to the proposals?

A:	Our board of directors and the special committee each unanimously determined that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available. Accordingly, our board of directors and the special committee each unanimously determined that the terms of the plan of liquidation are fair to and in your best interests and approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, pending your approval. Therefore, our board of directors and the special committee each unanimously recommend that you vote FOR the plan of liquidation proposal. Our board of directors and the special committee each unanimously recommend that you also vote FOR the adjournment proposal.

Q:	Are there any interests in the liquidation that differ from my own?

A:	Yes, some of our directors and officers and the Advisor have interests in the liquidation that are different from your interests as a stockholder, including the following:

• One of our directors and three of our executive officers are members of the Advisor’s board of managers and all of our executive officers are employees of the Advisor. We currently do not pay any direct compensation to our executive officers, outside of the officer and employee stock option plan and the 2004 incentive award plan. Instead, such executive officers are compensated by the Advisor. Moreover, Anthony W. Thompson, the chairman of our board of directors, and our chief executive officer and president, until his resignation as our chief executive officer and president effective as of December 19, 2005, is the chief executive officer of the Advisor. Mr. Thompson will continue to be actively involved on our behalf as the chairman of our board of directors and as the chief executive officer and chairman of the Advisor. Additionally, certain of our management collectively own approximately 40% of the equity of the Advisor.

• The Advisor receives compensation under an Advisory Agreement. The Advisor has engaged Realty to perform certain services for us. Based on the estimated sales prices of our properties, if you approve the plan of liquidation, in accordance with the terms of the Advisory Agreement, we will pay fees to Realty, that we estimate will be between approximately $13,535,000 and $14,479,000 for disposing of our property interests, of which 75% will be passed through to the Advisor pursuant to an agreement between Realty and the Advisor, or the Realty-Triple Net Agreement.

• The Advisor and Realty also have agreements with certain affiliated co-owners of our properties, pursuant to which Realty will also receive fees for the disposition of the affiliated co-owners’ interests in the underlying property. Based on our estimated sales prices, we estimate that the disposition fees that will be received by Realty from the affiliated co-owners will range between approximately $2,237,000 and $2,332,000, of which 75% will be passed through to the Advisor pursuant to the Realty-Triple Net Agreement. Moreover, if we sell one or more of our properties to one or more of our affiliates, the Advisor and Realty may receive additional fees from the purchaser of the underlying property.

• The Advisor will also be entitled to distributions estimated to be between approximately $239,000 and $266,000 to be received as liquidating distributions for 23,138 shares of our common stock held by the Advisor.

• Our executive officers and directors own a total of 24,000 shares of our common stock, for which we estimate they will receive distributions of between approximately $247,000 and $276,000 in connection with our liquidation.

• Our independent directors own a total of 51,000 unvested shares of restricted common stock granted pursuant to our 2004 incentive award plan. If you approve the plan of liquidation, these unvested restricted shares will become vested, and will entitle our independent directors to collectively receive estimated distributions of between approximately $526,000 and $587,000 in connection with our liquidation.

• Under the independent director stock option plan and the officer and employee stock option plan as of September 30, 2005, we have granted options to purchase an aggregate of 80,000 shares at a weighted average exercise price of $9.00 per share to certain of our independent directors, of which 40,000 are vested and remain outstanding, and 340,000 shares at a weighted average exercise price of $9.00 per share to certain of our officers, of which 65,000 are vested and remain outstanding. Upon stockholder approval of the plan of liquidation, both stock option plans will terminate and any outstanding options will terminate and be forfeited. Our officers and directors have not informed us whether they intend to exercise any vested options prior to stockholder approval of the plan of liquidation.

• If you approve the plan of liquidation, our independent directors will become entitled to receive milestone payments if they remain a member of our board of directors and the special committee at certain specified dates, and upon the receipt by our stockholders of at least $11.00 per share in aggregate liquidating distributions. Assuming that these directors receive the maximum amount of milestone payments, they will each receive aggregate payments of up to $100,000.

• If you approve the plan of liquidation, we will pay Andrea R. Biller and Scott D. Peters retention bonuses of $25,000 and $50,000, respectively, upon the filing of each of our annual and quarterly reports with the SEC during the period of the liquidation process, beginning with the annual report for the year ending December 31, 2005. Additionally, if you approve the plan of liquidation, the Advisor will pay to each of Andrea R. Biller and Scott D. Peters a performance-based bonus of $100,000 upon the receipt by the Advisor of net commissions aggregating $5,000,000 or more from the sale of our properties.

• The plan of liquidation permits us to sell one or more of our properties to one or more of our affiliates, but only if the transaction is approved by the special committee. If we enter such a transaction, the special committee will only approve the transaction if (i) they determine that the consideration to be received by us in connection with such transaction is fair to us and the transaction is in our best interests, and (ii) we have obtained an appraisal of such asset showing that the proposed sale price is within the appraiser’s range of estimated values for the asset, or we have obtained an opinion from Stanger, or another financial advisor with similar qualifications, that the consideration to be received by us in connection with such sale is fair to us from a financial point of view. We expect that the special committee will require that Stanger opine to us, from a financial point of view, as to the fairness of the consideration to be received by us in such transaction or conduct an appraisal of the underlying property. In no event will the special committee approve a transaction if we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the proposed terms. Additionally, if we sell one or more of our properties to unaffiliated third parties or our affiliates, the Advisor, Realty or an affiliate of the Advisor may manage one or more of such properties following their sale, which would entitle the Advisor, Realty or an affiliate of the Advisor to receive additional fees.

• The Advisor also owns 100 non-voting incentive performance units in the Operating Partnership. These incentive units entitle the Advisor to receive certain incentive distributions from net proceeds from the sale of our properties after our stockholders have received their invested capital, as defined in our Operating Partnership Agreement, plus an 8% return on such invested capital. If you approve the plan of liquidation, after the sale of the Operating Partnership’s assets, and payment of, or adequate provision for, the debts and obligations of the Operating Partnership, the Advisor will receive an incentive performance distribution between approximately $0 and $9,070,000.

Consequently, our officers and directors and the Advisor are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each were aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Interests in the Liquidation that Differ from Your Interests.”

Q:	Did you obtain any opinions about the fairness of the plan of liquidation?

A:	Yes. Robert A. Stanger & Co., Inc., or Stanger, delivered opinions to the special committee. Stanger opined that, as of the date of its opinions, the consideration to be received by us in the sale of the Park Sahara property is fair to us from a financial point of view. Stanger also opined that our net liquidation value range estimate and our estimated per share distribution range are reasonable from a financial point of view. Before rendering its opinions, Stanger conducted site visits and gathered data on each of our properties, determined an estimated range of market value of our portfolio of properties, reviewed the consideration to be paid in the sale agreements for our interests in each agreement for the sale of our property interests, reviewed our net liquidation value range estimate and reviewed our estimated per share distribution range. The Stanger opinions constitute neither a recommendation to you as to how you should vote on the proposals set forth in this proxy statement nor a guarantee as to the actual amount of consideration that will be received by you in connection with the agreements for the sale of our properties. The full text of the opinions, which set forth, among other things, the assumptions made, matters considered and limitations on the review undertaken, are attached as Exhibit B to this proxy statement and should be read in their entirety.

Q:	What vote of stockholders is required to approve the proposals?

A:	Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock then outstanding and entitled to vote thereon. If a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of all votes cast by the holders of our common stock, entitled to vote on the proposal.

Q:	What constitutes a quorum?

A:	If a majority of the shares outstanding on the record date are present at the special meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. As of the date of this proxy statement, we had 43,920,000 shares of common stock issued and outstanding and entitled to a vote.

Q:	What do I need to do now?

A:	You should complete, date and sign your proxy card and return it promptly by fax to (212) 645-8046 or in the enclosed postage-paid envelope, or authorize a proxy to vote your shares by internet at https://www.proxyvotenow.com/greit or telephone at 1-866-407-4365, as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Not unless you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding how to instruct them to vote your shares.

Q:	Can I change my vote after I return my proxy card or after I authorize a proxy to vote my shares by telephone or over the Internet?

A:	If you are a “record” holder, even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the special meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the special meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or over the Internet, you may simply authorize a proxy again at a later date, using the same procedures, in which case your shares will be voted in accordance with the later submitted proxy and not the earlier proxy.

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

x

Q:	Do I have appraisal rights?

A:	No. Section 5.4 of our charter provides that our stockholders shall not be entitled to exercise any rights of appraisal or similar rights of an objecting stockholder unless provided for by our board of directors. Our board of directors has not provided such rights in connection with the plan of liquidation.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:	We will bear the entire cost of the solicitation of proxies from our stockholders. We have retained Ellen Philip Associates to assist us in connection with the solicitation of proxies for the special meeting. We have agreed to pay approximately $20,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	Who can help answer my questions?

A:	If you have additional questions about the plan of liquidation, or would like additional copies of this proxy statement, you should contact Andrea R. Biller at 877-888-7348 or 714-667-8252.

SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the plan of liquidation, you should read this entire proxy statement, including the exhibits, and the other documents referenced in this proxy statement. A copy of the plan of liquidation is included as Exhibit A to this proxy statement. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.
Our Business
      We were incorporated on December 18, 2001 as G REIT, Inc. under the laws of the Commonwealth of Virginia and were qualified and elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. On September 27, 2004, G REIT, Inc. was reincorporated in the State of Maryland in accordance with the approval of our stockholders at the 2004 annual meeting of stockholders. As a real estate investment trust, or REIT, we are generally not subject to income taxes.
      We were incorporated to acquire, manage and invest in office, industrial and service real estate properties which have a government-tenant orientation. As of September 30, 2005, we had interests in 25 properties aggregating a total gross leaseable area, or GLA, of 6.2 million square feet, including 23 consolidated interests in office properties and two unconsolidated interests in office properties. At September 30, 2005, 87.6% of the total GLA of our consolidated properties was leased, and tenants with a government orientation occupied 42.1% of the total GLA. Subsequent to September 30, 2005, we purchased a 100% interest in Eaton Freeway, a four-building multi-tenant industrial complex totaling 62,000 square feet of GLA located in Phoenix, Arizona, from an unaffiliated third party for a purchase price of $7,588,000, and the Park Sahara property, of which we own a 4.75% tenant-in-common, or TIC interest, was sold to an unaffiliated third-party for a total sales price of $17,455,000.
      We conduct business and own properties through the Operating Partnership, a Virginia limited partnership formed in December 2001. As of September 30, 2005, we are the sole general partner of the Operating Partnership and have control over the affairs of the Operating Partnership. We own 100% of the equity interests therein, except for 100 incentive non-voting ownership units issued to Triple Net Properties, LLC, or the Advisor, which is 36% owned by Anthony W. Thompson, the chairman of our board of directors, and our chief executive officer and president, until his resignation as our chief executive officer and president effective as of December 19, 2005. These incentive units entitle the Advisor to receive certain incentive distributions of operating cash flow after a minimum 8% return on invested capital has been paid to our stockholders. In addition, the Advisor is entitled to incentive distributions from net proceeds from the sale of our properties after our stockholders have received their invested capital, as defined in our Operating Partnership Agreement, plus an 8% return on such invested capital.
      Our day-to-day operations are managed by the Advisor under an advisory agreement, or the Advisory Agreement. The Advisory Agreement expired on July 22, 2005. The Advisor has proposed that we bear additional costs under the terms of a new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with the Advisor in response to its proposal. Pending agreement on terms for the renewal of the Advisory Agreement, the Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. If the plan of liquidation is approved by our stockholders, the Advisor has agreed to continue to provide such services to us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement.
The Special Meeting
      The special meeting will be held at 9:00 a.m., local time, on [                    ], 2006, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612.

Vote Required
      Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock then outstanding and entitled to vote on the proposal. Therefore, in order for the plan of liquidation to be approved, the holders of at least a majority of the shares of our common stock then outstanding and entitled to vote on the plan of liquidation proposal must vote “FOR” the proposal. If a quorum is present, approval of the adjournment proposal will require the affirmative vote of a majority of all votes cast by the holders of our common stock entitled to vote on the proposal.

Record Date for Voting
      The close of business on [                    ], 2006 is the record date for determining eligibility to vote at the special meeting. Each holder of our common stock at that time will be entitled to one vote per share. On the record date, there were 43,920,000 shares of common stock entitled to vote at the special meeting.
The Plan of Liquidation
      At the special meeting, you will be asked to consider and vote upon a proposal to approve the plan of liquidation, attached to this proxy statement as Exhibit A. The plan of liquidation provides that we will sell all of our assets (including, without limitation, the assets of the Operating Partnership and our subsidiaries) for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed. We will liquidate and dissolve the Operating Partnership and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our Operating Partnership Agreement, our subsidiaries’ charters and the laws of the State of Maryland, the States of California, Delaware, Florida, Illinois, Missouri, Nebraska, Nevada, Pennsylvania, Texas and Washington, and the Commonwealth of Virginia, as applicable. We will use the remaining proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. After selling all of our assets, distributing our assets pursuant to our Operating Partnership Agreement, paying all of our known liabilities and expenses, and making reasonable provision for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to our stockholders. We believe that the total amount that we will distribute to our stockholders after approval of the plan of liquidation will be between approximately $10.31 and $11.50 per share.
      We expect to sell all of our assets during the 24-month period following approval by our stockholders of the plan of liquidation. At that point, we expect to terminate our registration under the Exchange Act, cease filing reports with the Securities and Exchange Commission, or the SEC, and file articles of dissolution with the State of Maryland when appropriate. Furthermore, the plan of liquidation authorizes our board of directors to create a reserve fund for the payment of unknown or contingent liabilities. In the event that we cannot dispose of our assets and pay or provide for our liabilities within 24 months after approval by our stockholders of the plan of liquidation, or if our board of directors and the special committee otherwise determines that it is advantageous to do so before the end of such 24-month period, we may transfer our remaining assets and liabilities to a liquidating trust. If we transfer our assets to a liquidating trust, our stockholders will receive identical shares of beneficial interest in the liquidating trust. The liquidating trust would be managed by one or more trustees designated by the special committee and would continue the process of selling our assets and paying or providing for payment of our liabilities. Any proceeds from the sale of our assets remaining after payment of our liabilities would be distributed to you and the other holders of shares of beneficial interest in the liquidating trust.

Background of the Plan of Liquidation; Reasons for the Liquidation
      On February 8, 2004, a special committee of our independent directors at that time was formed to evaluate the possibility of pursuing an underwritten offering and listing of our common stock on a national securities exchange. As a result of the factors discussed further below, in late 2004 the special committee broadened the scope of its examination and began to generally examine the strategic alternatives reasonably available to us. The special committee currently consists of Messrs. D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson, Gary T. Wescombe, Gary H. Hunt and Glenn L. Carpenter. On December 19, 2005, our board of directors and the special committee each concluded that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive if a different alternative reasonably available was implemented.
      Our board of directors and the special committee each based their decisions on a number of factors, including, among others, the following:

•	current market conditions, which we believe have made the sale of our real estate investments desirable at this time;

•	our potential inability to continue to pay monthly distributions at the current annualized rate of 7.50% and our determination that, if the plan of liquidation is not approved by the stockholders, we may need to reduce the monthly distributions, which may adversely impact our ability to maintain our REIT status; and

•	the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us in respect to our business activities.

Recommendations of Our Board of Directors and the Special Committee
      Our board of directors and the special committee each have unanimously determined that the sale of all of our assets and our dissolution in accordance with the plan of liquidation are fair to you and in your best interests and unanimously recommend that you vote FOR approval of the plan of liquidation proposal. Our board of directors and the special committee each unanimously recommend that you vote FOR the adjournment proposal.

Interests in the Liquidation That Differ from Your Interests
      In considering our board’s and the special committee’s recommendations that you vote in favor of the plan of liquidation proposal, you should be aware that some of our directors and officers and the Advisor have interests in the liquidation that are different from your interests as a stockholder, including the following:

•	One of our directors and three of our executive officers are members of the Advisor’s board of managers and all of our executive officers are employees of the Advisor. We currently do not pay any direct compensation to our executive officers, outside of the officer and employee stock option plan and the 2004 incentive award plan. Instead, such executive officers are compensated by the Advisor. Moreover, Anthony W. Thompson, the chairman of our board of directors, and our chief executive officer and president, until his resignation as our chief executive officer and president effective as of December 19, 2005, is the chief executive officer of the Advisor. Mr. Thompson will continue to be actively involved on our behalf as the chairman of our board of directors and as the chief executive officer and chairman of the Advisor. Additionally, certain of our management collectively own approximately 40% of the equity of the Advisor.

•	The Advisor receives compensation under an Advisory Agreement. The Advisor has engaged Realty to perform certain services for us. Based on the estimated sales prices of our properties, if you approve the plan of liquidation, in accordance with the terms of the Advisory Agreement, we will pay fees to Realty, that we estimate will be between approximately $13,535,000 and $14,479,000 for disposing of our property interests, of which 75% will be passed through to the Advisor pursuant to an agreement between Realty and the Advisor, or the Realty-Triple Net Agreement.

•	The Advisor and Realty also have agreements with certain affiliated co-owners of our properties, pursuant to which Realty will also receive fees for the disposition of the affiliated co-owners’ interests in the underlying property. Based on our estimated sales prices, we estimate that the disposition fees that will be received by Realty from the affiliated co-owners will range between approximately $2,237,000 and $2,332,000, of which 75% will be passed through to the Advisor pursuant to the Realty-Triple Net Agreement. Moreover, if we sell one or more of our properties to one or more of our affiliates, the Advisor and Realty may receive additional fees from the purchaser of the underlying property.

•	The Advisor will also be entitled to distributions estimated to be between approximately $239,000 and $266,000 to be received as liquidating distributions for 23,138 shares of our common stock held by the Advisor.

•	Our executive officers and directors own a total of 24,000 shares of our common stock, for which we estimate they will receive distributions of between approximately $247,000 and $276,000 in connection with our liquidation.

•	Our independent directors own a total of 51,000 unvested shares of restricted common stock granted pursuant to our 2004 incentive award plan. If you approve the plan of liquidation, these unvested restricted shares will become vested, and will entitle our independent directors to collectively receive estimated distributions of between approximately $526,000 and $587,000 in connection with our liquidation.

•	Under the independent director stock option plan and the officer and employee stock option plan as of September 30, 2005, we have granted options to purchase an aggregate of 80,000 shares at a weighted average exercise price of $9.00 per share to certain of our independent directors, of which 40,000 are vested and remain outstanding, and 340,000 shares at a weighted average exercise price of $9.00 per share to certain of our officers, of which 65,000 are vested and remain outstanding. Upon stockholder approval of the plan of liquidation, both stock option plans will terminate and any outstanding options will terminate and be forfeited. Our officers and directors have not informed us whether they intend to exercise any vested options prior to stockholder approval of the plan of liquidation.

•	If you approve the plan of liquidation, our independent directors will become entitled to receive milestone payments if they remain a member of our board of directors and the special committee at certain specified dates, and upon the receipt by our stockholders of at least $11.00 per share in aggregate liquidating distributions. Assuming that these directors receive the maximum amount of milestone payments, they will each receive aggregate payments of up to $100,000.

•	If you approve the plan of liquidation, we will pay Andrea R. Biller and Scott D. Peters retention bonuses of $25,000 and $50,000, respectively, upon the filing of each of our annual and quarterly reports with the SEC during the period of the liquidation process, beginning with the annual report for the year ending December 31, 2005. Additionally, if you approve the plan of liquidation, the Advisor will pay to each of Andrea R. Biller and Scott D. Peters a performance-based bonus of $100,000 upon the receipt by the Advisor of net commissions aggregating $5,000,000 or more from the sale of our properties.

•	The plan of liquidation permits us to sell one or more of our properties to one or more of our affiliates, but only if the transaction is approved by the special committee. If we enter such a transaction, the special committee will only approve the transaction if (i) they determine that the consideration to be received by us in connection with such transaction is fair to us and the transaction is in our best interests, and (ii) we have obtained an appraisal of such asset showing that the proposed sale price is within the appraiser’s range of estimated values for the asset, or we have obtained an opinion from Stanger, or another financial advisor with similar qualifications, that the consideration to be received by us in connection with such sale is fair to us from a financial point of view. We expect that the special committee will require that Stanger opine to us, from a financial point of view, as to the fairness of the consideration to be received by us in such transaction or conduct an appraisal of the underlying property. In no event will the special committee approve a transaction if we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the proposed terms. Additionally, if we sell one or more of our properties to unaffiliated third parties or our affiliates, the Advisor, Realty or an affiliate of the Advisor may manage one or more of such properties following their sale, which would entitle the Advisor, Realty or an affiliate of the Advisor to receive additional fees.

•	The Advisor also owns 100 non-voting incentive performance units in the Operating Partnership. These incentive units entitle the Advisor to receive certain incentive distributions from net proceeds from the sale of our properties after our stockholders have received their invested capital, as defined in our Operating Partnership Agreement, plus an 8% return on such invested capital. If you approve the plan of liquidation, after the sale of the Operating Partnership’s assets, and payment of, or adequate provision for, the debts and obligations of the Operating Partnership, the Advisor will receive an incentive performance distribution between approximately $0 and $9,070,000.
      Consequently, our officers and directors and the Advisor are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each were aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Interests in the Liquidation that Differ from Your Interests.”

Opinions of Robert A. Stanger & Co., Inc.
      We engaged Robert A. Stanger & Co., Inc., or Stanger, an independent financial advisor, to render opinions to our board of directors and the special committee as to: (i) whether our net liquidation value range estimate and our estimated per share distribution range are reasonable; and (ii) the fairness of the consideration to be received by us in each agreement for the sale of our properties entered into, and each recent sale of our properties consummated, prior to the date of this proxy statement, from a financial point of view. Stanger concluded that our net liquidation value range estimate and our estimated per share distribution range were reasonable, and that the consideration to be received by us in the sale of the Park Sahara property is fair to us from a financial point of view.
      The Stanger opinions constitute neither a recommendation to you as to how you should vote on the proposals set forth in this proxy statement nor a guarantee as to the actual amount of consideration that will be received by you in each agreement for the sale of our properties. The full text of the opinions, which set forth, among other things, assumptions made, matters considered and limitations on the review undertaken, are attached as Exhibit B to this proxy statement. You are encouraged to read the opinions in their entirety.

RISK FACTORS
      In addition to general risks and the other information contained in this proxy statement, you should carefully consider the following important factors in evaluating the proposals to be voted on at our special meeting.
RISKS THAT MAY DELAY OR REDUCE OUR LIQUIDATING DISTRIBUTIONS
      We currently estimate that our net proceeds from liquidation will range between approximately $452,770,000 and $504,930,000, and you will receive between approximately $10.31 and $11.50 per share in liquidating distributions, which we anticipate paying within 24 months after stockholder approval of the plan of liquidation. However, our expectations about the amount of liquidating distributions that we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to you may be more or less than we estimate in this proxy statement. In addition, the liquidating distributions may be paid later than we predict. In addition to the risks that we generally face in our business, factors that could cause actual payments to be later or lower than we expect include, among others, the risks set forth below:

If any of the parties to our future sale agreements default thereunder, or if these sales do not otherwise close, our liquidating distributions may be delayed or reduced.
      If you approve the plan of liquidation, we will seek to enter into binding sale agreements for all of our properties. The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions. If any of the transactions contemplated by these future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the assets which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for this asset. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating payments to our stockholders would be delayed or reduced.

If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.
      As of the date of this proxy statement, none of our 25 property interests are subject to a binding sale agreement providing for their sale. In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for all of our assets at amounts based on our estimated range of market values for each property. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the property’s market value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our stockholders would be delayed or reduced. Furthermore, the projected liquidating distribution is based upon the Advisor’s estimates of the range of market value for each property, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. The net liquidation proceeds from each property may also be affected by the terms of prepayment or assumption costs associated with debt encumbering each property. In addition, minority ownership matters, transactional fees and expenses, environmental contamination at our properties or unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets.

Decreases in property values may reduce the amount that we receive upon a sale of our assets.
      The underlying value of our interests in office properties may be reduced by a number of factors that are beyond our control, including, without limitation, the following:

•	adverse changes in economic conditions;

•	the financial performance of our tenants, and the ability of our tenants to satisfy their obligations under their leases;

•	potential major repairs which are not presently contemplated;

•	terminations and renewals of leases by our tenants;

•	changes in interest rates and the availability of financing;

•	competition; and

•	changes in real estate tax rates and other operating expenses.
      Any reduction in the value of our properties would make it more difficult for us to sell our assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease or delay the payment of distributions to stockholders.

If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.
      In calculating our estimated liquidating distributions, we assumed that we would maintain the occupancy rates of currently-leased space, that we would be able to rent certain currently available space and that we would not experience any significant tenant defaults during the liquidation process that were not subsequently cured. Negative trends in one or more of these factors during the liquidation process may adversely affect the resale value of the properties, which would reduce our liquidating distributions. To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.

If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.
      Before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. Our board of directors may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. Our board of directors may also decide to establish a reserve fund to pay these contingent claims. The amounts of transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our projected liquidating distributions. To the extent that we have underestimated these costs in calculating our projections, our actual net liquidation value may be lower than our estimated range. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established, payment of liquidating distributions to our stockholders may be delayed or reduced.

Pursuing the plan of liquidation may cause us to fail to qualify as a REIT, which would dramatically lower the amount of our liquidating distributions.
      We value our status as a REIT under the tax code because for so long as we qualify as a REIT and distribute all of our taxable income, we generally would not be subject to federal income tax. While our board of directors does not presently intend to terminate our REIT status prior to the final distribution of our assets and our dissolution, pursuant to the plan of liquidation, our board of directors may take actions which would result in such a loss of REIT status. Upon the final distribution of our assets and our dissolution, our existence and our REIT status will terminate. However, there is a risk that if the plan of liquidation is approved, our actions in pursuit of the plan of liquidation may cause us to fail to meet one or more of the requirements that must be met in order to qualify as a REIT. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We may encounter difficulties satisfying these requirements as part of the liquidation process. In addition, in selling our assets, we may recognize ordinary income in excess of the cash received, especially after deducting from those cash proceeds any amounts that we are contractually obligated to immediately repay to the lenders under any credit facility. The REIT rules require us to pay out a large portion of our ordinary income in the form of a dividend to stockholders. However, to the extent that we recognize ordinary income without any cash available for distribution, and if we are unable to borrow to fund the required dividend or find another alternative way to meet the REIT distribution requirements, we may cease to qualify as a REIT. While we expect to comply with the requirements necessary to qualify as a REIT in any taxable year, if we are unable to do so, we will, among other things (unless entitled to relief under certain statutory provisions):

•	not be allowed a deduction for dividends paid to stockholders in computing our taxable income;

•	be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

•	be subject to increased state and local taxes; and

•	be disqualified from treatment as a REIT for the taxable year in which we lose our qualification and for the four following taxable years.
      As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our stockholders.

Pursuing the plan of liquidation may cause us to be subject to federal income tax, which would reduce the amount of our liquidating distributions.
      We generally are not subject to federal income tax to the extent that we distribute to our stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to our taxable income for the year. However, we are subject to federal income tax to the extent that our taxable income exceeds the amount of dividends paid to our stockholders for the taxable year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year, plus 95% of our capital gain net income for that year, plus 100% of our undistributed taxable income from prior years. While we intend to make distributions to our stockholders sufficient to avoid the imposition of any federal income tax on our taxable income and the imposition of the excise tax, differences in timing between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at our taxable income, could cause us to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay federal income and excise taxes. The cost of borrowing or the payment of federal income and excise taxes would reduce the funds available for distribution to our stockholders.

The sale of our assets may cause us to be subject to a 100% excise tax on “prohibited transactions,” which would reduce the amount of our liquidating distributions.
      REITs are subject to a 100% excise tax on any gain from “prohibited transactions,” which include sales or other dispositions of assets held for sale to customers in the ordinary course of the REIT’s trade or business. The determination of whether property is held for sale to customers in the ordinary course of our trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The tax code does provide a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions, but we may not be able to satisfy these conditions. While we do not believe that if our stockholders approve the plan of liquidation any of our property should be considered to be held for sale to customers in the ordinary course of our trade or business, because of the substantial number of properties that would have to be sold and the active marketing that would be necessary, there is a risk that the Internal Revenue Service would seek to treat some or all of the property sales as prohibited transactions, resulting in the payment of taxes by us as described above, in which case the amount available for distribution to our stockholders could be significantly reduced.

Pursuing the plan of liquidation without the consent of the lender on our line of credit could result in non-compliance with covenants in our credit facility.
      Our secured credit facility with a group of banks led by LaSalle Bank National Association, or LaSalle, contains various covenants that could be breached by the plan of liquidation. The credit facility has provisions that could prohibit us from disposing of all or any substantial part of our assets to any other person, and from paying distributions or making liquidating distributions while we are in default. Additionally, the amount of our indebtedness cannot exceed 70% of the value of our total assets. Therefore, as we sell our assets, the maximum amount of our total debt, including the amount that we can borrow under the credit facility, will be reduced. As a result, we may be required to apply most or all of our net proceeds from the initial sales of our assets to repay our obligations under the credit facility, which may delay our liquidating distributions to you.
      We have requested that LaSalle modify or waive the covenants that could be breached if we pursue the plan of liquidation. We face the risk that LaSalle will not agree to the necessary amendments or waivers of those covenants. If LaSalle does not amend the credit facility or waive its rights under that agreement, we expect to pursue the plan of liquidation even though this could create an event of default under the credit facility. In that event, we would continue to negotiate with LaSalle in an attempt to amend the credit facility. However, we face the risk that these negotiations will not be successful. If non-compliance with covenants in the credit facility occurs, LaSalle would be able to exercise a variety of remedies, including, without limitation, increasing the base rate of interest on our outstanding debt, preventing us from borrowing additional amounts under the credit facility, or declaring an event of default. An event of default by us permits LaSalle, to, among other things, terminate the credit facility and require immediate repayment of the borrowed amounts thereunder. If LaSalle does not agree to a modification, we may, therefore, have to sell our properties at prices less than the low end of our estimate of their range of market values, which would reduce the amount of liquidating distributions received by you.

The pending Securities and Exchange Commission investigation of the Advisor could result in lawsuits or other actions against us or our affiliates.
      On September 16, 2004, the Advisor learned that the Securities and Exchange Commission, or the SEC, is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from the Advisor relating to disclosure in securities offerings (including offerings by T REIT, Inc., A REIT, Inc. and us) and the exemption from the registration requirements of the Securities Act for the private offerings in which the Advisor and its affiliated entities were involved. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by the Advisor. The Advisor has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could result in fines, penalties or administrative remedies imposed on us, which could reduce and/or delay the amount of distributions under the plan of liquidation.

We expect to incur increasingly significant costs in connection with Sarbanes-Oxley compliance and we may become subject to liability for any failure to comply.
      The Sarbanes-Oxley Act and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies have increased the costs of corporate governance, reporting and disclosure practices which are now required of us. We expect that our efforts to comply with the Sarbanes-Oxley Act and applicable laws and regulations will continue to involve significant, and potentially increasing, costs. In addition, these laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing its risks of liability and potential sanctions.
      While we are not aware of any material non-compliance with the Sarbanes-Oxley Act and related laws and regulations, we were formed prior to the enactment of these new corporate governance standards and as a result we did not have all necessary procedures and policies in place at the time of their enactment. Any failure to comply could result in fees, fines, penalties or administrative remedies, which could reduce and/or delay the amount of distributions under the plan of liquidation.

If we are unable to retain the Advisor, our executives and sufficient staff members to complete the plan of liquidation, our liquidating distributions might be delayed or reduced.
      Our day-to-day operations are managed by the Advisor. We have no employees and our executive officers are all employees of the Advisor. We face the risk that we may lose the services of the Advisor and consequently our executive officers and sufficient staff members. The Advisory Agreement with the Advisor expired on July 22, 2005. The Advisor has proposed that we bear additional costs under the terms of any new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with the Advisor in response to its proposal. Pending agreement on the terms of a renewal of the Advisory Agreement, the Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. If the plan of liquidation is approved by our stockholders, the Advisor has agreed to continue to provide such services to us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. However, as of the date of this proxy statement we have not renewed the Advisory Agreement, and we face the risk that the Advisor will not continue to provide services to us. If we are unable to retain the services of the Advisor throughout the period of the liquidation process, we may be unable to complete the plan of liquidation in as expeditious a manner as might otherwise be the case or on terms as favorable to us as the Advisor may be able to do so, because of the loss of the Advisor’s experience and familiarity with our assets and business. In addition, we would also incur transitional costs if we were either to become self-managed or enter an advisory relationship with a new advisor.
      Even if we are able to retain the services of the Advisor throughout the period of the liquidation process, our ability to complete the plan of liquidation in a timely manner also depends on the continued services of our executive officers. Our ability to complete any sales, to locate qualified buyers for our other assets and to negotiate and complete any such sales, depends to a large extent upon the experience and abilities of our executive officers, including, without limitation, Andrea R. Biller and Scott D. Peters, their familiarity with our assets, our counter-parties to any sale agreements and the market for our properties, and their ability to efficiently manage the professionals in the process as well as the Advisor. We face the risk that the Advisor’s employees may seek other employment rather than remain with the Advisor throughout the period of the liquidation process. If the Advisor is unable to retain appropriate qualified key executives and staff to complete our plan of liquidation in a reasonably expeditious manner, liquidating distributions might be delayed or reduced. Furthermore, the fees to be paid to the Advisor pursuant to the Advisory Agreement is based in part upon the value of our assets managed by the Advisor. As we sell our properties during the period of the liquidation process, the Advisor’s fees for managing our portfolio of properties will decrease. Accordingly, we face the risk that the Advisor will reassign certain of our executive officers to the management of other entities advised by the Advisor, and/or that the Advisor may reduce the number or the amount of resources dedicated to the management of our properties as we sell our assets during the period of the liquidation process. Moreover, we face the risk that the Advisor will not continue to provide services to us upon the transfer of our assets to a liquidating trust. If we lose the services of our executive officers or if we do not have sufficient resources dedicated to our management, we may be unable to complete the plan of liquidation in as expeditious a manner as we anticipate and, therefore, any liquidating distributions received by you may be delayed and/or reduced.

You may not receive any profits resulting from the sale of one or more of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.
      If you approve the plan of liquidation, you may experience a delay before receiving your share of the net proceeds of such liquidation. In a liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We do not have any limitations or restrictions on taking such purchase money obligations. To the extent we receive promissory notes or other property in lieu of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. We may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such event, you may experience a delay in the distribution of the net proceeds of a sale until such time as the installment payments are received.
OTHER RISKS OF THE PROPOSALS

Our entity value may be adversely affected by adoption of the plan of liquidation.
      Once our stockholders approve the plan of liquidation, we will be committed to winding-up our operations. This may adversely affect the value that a potential acquirer might place on us. It may also preclude other possible courses of action not yet identified by our board of directors or the special committee.

There can be no assurance that our adoption of the plan of liquidation will result in greater returns to you on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.
      If our stockholders approve the plan of liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While our board of directors and the special committee each believe that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, such belief relies on certain assumptions and judgments concerning future events. Therefore, it is possible that continuing with the status quo or pursuing one or more of the other alternatives could provide you with a greater return within a reasonable period of time. In that case, we will be foregoing those attractive opportunities if we implement the plan of liquidation. If the plan of liquidation is not approved by you and our other stockholders, our board of directors and the special committee intends to evaluate our remaining strategic alternatives.

Our board of directors may amend the plan of liquidation even if you approve it.
      Even if you vote to approve the plan of liquidation, our board of directors may amend the plan of liquidation without further stockholder approval, to the extent permitted by Maryland law. Thus, to the extent that Maryland law permits us to do so, we may decide to conduct the liquidation differently than described in this proxy statement.

Our board of directors will have the authority to sell our assets under terms less favorable that those assumed for the purpose of estimating our net liquidation value range.
      If our stockholders approve the plan of liquidation, our directors will have the authority to sell any and all of our assets on such terms and to such parties as our board of directors determines in its sole discretion. Notably, you will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

Approval of the plan of liquidation may lead to stockholder litigation which could result in substantial costs and distract our management.
      Historically, extraordinary corporate actions by a company, such as our proposed plan of liquidation, sometimes lead to securities class action lawsuits being filed against that company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if stockholders approve the plan of liquidation. As of the date of this proxy statement no such lawsuits relative to the plan of liquidation were pending. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will divert management’s attention from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the amount of any such damages, however, if applicable, they may be significant and may reduce our cash available for distribution.

Our officers and directors and the Advisor have conflicts of interest that may influence their support of the plan of liquidation and may cause them to manage our liquidation in a manner not solely in the best interests of our stockholders.
      In considering the recommendations of our board of directors and the special committee with respect to the plan of liquidation proposal, you should be aware that some of our directors and officers and the Advisor have interests in the liquidation that are different from your interests as a stockholder. Our board of directors and the special committee are aware of these actual and potential conflicts of interest. Some of the conflicts of interest presented by the liquidation are summarized below.
      One of our directors and three of our executive officers are members of the Advisor’s board of managers and all of our executive officers are employees of the Advisor. We currently do not pay any direct compensation to our executive officers, outside of the officer and employee stock option plan and the 2004 incentive award plan. Instead, such executive officers are compensated by the Advisor. Moreover, Anthony W. Thompson, the chairman of our board of directors, and our chief executive officer and president, until his resignation as our chief executive officer and president effective as of December 19, 2005, is the chief executive officer of the Advisor. Mr. Thompson will continue to be actively involved on our behalf as the chairman of our board of directors and as the chief executive officer and chairman of the Advisor. Additionally, certain of our management collectively own approximately 40% of the equity of the Advisor.
      The Advisor receives compensation under an Advisory Agreement. The Advisor has engaged Realty to perform certain services for us. Based on the estimated sales prices of our properties, if you approve the plan of liquidation, in accordance with the terms of the Advisory Agreement, we will pay fees to Realty, that we estimate will be between approximately $13,535,000 and $14,479,000 for disposing of our property interests, of which 75% will be passed through to the Advisor pursuant to an agreement between Realty and the Advisor, or the Realty-Triple Net Agreement.
      The Advisor and Realty also have agreements with certain affiliated co-owners of our properties, pursuant to which Realty will also receive fees for the disposition of the affiliated co-owners’ interests in the underlying property. Based on our estimated sales prices, we estimate that the disposition fees that will be received by Realty from the affiliated co-owners will range between approximately $2,237,000 and $2,332,000, of which 75% will be passed through to the Advisor pursuant to the Realty-Triple Net Agreement. Moreover, if we sell one or more of our properties to one or more of our affiliates, the Advisor and Realty may receive additional fees from the purchaser of the underlying property.
      The Advisor will also be entitled to distributions estimated to be between approximately $239,000 and $266,000 to be received as liquidating distributions for 23,138 shares of our common stock held by the Advisor.

      Our executive officers and directors own a total of 24,000 shares of our common stock, for which we estimate they will receive distributions of between approximately $247,000 and $276,000 in connection with our liquidation.
      Our independent directors own a total of 51,000 unvested shares of restricted common stock granted pursuant to our 2004 incentive award plan. If you approve the plan of liquidation, these unvested restricted shares will become vested, and will entitle our independent directors to collectively receive estimated distributions of between approximately $526,000 and $587,000 in connection with our liquidation.
      Under the independent director stock option plan and the officer and employee stock option plan as of September 30, 2005, we have granted options to purchase an aggregate of 80,000 shares at a weighted average exercise price of $9.00 per share to certain of our independent directors, of which 40,000 are vested and remain outstanding, and 340,000 shares at a weighted average exercise price of $9.00 per share to certain of our officers, of which 65,000 are vested and remain outstanding. Upon stockholder approval of the plan of liquidation, both stock option plans will terminate and any outstanding options will terminate and be forfeited. Our officers and directors have not informed us whether they intend to exercise any vested options prior to stockholder approval of the plan of liquidation.
      If you approve the plan of liquidation, our independent directors will become entitled to receive milestone payments if they remain a member of our board of directors and the special committee at certain specified dates, and upon the receipt by our stockholders of at least $11.00 per share in aggregate liquidating distributions. Assuming that these directors receive the maximum amount of milestone payments, they will each receive aggregate payments of up to $100,000.
      If you approve the plan of liquidation, we will pay Andrea R. Biller and Scott D. Peters retention bonuses of $25,000 and $50,000, respectively, upon the filing of each of our annual and quarterly reports with the SEC during the period of the liquidation process, beginning with the annual report for the year ending December 31, 2005. Additionally, if you approve the plan of liquidation, the Advisor will pay to each of Andrea R. Biller and Scott D. Peters a performance-based bonus of $100,000 upon the receipt by the Advisor of net commissions aggregating $5,000,000 or more from the sale of our properties.
      The plan of liquidation permits us to sell one or more of our properties to one or more of our affiliates, but only if the transaction is approved by the special committee. If we enter such a transaction, the special committee will only approve the transaction if (i) they determine that the consideration to be received by us in connection with such transaction is fair to us and the transaction is in our best interests, and (ii) we have obtained an appraisal of such asset showing that the proposed sale price is within the appraiser’s range of estimated values for the asset, or we have obtained an opinion from Stanger, or another financial advisor with similar qualifications, that the consideration to be received by us in connection with such sale is fair to us from a financial point of view. We expect that the special committee will require that Stanger opine to us, from a financial point of view, as to the fairness of the consideration to be received by us in such transaction or conduct an appraisal of the underlying property. In no event will the special committee approve a transaction if we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the proposed terms. Additionally, if we sell one or more of our properties to unaffiliated third parties or our affiliates, the Advisor, Realty or an affiliate of the Advisor may manage one or more of such properties following their sale, which would entitle the Advisor, Realty or an affiliate of the Advisor to receive additional fees.
      The Advisor also owns 100 non-voting incentive performance units in the Operating Partnership. These incentive units entitle the Advisor to receive certain incentive distributions from net proceeds from the sale of our properties after our stockholders have received their invested capital, as defined in our Operating Partnership Agreement, plus an 8% return on such invested capital. If you approve the plan of liquidation, after the sale of the Operating Partnership’s assets, and payment of, or adequate provision for, the debts and obligations of the Operating Partnership, the Advisor will receive an incentive performance distribution between approximately $0 and $9,070,000.

      Consequently, our officers and directors and the Advisor are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Additionally, because of the above conflicts of interest, our officers and directors and the Advisor may make decisions or take actions based on factors other than the best interests of our stockholders throughout the period of the liquidation process.

Distributing interests in a liquidating trust may cause you to recognize gain prior to the receipt of cash.
      The REIT provisions of the tax code generally require that each year we distribute as a dividend to our stockholders 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain). Based on our projected accumulated earnings and profits, our liquidating distributions will not qualify as dividends for this purpose unless, among other things, we make such distributions within 24 months after the adoption of the plan of liquidation. Although we anticipate that we will meet this timetable, conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period. In such event, rather than retain our assets and risk losing our status as a REIT, we may elect to contribute our remaining assets and liabilities to a liquidating trust in order to meet the 24-month requirement. We may also elect to contribute our remaining assets and liabilities to a liquidating trust within such 24-month period to avoid the costs of operating as a public company. Such a contribution would be treated as a distribution of our remaining assets to our stockholders, followed by a contribution of the assets to the liquidating trust. As a result, a stockholder would recognize gain to the extent his share of the cash and the fair market value of any assets received by the liquidating trust was greater than the stockholder’s basis in his stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. See “Material United States Federal Income Tax Consequences — Liquidating Trust” on page 71. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder’s gain at the time interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets. In this case, the stockholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the tax code.

Approval of the plan of liquidation will cause our accounting basis to change, which could require us to write-down our assets.
      Once the stockholders approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we must change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.
      In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we may make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.
      Until we determine that the plan of liquidation is about to be approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.
      Writing down our assets could make it more difficult to negotiate amendments to our credit agreements or result in defaults under any restructured credit agreements that we may enter. In addition, write-downs in our assets could reduce the price that a third party would be willing to pay to acquire your shares or our assets.

We may be unable to sell jointly held properties at our expected value.
      We currently have investments in undivided TIC interests. We account for these interests using the equity method of accounting. As of September 30, 2005, the book value of these properties was $40,777,000. Because of the nature of joint ownership, we may need to agree with our co-owners on the terms of each property sale before such sale can be effected. There can be no assurance that we will agree with our co-owners on satisfactory sales terms for any of the properties. If the parties are unable to agree, the matter could ultimately go before a court of law, and a judicial partition could be sought. A failure to reach agreement with these parties regarding the sales terms of these properties may delay or reduce our liquidating distribution.

Stockholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.
      If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the excess, limited to the amounts previously received by the stockholder in distributions from us or the liquidating trust.
      If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction to prevent us from making distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidation trust under the plan of liquidation.

We may have underestimated the amount of prepayment fees or defeasance charges on our mortgages.
      In calculating our estimated net liquidation value range and our estimated per share distribution range, we have assumed that the purchasers of our properties will assume certain mortgages on the underlying property, which contain penalties in the event of the prepayment of those mortgages. The sale of our properties pursuant to the plan of liquidation will trigger these penalties unless the purchasers assume (and/or are allowed to assume) the corresponding mortgage. We may be unsuccessful in negotiating the assumption of any underlying mortgages in the sale of any of our properties, which could negatively effect the amount of cash available for distribution pursuant to the plan of liquidation. The total amount of prepayment fees or defeasance charges on our mortgages, which we may be liable for, is approximately $15,479,000.

RISKS OF OUR BUSINESS

Erroneous disclosures in the prior performance tables in our public offerings could result in lawsuits or other actions against us which could have a material adverse effect upon our business and results of operations.
      In connection with our initial and second public offerings of common stock conducted through best efforts offerings from July 22, 2002 through April 30, 2004, we disclosed the prior performance of all public and non-public investment programs sponsored by the Advisor. The Advisor has recently determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. In general, the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by the Advisor have invested either along side or in other programs sponsored by the Advisor. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, for the private programs, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment, certain operating expenses were not reflected in the operating results, and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of the Advisor’s program and aggregate portfolio operating results. The overstatement of results could result in lawsuits or other actions against us which could have a material adverse effect upon our business and results of operations.
      The special committee and our board of directors have reviewed, and continue to review, issues relating to addressing these errors in the prior performance tables. If our stockholders do not approve the plan of liquidation, we expect that the special committee and our board of directors will continue to review the issues relating to these errors.

If we cannot successfully negotiate an extension of the Advisory Agreement, the services of the Advisor could be discontinued, which may increase our operating expenses.
      We are externally advised by the Advisor pursuant to an Advisory Agreement that expired on July 22, 2005. The Advisor has proposed that we bear additional costs under the terms of any new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with the Advisor in response to its proposal. Pending agreement on the terms of a renewal of the Advisory Agreement, the Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. If the plan of liquidation is approved by our stockholders, the Advisor has agreed to continue to provide such services to us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. However, if the plan of liquidation is not approved and we are unable to successfully negotiate an extension of the Advisory Agreement on terms at least as favorable to us as our current Advisory Agreement, or at all, our operating expenses may increase. In such event, we would also likely incur certain transitional costs if we were either to become self-managed or enter an advisory relationship with a new advisor.

Distributions by us may include a return of capital.
      Distributions payable to stockholders may include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a stockholder’s basis. Distributions in excess of tax basis will generally constitute capital gain.

Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment and you may lose some or all of your investment.
      By owning shares of our common stock, our stockholders will be subjected to the risks associated with owning real estate. Ownership of real estate is subject to significant risks. The performance of your investment in us is subject to risks related to the ownership and operation of real estate, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.
      If our assets decrease in value, the value of your investment will likewise decrease and you could lose some or all of your investment.

Our properties face significant competition.
      We face significant competition from other owners, operators and developers of office properties. All or substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may cause their owners to rent space at lower rental rates than those charged by us or to provide greater tenant improvement allowances or other leasing concessions. As a result, we may be required to provide rent concessions, incur charges for tenant improvements and other inducements, or we may not be able to timely lease the space, all of which would adversely impact our results of operations, liquidity and financial condition, which could reduce distributions to our stockholders. In the event that we elect to acquire additional properties, we will compete with other buyers who are also interested in acquiring such properties, which may result in an increase in the cost that we pay for such properties or may result in us ultimately not being able to acquire such properties. At the time we elect to dispose of one or more of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return.

Competition with entities that have greater financial resources may limit our investment opportunities.
      We compete for investment opportunities with entities with substantially greater financial resources. These entities may be able to accept more risk than we can manage wisely. This competition may limit the number of suitable investment opportunities offered to us. This competition also may increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire properties. In addition, we believe that competition from entities organized for purposes similar to ours has increased and is likely to increase in the future.

We depend upon our tenants to pay rent, and their inability to pay rent may substantially reduce our revenues and cash available for distribution to our stockholders.
      Our investments in office properties are subject to varying degrees of risk that generally arise from the ownership of real estate. The underlying value of our properties and the ability to make distributions to our stockholders depend upon the ability of the tenants of our properties to generate enough income in excess of their operating expenses to make their lease payments to us. Changes beyond our control may adversely affect our tenants’ ability to make lease payments and, consequently, would substantially reduce both our income from operations and our ability to make distributions to our stockholders. These changes include, among others, the following:

•	downturns in national, regional or local economic conditions where our properties are located, which generally will negatively impact the demand for office space and rental rates;

•	changes in local market conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for office properties, making it more difficult for us to lease space at attractive rental rates or at all;

•	competition from other available office properties, which could cause us to lose current or prospective tenants or cause us to reduce rental rates;

•	the ability to pay for adequate maintenance, insurance, utility, security and other operating costs, including real estate taxes and debt service payments, that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from a property; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
      Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments. A default by a tenant or the failure of a tenant’s guarantor to fulfill its obligations, or other early termination of a lease could, depending upon the size of the leased premises and the Advisor’s ability to successfully find a substitute tenant, have a material adverse effect on our revenues and cash available for distribution to its members. Moreover, as of September 30, 2005, rent paid by the ten largest tenants at our consolidated properties represented 34.6% of our annualized revenues. The revenues generated by the properties these tenants occupy is substantially dependent on the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency or a general downturn in the business of any of these large tenants may result in the failure or delay of such tenants’ rental payments which may have an adverse impact on our financial performance and our ability to pay distributions to our stockholders.

Lack of diversification and illiquidity of real estate may make it difficult for us to sell underperforming properties or recover our investment in one or more properties.
      Our business is subject to risks associated with investment solely in real estate. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions is limited. We cannot provide assurance that it will be able to dispose of a property when we want or need to. Consequently, the sale price for any property may not recoup or exceed the amount of our investment.

Lack of geographic diversity may expose us to regional economic downturns that could adversely impact our operations or our ability to recover our investment in one or more properties.
      Our portfolio lacks geographic diversity, as we own a majority of our properties in only two states: California and Texas. This geographic concentration of properties exposes us to economic downturns in these regions. A recession in either of these states could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of properties. In addition, our properties may face competition in these states from other properties owned, operated or managed by the Advisor or its affiliates. The Advisor or its affiliates have interests that may vary from our interests in such states.

Our properties depend upon the California economy and the demand for office space.
      As of September 30, 2005, we had a 46.3% concentration of tenants in our California properties based on aggregate annual rental income. We are susceptible to adverse developments in California (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, terrorist targeting of high-rise structures, infrastructure quality, California state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors) and the national and California office space market (such as oversupply of or reduced demand for office space). In addition, the State of California continues to address issues related to budget deficits, shortages of electricity, interruptions in power service, increased energy costs, and the continued solvency of its utility companies, any or all of which may create the perception that the State is not able to effectively manage itself, in turn reducing demand for office space in California. The State of California is also generally regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office space in California. Any adverse economic or real estate developments in California, or any decrease in demand for office space resulting from California’s regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, and our ability to satisfy our debt service obligations and to pay distributions to our stockholders. We cannot assure the continued growth of the California economy or the national economy or our future growth rate.

Losses for which we either could not or did not obtain insurance will adversely affect our earnings and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.
      We endeavor to maintain comprehensive insurance on each of the properties we own, including liability and fire and extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. However, we could still suffer a loss due to the cost to repair any damage to properties that are not insured or are underinsured. There are types of losses, generally of a catastrophic nature, such as losses due to terrorism, wars, earthquakes, floods or acts of God that are either uninsurable or not economically insurable. If such a catastrophic event were to occur, or cause the destruction of one or more of our properties, we could lose both our invested capital and anticipated profits from such property or properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance. Additionally, inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the affected property.

Our co-ownership arrangements with affiliated entities may not reflect solely our stockholders’ best interests and may subject these investments to increased risks.
      We have acquired our interests in the Congress Center, Western Place I & II, One Financial Plaza and Bay View Plaza properties through co-ownership arrangements with one or more affiliates of the Advisor. These acquisitions were financed, in part, by loans under which we are jointly and severally liable for the entire loan amount along with the other co-owners. The terms of these co-ownership arrangements may be more favorable to the co-owner than to our stockholders. In addition, investing in properties through co-ownership arrangements subjects that investment to risks not present in a wholly-owned property, including, among others, the following:

•	the risk that the co-owner(s) in the investment might become bankrupt;

•	the risk that the co-owner(s) may at any time have economic or business interests or goals which are inconsistent with our business interests or goals;

•	the risk that the co-owner(s) may be unable to make required payments on loans under which we are jointly and severally liable; or

•	the risk that the co-owner(s) may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, such as selling a property at a time when it would have adverse consequences to us.
      Actions by co-owner(s) might have the result of subjecting the applicable property to liabilities in excess of those otherwise contemplated and may have the effect of reducing our cash available for distribution to our stockholders. It also may be difficult for us to sell our interest in any co-ownership arrangement at the time we deem best for our stockholders.

There is currently no public market for our common stock. Therefore, it will likely be difficult for you to sell your shares and, if you are able to sell your shares, you will likely do so at a substantial discount from the price you paid.
      There currently is no public market for our common stock. Additionally, our charter contains restrictions on the ownership and transfer of our stock, and these restrictions may inhibit your ability to sell your common stock. It may be difficult for you to sell your shares promptly or at all. If you are able to sell your common stock, you may only be able to do so at a substantial discount from the price you paid.

Our success will be dependent on the performance of the Advisor as well as key employees of the Advisor.
      We are managed by the Advisor, subject to the oversight of our board of directors. Thus, our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of the Advisor and its key employees in finding purchasers for our assets, the discovery and acquisition of investments, the selection of tenants, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. We rely on the management ability of the Advisor and the oversight of our board of directors as well as the management of any entities or ventures in which we co-invest. If the Advisor suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, the Advisor’s ability to allocate time and/or resources to our operations may be adversely affected. If the Advisor is unable to allocate sufficient resources to oversee and perform our operations for any reason, our results of operations would be adversely impacted.

Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow, and restrictive covenants in our loan documents may restrict our operating or acquisition activities.
      We rely on borrowings and other external sources of financing to partially fund the costs of new investments, capital expenditures and other items. As of September 30, 2005, we had $520,640,000 of debt outstanding related to properties in which we have interests, including $58,369,000 of debt to LaSalle. Based upon our interest in such properties, our aggregate debt approximates $444,806,000 at September 30, 2005. Subsequent to September 30, 2005, we acquired the Eaton Freeway property utilizing $5,000,000 of mortgage debt. Accordingly, we are subject to the risks normally associated with debt financing, including, without limitation, the risk that our cash flow may not be sufficient to cover required debt service payments. There is also a risk that, if necessary, existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.
      In addition, if we cannot meet our required mortgage payment obligations, the property or properties subject to such mortgage indebtedness could be foreclosed upon by, or otherwise transferred to, our lender, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds.

      The mortgages on our properties contain customary restrictive covenants such as satisfaction of certain total debt-to-asset ratios, secured debt-to-total-asset ratios, and debt service coverage ratios. The mortgages also include provisions that may limit the borrowing subsidiary’s ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, discontinue insurance coverage, change the conduct of its business or make loans or advances to, enter into any transaction of merger or consolidation with, or acquire the business, assets or equity of, any third party. In addition, any future lines of credit or loans may contain financial covenants, further restrictive covenants and other obligations.
      If we materially breach such covenants or obligations in our debt agreements, the lender may, including, without limitation, seize our income from the property securing the loan or legally declare a default on the obligation, require us to repay the debt immediately and foreclose on the property securing the loan. If we were to breach such covenants or obligations, we may then have to sell properties either at a loss or at a time that prevents us from achieving a higher price. Any failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through foreclosure. Additionally, if the lender were to seize our income from the property securing the loan, we would no longer have any discretion over the use of the income, which may adversely impact our ability to fund our distribution payments and possibly cause us to fail to satisfy the REIT distribution requirements.

The pending SEC investigation of the Advisor could result in defaults or alleged defaults under our loan documents or limit our ability to obtain debt financing in the future.
      We rely on debt financing for our acquisition of new investments and for meeting capital expenditure obligations, among other things. The SEC investigation of the Advisor described above, or any related enforcement action by government authorities against the Advisor or us, could result in defaults or alleged defaults under our existing credit facility or loan agreements or could make it more difficult for us to obtain new debt financing or prevent us from satisfying customary debt covenants or conditions required by existing loan documents, including conditions for additional advances.

If we purchase assets at a time when the commercial real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.
      The commercial real estate market is currently experiencing a substantial influx of capital from investors. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

Because some of our principal tenants are U.S. government and state agencies, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants.
      Because some of our principal tenants are U.S. government and state agencies, our properties may have a higher risk of terrorist attack than similar properties that are leased to non-government tenants. Some of our properties could be considered “high profile” targets because of the particular government tenant (e.g., the FBI). Certain losses resulting from terrorist attacks may be uninsurable. Additional terrorism insurance may not be available at a reasonable price or at all.

We depend on the U.S. government for a significant portion of our revenues. Any failure by the U.S. government to perform its obligations or renew its leases upon expiration may harm our cash flow and ability to pay distributions.
      Rent from our government tenants represented 42.1% of our revenues from continuing operations for the nine months ended September 30, 2005. In addition, our government tenants leased 50.5% of our total leased square feet of property as of September 30, 2005. Any default by the U.S. government, or its failure to renew its leases with us upon their expiration, could cause interruptions in the receipt of lease revenue or result in vacancies, or both, which would reduce our revenues and could decrease the ultimate value of the affected property upon sale. Further, failure on the part of a tenant to comply with the terms of a lease may cause us to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms.

An increase in the operating costs of our government-leased properties would harm our cash flow and ability to pay distributions.
      Leased properties in which the tenant is wholly responsible for any increases in operating costs that apply to the property are not typical of the leases entered into through the GSA, the principal leasing agency of the federal government. Under present practice, most GSA leases only cover increases in real estate taxes above a base amount and these GSA leases also increase that portion of the rent applicable to other operating expenses by an agreed upon percentage based upon the Consumer Price Index. Typically, operating expenses in these leases do not include insurance cost. To the extent operating costs other than real estate taxes and insurance increase at a rate greater than the specified percentage, our cash flow would be harmed and our ability to pay distributions may be harmed.

Increasing competition for the acquisition of government-leased properties may impede our ability to make future acquisitions or may increase the cost of these acquisitions.
      We compete with many other entities for the acquisition of government-leased properties. Our competitors include financial institutions, institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for properties. Our competitors may have greater resources than we do and may be willing to pay more for similar property. In addition, the number of entities and the amount of funds competing for government-leased properties may increase in the future, resulting in increased demand and increased prices paid for these properties. If we are forced to pay higher prices for properties, our profitability may decrease, and our stockholders may experience a lower return on their investment.

Since our cash flow is not assured, we may not pay distributions in the future.
      Our ability to pay distributions may be adversely affected by the risks described herein. We cannot assure you that we will be able to pay distributions in the future at the same level or at all. We also cannot assure you that the level of our distributions will increase over time or the receipt of income from additional property acquisitions will necessarily increase our cash available for distribution to our stockholders.

Our board of directors may alter our investment policies at any time without stockholder approval.
      Our board of directors may alter our investment policies at any time without stockholder approval. Changes to these policies may adversely affect our financial performance and our ability to maintain or pay distributions.

Our past performance is not a predictor of our future results.
      Neither the track record of the Advisor in managing us, nor its performance with entities similar to ours shall imply or predict (directly or indirectly) any level of our future performance or the future performance of the Advisor. The Advisor’s performance and our performance is dependent on future events and is, therefore, inherently uncertain. Past performance cannot be relied upon to predict future events for a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics relevant to buyers and sellers of assets, varying degrees of competition and varying circumstances pertaining to the capital markets.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control.
      Certain provisions of Maryland law and our charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of performance.

The conflicts of interest described below may mean we will not be managed solely in the best interests of our stockholders.
      The Advisor’s officers and members of its board of managers have conflicts of interest relating to the management of our business and properties. Accordingly, those parties may make decisions or take actions based on factors other than in the best interests of our stockholders. The Advisor also advises T REIT, Inc., NNN 2002 Value Fund, LLC and NNN 2003 Value Fund, LLC and other private TIC and other programs that may compete with us or otherwise have similar business interests and/or investment objectives. Some of the Advisor’s officers and managers also serve as officers and directors of T REIT and NNN 2003 Value Fund, LLC. Mr. Thompson and the members of the board of managers and key executives of the Advisor collectively own approximately 40% of the Advisor. As officers, directors, managers and partial owners of entities that do business with us or that have interests in competition with our own interests, these individuals will experience conflicts between their obligations to us and their obligations to, and pecuniary interests in, the Advisor and its affiliated entities. These conflicts of interest could:

•	limit the time and services that the Advisor devotes to us, because the Advisor will be providing similar services to T REIT, Inc., NNN 2002 Value Fund, LLC and NNN 2003 Value Fund, LLC and other real estate programs and properties;

•	impair our ability to compete for tenants in geographic areas where other properties are advised by the Advisor and its affiliates; and

•	impair our ability to compete for the acquisition of properties with other real estate entities that are also advised by the Advisor and its affiliates.
      If the Advisor or its affiliates breach their fiduciary obligations to us, we may not meet our investment objectives, which could reduce the expected cash available for distribution to our stockholders.

The absence of arm’s length bargaining may mean that our agreements are not as favorable to our stockholders as these agreements otherwise would have been.
      Any existing or future agreements between us and the Advisor, Realty or their affiliates were not and will not be reached through arm’s length negotiations. Thus, such agreements may not solely reflect your interests as a stockholder. For example, the Advisory Agreement was not the result of arm’s length negotiations. As a result, this agreement may be relatively more favorable to the Advisor than to us.

If we fail to qualify as a REIT, our stockholders could be adversely affected.
      We have elected to be taxed as a REIT. To maintain REIT status, we must satisfy a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, the following:

•	that the gross income and investments of a REIT are largely real estate related, including mortgages secured by real estate;

•	that a REIT distributes substantially all its ordinary taxable income to its stockholders on a current basis; and

•	that the REIT’s equity ownership is not overly concentrated.
      Due to the complex nature of these rules, the available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and changes in our business, no assurance can be given that we will qualify as a REIT for any particular year.
      If we fail to qualify as a REIT, we will be taxed as a regular corporation, and distributions to our stockholders will not be deductible in computing our taxable income. The resulting corporate income tax liabilities could materially reduce the distributable cash flow to our stockholders and funds available for reinvestment. Moreover, we might not be able to elect to be treated as a REIT for the next four taxable years after the year during which we ceased to qualify as a REIT. In addition, if we later requalified as a REIT, we might be required to pay a full corporate-level tax on any unrealized gains in our assets as of the date of requalification and to make distributions to our stockholders equal to any earnings accumulated during the period of non-REIT status. If we do not maintain our status as a REIT, we will not be required to make distributions to our stockholders.

We may not be able to meet, or we may need to incur borrowings that would otherwise not be incurred to meet, REIT minimum distribution requirements.
      In order to qualify and maintain our qualification as a REIT, we are required to distribute to our stockholders at least 90% of our annual ordinary taxable income. In addition, the Code will subject us to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year, and (iii) 100% of our undistributed taxable income from prior years.
      We expect our income, if any, to consist almost solely of our portion of the Operating Partnership’s income, and the cash available for the payment of distributions by us to our stockholders will consist of our portion of cash distributions made by the Operating Partnership. As the general partner of the Operating Partnership, we will determine the amount of any distributions made by the Operating Partnership. However, we must consider a number of factors in making such distributions, including:

•	the amount of the cash available for distribution;

•	the impact of such distribution on other partners of the Operating Partnership;

•	the Operating Partnership’s financial condition;

•	the Operating Partnership’s capital expenditure requirements and reserves therefor; and

•	the annual distribution requirements contained in the Code necessary to qualify and maintain our qualification as a REIT.
      Differences in timing between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses when determining our taxable income, as well as the effect of nondeductible capital expenditures, the creation of reserves, the use of cash to purchase shares under our share redemption program or required debt amortization payments, could result in our having taxable income that exceeds cash available for distribution.
      In view of the foregoing, we may be unable to meet the REIT minimum distribution requirements and/or avoid the 4% excise tax described above. In certain cases, we may decide to borrow funds in order to meet the REIT minimum distribution and/or avoid the 4% excise tax even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations.

Because of our inability to retain earnings, we will rely on debt and equity financings for acquisitions. If we do not have sufficient capital resources from such financings, our growth may be limited.
      In order to maintain our qualification as a REIT, we are required to distribute to our stockholders at least 90% of our annual ordinary taxable income. This requirement limits our ability to retain income or cash flow from operations to finance the acquisition of new investments. We will explore acquisition opportunities from time to time with the intention of expanding our operations and increasing our profitability. We anticipate that we will use debt and equity financing for such acquisitions because of our inability to retain significant earnings. Consequently, if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire new investments and expand our operations will be adversely affected.

We may be harmed by changes in tax laws applicable to REITs, or the reduced 15% tax rate on certain corporate dividends.
      Changes to the laws and regulations affecting us, including changes to securities laws and changes to the Code applicable to the taxation of REITs may harm our business. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.
      Generally, distributions paid by REITs are not eligible for the 15% U.S. federal income tax rate on certain corporate dividends, with certain exceptions. The more favorable treatment of regular corporate dividends could cause domestic non-corporate investors to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether the reduced 15% tax rate on certain corporate dividends will affect the value of our common stock or what the effect will be.

We may incur a 100% tax on any prohibited transactions.
      We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business, which effectively limits our ability to sell properties other than on a selected basis. These restrictions on our ability to sell our properties could have an adverse effect on our financial position, results from operations, cash flows, and ability to repay indebtedness and to pay distributions to our stockholders. We believe that none of our portfolio assets are held-for-sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “might,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions.

      Among many other examples, the following statements are examples of the forward-looking statements in this document:

•	all predictions of the amount of liquidating distributions to be received by stockholders;

•	all statements regarding future dividend rates;

•	all statements regarding our ability to continue to qualify as a REIT;

•	all statements regarding how our board of directors or the special committee will interpret and comply with the terms of the plan of liquidation;

•	all statements regarding the timing of asset dispositions and the sales price we will receive for assets; and

•	all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.
      You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond our control. Many relevant risks are described under the caption “Risk Factors” on page 14. as well as throughout this proxy statement and the incorporated documents, and you should consider these important cautionary factors as you read this document.
      Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:

•	uncertainties relating to our asset portfolio;

•	uncertainties relating to our operations;

•	uncertainties relating to the implementation of our liquidation strategy;

•	uncertainties relating to domestic and international economic and political conditions;

•	uncertainties relating to the SEC investigation of the Advisor;

•	uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

•	other risks detailed from time to time in our reports filed with the SEC. Please refer to our SEC filings for a description of such factors.
      The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.
THE SPECIAL MEETING
      The enclosed proxy is solicited by our board of directors for use in voting at the special meeting of stockholders to be held on [                    ], 2006 at 9:00 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials were mailed to stockholders on or about [                    ], 2006.

      No director has informed us that he intends to oppose any action intended to be taken by us. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may be made by mail or by telephone or personal interview by certain of our directors, officers and regular employees, none of whom will receive additional compensation for these services. We have retained Ellen Philip Associates to assist us in connection with the solicitation of proxies for the special meeting. We have agreed to pay approximately $20,000 for such services. We will bear the cost of solicitation of proxies. If the adjournment proposal has been approved and the special meeting is adjourned or postponed, we may solicit additional proxies during the adjournment period.
Voting and Revocability of Proxies
      When proxies are properly dated, executed and returned, the shares they represent will be voted at the special meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR approval of the plan of liquidation proposal and FOR approval of the adjournment proposal. In addition, if other matters come before the special meeting, the persons named in the accompanying proxy will vote in accordance with their discretion with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the special meeting, by giving written notice to the secretary of the company prior to the special meeting or by delivering a later dated, properly executed proxy (including an electronically or telephonically authorized proxy).
      Each share of common stock outstanding at the close of business on [                    ], 2006, the record date, is entitled to one vote on all matters coming before the special meeting. If a share is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. A stockholder may abstain with respect to each item, including the plan of liquidation proposal, submitted for stockholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of an item. The effect of abstentions on the result of the vote with respect to a proposal depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). To obtain approval of the plan of liquidation proposal, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the proposal. An abstention from the vote on the proposal would have the same effect as a vote against the proposal.
      Except for certain items for which brokers are prohibited from exercising their discretion, a broker who holds shares in “street name” has the authority to vote on routine items when it has not received instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes. If the broker crosses out, does not vote with respect to, or is prohibited from exercising its discretion, resulting in a broker non-vote, the effect of the broker non-vote on the result of the vote depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy, but does not vote or abstain with respect to a proposal and does not cross out the proposal, the proxy will be voted “for” all of the proposals and in the proxy holder’s discretion with respect to any other matter that may come before the meeting or any adjournments or postponements thereof. Approval of the sale of all of the assets of a corporation and the dissolution of a corporation are both matters for which brokers are prohibited from exercising their discretion. Therefore, stockholders will need to provide brokers with specific instructions on whether to vote in the affirmative for or against the plan of liquidation proposal.
      To obtain approval of the plan of liquidation, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the plan of liquidation proposal. A stockholder’s failure to return this proxy statement or give instructions to his or her broker or abstention from voting will have the same effect as an affirmative vote against this proposal and, consequently, the plan of liquidation.

      If a quorum is present, a majority of the votes of common stockholders cast at the special meeting is required to approve the adjournment proposal. A vote for the plan of liquidation proposal does not count as a vote for the adjournment proposal, nor vice versa. Approval of the adjournment proposal is not a condition to the plan of liquidation proposal. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of liquidation proposal.
      Assuming a quorum is present, a majority of the votes of common stockholders cast at the special meeting is sufficient to take or authorize action upon any other matter that may properly come before the special meeting, unless our charter, our bylaws or Maryland law requires a greater number for matters of that type.
      Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the special meeting in person.
      Voting by Mail — stockholders may authorize a proxy by completing the attached proxy card and mailing it to us in the enclosed self-addressed postage-paid return envelope.
      Voting by Fax — stockholders may authorize a proxy by completing the attached proxy card and faxing it to the company at (212) 645-8046.
      Voting by Telephone — stockholders may authorize a proxy by telephone by dialing toll-free 1-866-407-4365 until 5:00 p.m. Eastern Standard Time on [                    ], 2006. The touch-tone telephone proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by telephone.
      Voting by Internet — stockholders may authorize a proxy electronically using the Internet at https://www.proxyvotenow.com/greit 5:00 p.m. Pacific Daylight Time on [                    ], 2006. The Internet proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. stockholders should have their proxy card available when authorizing a proxy by the Internet.
Record Date and Number of Shares Outstanding
      As of the date of this proxy statement, we had 43,920,000 shares of common stock issued and outstanding. Only stockholders of record at the close of business on [                    ], 2006 will be entitled to vote at the special meeting.
PLAN OF LIQUIDATION PROPOSAL
General
      At the special meeting, our stockholders will be asked to consider and vote upon a proposal for approval of the plan of liquidation. If our stockholders approve the plan of liquidation proposal we will implement the plan of liquidation. The plan of liquidation provides that we will sell all of our assets (including, without limitation, the assets of the Operating Partnership and our subsidiaries) for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed. We will liquidate and dissolve the Operating Partnership and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our Operating Partnership Agreement, our subsidiaries’ charters and the laws of the State of Maryland, the States of California, Delaware, Florida, Illinois, Missouri, Nebraska, Nevada, Pennsylvania, Texas and Washington, and the Commonwealth of Virginia, as applicable. We will use the remaining proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. After selling all of our assets, distributing our assets pursuant to the terms of our Operating Partnership Agreement, paying of all of our known liabilities and expenses, and making reasonable provision for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to you pursuant to the terms of our charter. We believe that the total amount that we will distribute to you after approval of the plan of liquidation will be between an aggregate of approximately $452,770,000 and $504,930,000 or between $10.31 and $11.50 per share. However, we cannot be sure how many liquidating distributions will be made, or when they will be made. Moreover, as of September 30, 2005, our financial advisor, Stanger, has estimated that our probable liquidation value per share is approximately $10.46.
      We expect to sell all of our assets during the 24-month period following your approval of the plan of liquidation. At that point, we expect to terminate our registration under the Exchange Act, cease filing reports with the SEC, and file articles of dissolution with the State of Maryland when appropriate. However, we cannot be certain that we can complete our liquidation in that period of time. Furthermore, the plan of liquidation authorizes our board of directors to create a reserve fund for the payment of unknown or contingent liabilities and, if such a reserve fund is created, the final payout of the fund’s unclaimed assets to our stockholders may not occur for three or more years following the filing of our articles of dissolution. Finally, if we cannot dispose of our assets and pay or provide for our liabilities within 24 months after approval by our stockholders of the plan of liquidation, or if our board of directors and the special committee otherwise determines that it is advantageous to do so before the end of such 24-month period, we may transfer our remaining assets and liabilities to a liquidating trust. If we transfer our assets to a liquidating trust, our stockholders will receive identical beneficial interests in the liquidating trust. These interests generally will not be transferable. The liquidating trust would be managed by one or more trustees designated by the special committee and would continue the process of selling our assets and paying or providing for payment of our liabilities. Any proceeds from the sale of our assets remaining after payment of our liabilities would be distributed to the holders of beneficial interests in the liquidating trust.
Background of the Plan of Liquidation

Overview
      As set forth in our original registration statement filed in 2002, we were formed with the intent to have our board of directors determine by July 1, 2008 whether our common stock should be listed on a national stock exchange, quoted on a quotation system of a national securities association or merged with an entity whose shares are so listed or quoted. At that time, we intended that if we were not so listed or quoted by 2012, we would submit for your vote a proposal to liquidate our company. In February 2004, we began to evaluate the possibility of pursuing an underwritten offering and listing of our common stock on a national securities exchange, and on February 8, 2004, a special committee of our independent directors at that time was formed to evaluate this alternative. In late 2004 the special committee broadened the scope of its examination and began to generally examine the strategic alternatives reasonably available to us, including the alternative of liquidating all of our assets. We initiated this examination at this time, rather than waiting until 2008 because of the inherent uncertainty of the future and our view of (i) the current market conditions, (ii) the current increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the current possible need to reduce our monthly distributions, and (iv) the other factors discussed below.
      On February 10, 2005, the special committee engaged a financial advisor, Stanger, to assist our board of directors and the special committee in identifying, and to provide an evaluation of, the strategic alternatives reasonably available to us at this time. Additionally, on June 30, 2005 and November 7, 2005, the special committee further engaged Stanger to prepare an estimated per share net asset value analysis of our company, and to perform financial advisory services in connection with our liquidation, respectively.
      On December 19, 2005, our board of directors and the special committee each unanimously determined that the terms of the plan of liquidation are fair to, and in your best interests and approved the plan of liquidation. The decision of our board of directors and the special committee to seek a dissolution following the sale of all of our assets was made after considering various strategic alternatives reasonably available to us at this time, including the following:

•	liquidating all of our assets;

•	continuing under the current business plan;

•	seeking to dispose of our assets through a merger or a portfolio sale;

•	listing shares of our common stock on a national stock exchange or on a quotation system of a national securities association;

•	raising additional debt financing;

•	issuing additional equity; or

•	converting from an externally-advised to an internally-advised structure.
As discussed more fully below, our board of directors and the special committee each concluded that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.

Chronology of Events
      The decision of the special committee and our board of directors to seek your approval for the plan of liquidation followed a lengthy process in which the special committee and our board of directors reviewed several different options for ways in which we could maximize the value of your investment in us over a reasonable period of time. In February 2004, we began to evaluate the possibility of pursuing an underwritten offering and listing of our common stock on a national securities exchange. In connection therewith, on February 8, 2004, our board of directors approved the formation of a special committee of our independent directors at that time to perform this evaluation. The then standing special committee consisted of Messrs. D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson and Gary T. Wescombe.
      As a result of (i) current market conditions, (ii) the increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the possible need to reduce our monthly distributions, and (iv) the other factors discussed further below, in late 2004 the special committee broadened the scope of its examination and began to generally examine the strategic alternatives reasonably available to us. To assist the special committee in its analysis of the strategic alternatives reasonably available to us, on February 10, 2005, our board of directors and the special committee engaged Stanger to assist the special committee in identifying, and to provide an evaluation of, the strategic alternatives available to us at that time.
      On March 8, 2005, our board of directors and the special committee met with the Advisor and with Stanger via teleconference to discuss the strategic alternatives reasonably available to us at this time. At this meeting, Stanger presented our board of directors and the special committee with an evaluation of the strategic alternatives reasonably available to us at this time, which included a discussion of the general advantages and disadvantages of each strategic alternative. Stanger identified the following strategic alternatives available to us in its presentation: liquidating all of our assets; issuing additional equity; raising additional debt financing; seeking to dispose of our assets through a merger or a portfolio sale; listing shares of our common stock on a national stock exchange or on a quotation system of a national securities association; converting from an externally-advised to an internally-advised structure; or continuing under the current business plan. During and after the presentation, the special committee and our board of directors discussed with Stanger each of the various alternatives reasonably available to us at this time.
      Stanger in its presentation focused first on the advantages and disadvantages of liquidating our assets through private market sales. Stanger noted that there has been a record volume of capital flow to real estate during the past two years, and that as a result of this strong capital flow to private real estate markets there has been a compression of real estate capitalization rates and target rates of return to historical lows. Stanger noted that these forces have created current market conditions for the sale of income-producing properties, whether on an individual or bulk basis, which are generally advantageous to sellers. Stanger further noted that this alternative could potentially allow us to: (i) provide stockholder liquidity; (ii) lock in any appreciation in our properties; (iii) avoid anticipated general and administrative expense increases; (iv) reduce the risk of increases in advisory fees; (v) eliminate exposure to real estate operating risks; (vi) reduce lease turnover risk; and (vii) reduce payout ratio risk (i.e., the risk of distribution reduction due to the need to meet future capital requirements associated with the properties). However, Stanger further noted that by pursuing the alternative of liquidation, we could potentially: (i) forego any future appreciation of our properties; (ii) forego potential returns from the pursuit of alternative continuation and/or growth strategies; (iii) accelerate the incurrence of liquidation costs; (iv) forego the potential premium, if any, from a bulk portfolio sale or merger of the company with another real estate entity; (v) experience earnings dilution from any fixed general and administrative expenses as sales are executed; (vi) cause our stockholders to recognize a taxable gain, depending on their tax basis in the stock, upon the completion of the liquidation; (vii) expose ourselves to a risk of losing our qualification as a REIT and the corresponding adverse tax consequences of such disqualification depending on the timing of property sales and operating results during the period of the liquidation process; (viii) experience a loss of the key officers or employees of the Advisor during the period of the liquidation process; (ix) face uncertainty as to the timing of complete liquidation of the portfolio if certain properties or locations have less liquidity; and (x) face delays or impediments to complete dissolution of the company due to its non-controlling interests in two of the properties. With respect to our company, Stanger specifically noted that a review of the timing of our acquisitions of properties indicates that approximately 89% of our portfolio of properties was acquired from or after the fourth quarter of 2003. Stanger believes this suggests less potential appreciation from changing market conditions than would likely be the case for portfolios acquired one or two years earlier when capitalization rates were higher. However, Stanger also noted that the government tenant orientation of the portfolio would likely be viewed favorably by potential acquirers and their financing sources under current market conditions.
      Stanger next focused on the advantages and disadvantages of seeking to dispose of our assets through a merger or a portfolio sale. Stanger noted that this alternative could potentially have the following advantages: (i) more rapid and complete consummation of our dissolution; (ii) less exposure to changing market conditions due to a more rapid consummation of our dissolution; (iii) potential transaction cost efficiency; (iv) reduced earnings dilution from fixed general and administrative expenses; (v) less REIT disqualification exposure risk during the liquidation process; (vi) potential for taxation to be deferred; and (vii) potentially superior pricing versus liquidation through individual property sales. However, in addition to the potential general disadvantages of liquidation described in connection with liquidating our assets through individual property sales, the potential disadvantages and risks of this strategic alternative include the following: (i) uncertainty as to market reaction to the consolidated portfolio; (ii) possible receipt of securities instead of cash by our stockholders; (iii) lower merger appeal due to the TIC ownership structure of certain of our properties; (iv) rejection of our properties by any potential acquirer in its due diligence review and the resulting entity level risks; (v) possible need of the acquirer to de-leverage our properties and the impact thereof on merger pricing; and (vi) increased “broken-deal” cost risk.
      Stanger next focused on the advantages and disadvantages of continuing under the current business plan. Continuing under the current business plan has the following advantages: (i) it is consistent with the business plan set forth in our registration statement that we originally filed in 2002; (ii) it preserves the opportunity for future growth through appreciation of our existing portfolio and from any pending acquisition capacity; and (iii) it preserves the potential returns from pursuit of alternative continuation strategies at a future date. The potential disadvantages of continuing as a going concern under the current business plan include the following, all of which Stanger noted are present in our current operation: (i) the liquidity of our stock will remain limited to possible sales in the informal secondary market where pricing is typically at a significant discount to underlying net asset value; (ii) we will remain exposed to the risk of changing valuation parameters (i.e., capitalization rate expansion); (iii) we will remain exposed to the risk of capital market changes and future reductions of any potential premium from a bulk sale or merger;

(iv) we may incur anticipated general and administrative expense increases; (v) we may incur potential increases in advisory fees; (vi) we will remain exposed to real estate operating risks; (vii) we will remain exposed to lease turnover risk; (viii) we will remain exposed to the risk of declining cash flows due to increases in interest rates; and (viii) we will remain exposed to payout ratio risk (i.e., the risk of distribution reductions).
      Stanger next focused on the advantages and disadvantages of raising additional debt financing. The potential advantages identified by Stanger of this strategic alternative include: (i) the relatively low origination cost for obtaining capital; (ii) the relatively low overall cost of capital; (iii) the potential under this alternative to undertake acquisitions which could be accretive to equity earnings and cash flow; (iv) the fact that any appreciation of our portfolio would accrue solely to our stockholders; (v) the potential to enhance cash flow by obtaining debt with minimal or no amortization; and (vi) the ability to create a larger asset base over which to spread fixed general and administrative expenses. The potential disadvantages of raising additional debt financing include the following: (i) increased operating risk and cash flow volatility; (ii) retention of all downside risk from adverse changes in asset valuations; (iii) movement of our capital structure farther away from a public market model resulting in the need to raise equity capital in connection with any listing of our shares on a national exchange or quotation system, or achievement of less than optimal pricing from any such listing. Stanger noted that we were presently reasonably leveraged, and had only limited potential to increase the amount of our debt pursuant to our bylaws. Stanger also noted that unsecured debt is likely more difficult and expensive for an untraded REIT to obtain than for a traded REIT, particularly one without a credit rating. In addition, a significant amount of first mortgage debt financing, or a high proportion of variable rate mortgage debt, would likely increase the cost and/or reduce the availability of unsecured permanent debt available to us.
      Stanger next addressed the potential advantages of issuing additional equity. The potential advantages of this alternative include the following: (i) it enables future external growth; (ii) it potentially locks in a benefit from any unrealized portfolio appreciation; (iii) depending on the structure of a transaction, an equity partner can share downside risk with the existing investors; (iv) it potentially creates a long-term equity source for continuing growth; (v) it provides us with the potential to earn a promotional incentive; and (vi) it enables all the benefits associated with a larger asset base and entity, including potentially lowering our debt costs, spreading any fixed general and administrative costs over a larger pool of assets, and positioning us for improved valuation multiples in the public trading market. However, Stanger identified the following potential disadvantages: (i) the possible allocation of origination costs to existing stockholders; (ii) the need for valuation of our shares prior to equity raising; (iii) the risk of dilution of existing stockholders; (iv) the potential subordination of our investment return to preferred levels of distributions and rates of return payable to the new equity source; (v) the introduction of potential conflicts of interest with the capital source; (vi) an origination cost above that of debt financing; and (vii) the potential interim dilution of earnings prior to full investment of equity. Stanger specifically noted that our current structure as an externally-advised REIT adversely impacts some of our capital raising alternatives, and could potentially compromise our ability to achieve favorable pricing of an equity issuance.
      Stanger next examined the strategic alternative of listing shares of our common stock on a national stock exchange or on a quotation system of a national securities association. Stanger identified the following potential advantages of this strategic alternative: (i) it provides flexible liquidity to our stockholders; (ii) it enables the potential realization of public market REIT pricing premiums above private market valuations of real estate; and (iii) it can provide enhanced access to public debt and equity capital for growth. Stanger further noted that listing without a simultaneous underwriting provides the additional benefit of less lead time and expense, allowing investors to benefit from advantageous REIT capital market conditions more rapidly before such conditions change, while listing with a simultaneous underwriting provides for potentially enhanced initial market demand and pricing due to the marketing support mechanisms provided by underwriters. Stanger noted that since we are already subject to public reporting requirements, many of the disadvantages of being a publicly traded entity have already been addressed by us. Nevertheless, this alternative includes the following disadvantages: (i) additional general and administrative costs associated with operating a publicly traded company; (ii) the cost of a concurrent offering of equity securities (if such alternative is pursued); (iii) the potential for hostile tender offers before stabilized share pricing is achieved; (iv) the exposure of stockholders to stock market volatility; (v) the uncertainty of initial market pricing; (vi) the potential for litigation; and (vii) the risk of a failed concurrent underwriting. Stanger further noted that listing shares of a REIT should only be initiated by companies with a willingness to take on the risk of trading price uncertainty, with a desire to grow the company over a potentially extended time period (versus capitalizing on perceived near-term public asset pricing advantages), and a willingness to address the increasingly challenging requirement of being a publicly traded reporting company. Stanger also noted during the March 8, 2005 meeting that our high proportion of variable rate debt and the relatively near-term maturities of over $200 million of debt would likely be deemed negative factors by analysts and industry observers, who are influential in the market pricing and acceptance of publicly traded REITs. Additionally, absent a concurrent equity offering (which poses significant challenges for success), Stanger noted that our market capitalization would likely fall in the lower quartile of traded REITs, and that each of the following aspects of our business would negatively affect our trading price: the relative concentrations of assets in a few markets (which could necessitate a diversification effort before or after listing); the stated expectation that cash flow deficits will occur in subsequent years if distributions remain at current levels; the Company’s current externally-advised structure; and our lack of insider ownership.
      The final strategic alternative addressed by Stanger was converting from an externally-advised to an internally-advised structure. Stanger identified the following potential advantages of this alternative: (i) the potential for enhanced cost and operating controls; (ii) the improved cash flow per share; (iii) the dedicated focus on acquisitions/development for our company; (iv) the increased ability to influence retention of key management personnel; (v) the improved access to capital (a critical factor for REITs since they are constrained from retaining income for growth due to the taxable income distribution requirements); (vi) a potentially enhanced perceived value of our company, in part due to removal of conflicts of interest; and (vii) it positions us to more rapidly capitalize on favorable capital market conditions. In addition, where internalization is accomplished through the acquisition of an advisory organization, the transaction may be accretive to our per share earnings and can give management a significant equity stake in us, thereby aligning stockholder and management interests. Internalization transactions also can involve potential disadvantages including: (i) management may exercise significant control over us as a result of obtaining shares in exchange for sale of the advisory company; (ii) if our shares are listed for trading, future stock sales by insiders can depress the selling price of our shares; and (iii) our overhead may increase and operational costs can prove higher than anticipated, in part due to a loss of economies of scale of the Advisor.
      On June 30, 2005, the special committee and our board of directors further engaged Stanger to prepare an estimated per share net asset value analysis of our company. Our board of directors and the special committee then met with Stanger again via teleconference on September 22, 2005. At this meeting, Stanger discussed with our board of directors and the special committee the estimated value ranges for our properties, a probable value that we might receive for the properties, and our per share net asset value. Stanger estimated that, on a preliminary basis, our per share net asset value as of June 30, 2005 was $10.13 per share, based upon the following: Stanger’s site visits of our properties, comparable rental properties and comparable sale properties by Stanger; interviews by Stanger with the Advisor; review by Stanger of data on recent sales of similar properties in the local markets of each of our properties and published surveys of buyers acquisition criteria and related information; Stanger’s financial analysis of our properties; and Stanger’s estimate of a range of market value of our portfolio of properties. These estimates were also based in part on balance sheet, mortgage debt and outstanding share data provided by us. Stanger also advised us that there were observable decreases in capitalization rates and corresponding increases in property values during the third quarter of 2005 and that a further review of such data would likely result in an additional increase in Stanger’s estimated probable value of our real estate assets.
      On November 7, 2005, the special committee further engaged Stanger to perform financial advisory services in connection with our liquidation, including:

(i) rendering its opinion to our board of directors and the special committee as to whether our net liquidation value range estimate and our estimated per share distribution range are reasonable, and

(ii) rendering its opinion to our board of directors and the special committee as to the fairness of the consideration to be received by us in each agreement for the sale of our properties entered into, and each recent sale of our properties consummated, prior to the date of this proxy statement, from a financial point of view.
In addition, if requested by the special committee and upon payment of additional fees, Stanger agreed to render additional opinions as to the fairness of the consideration to be received by us in any agreement or agreements for the sale of any of our properties entered into after the date of this proxy statement, or prepare one or more appraisals of our properties.
      In November 2005, our legal counsel, in consultation with the Advisor, prepared a draft plan of liquidation and a related draft proxy statement. These drafts were presented to the Advisor for its review and comment. The draft plan of liquidation and proxy statement were revised and new drafts were presented to our board of directors and the special committee for review and comment during December 2005.
      At a special meeting of our board of directors on December 5, 2005, the special committee and our board of directors met again with the Advisor, Stanger and our legal counsel via teleconference to further discuss the alternatives reasonably available to us. At this meeting the Advisor reviewed with the special committee and our board of directors the state of our strategic planning alternatives at that time, including a discussion of then-current market conditions, and the increased compliance costs facing us. Included in the Advisor’s presentation was a revised preliminary share value analysis, which set forth our expected net liquidation value and our expected net distribution range.
      At the December 5, 2005 special meeting of our board of directors, Stanger provided to our board of directors and the special committee an updated presentation on the alternatives reasonably available to us at this time, which included a discussion of the general advantages and disadvantages of each strategic alternative. Stanger noted that, since its analysis presented to our board of directors on March 8, 2005, several factors have further increased the advantages of liquidating all of our assets through the individual sales of our properties, including, without limitation: (1) the further appreciation of our property; (2) further compression of real estate capitalization rates; and (3) the fact of the SEC’s investigation of the Advisor and the potential consequences thereof. Stanger also noted that due to the wide range of sizes of properties held in our portfolio, we could potentially receive higher sales prices for our properties through individual or select multi-property sales, rather than through a merger or portfolio sale. Stanger also discussed with our board of directors and the special committee an estimated value range for our properties, a probable value that we might receive for the properties, and our estimated range of liquidation value per share. Stanger estimated that our probable liquidation value, net of our then-existing obligations as of September 30, 2005, would approximate $10.46 per share, after factoring in the potential vesting of restricted shares held by our independent directors and our estimates for liquidation expenses, milestone payments to our independent directors, and retention bonuses to certain executive officers. Stanger’s estimate was based upon the following: Stanger’s site visits earlier in 2004 and 2005 to all of our properties, comparable rental properties and comparable sale properties; interviews by Stanger with the Advisor; review by Stanger of data on recent sales of similar properties in the local markets of each of our properties and published surveys of buyers acquisition criteria and related information; Stanger’s financial analysis of our properties, including a review of a recent rent role and a 2006 operating budget for each of our properties; Stanger’s estimation of a range of market value of our properties; and reviews of our net liquidation value range estimates for our properties and of our estimated per share distribution range. These estimates were also based in part on certain expressions of interest to purchase our properties that we had received from third parties at that time, as well as balance sheet, mortgage debt and outstanding share data provided by us to Stanger. Stanger advised us that its estimate of our liquidation value was higher than its previous estimate of $10.13 per share on September 22, 2005 due to observable decreases in capitalization rates, corresponding increases in the values of our assets, balance sheet changes and other operating factors at the properties.

      Additionally, at the December 5, 2005 special meeting of our board of directors, our legal counsel led a discussion of certain provisions of the draft proxy statement that had been submitted to our board of directors and the special committee for their review, briefly explained the material terms of the contemplated plan of liquidation, discussed certain legal issues raised by the plan of liquidation, and explained the legal consequences of adopting the plan.
      During and after such discussions with the Advisor, Stanger and our legal counsel on December 5, 2005, our board of directors and the special committee engaged in discussions of the advantages and disadvantages of the strategic alternatives available to us at this time. The first alternative considered was the solicitation of bids to acquire our company, either through a merger or a portfolio sale. Our board of directors and the special committee concluded that this option is not as desirable as the alternative of liquidating our assets at this time because of uncertainties as to the market reaction to our consolidated portfolio, and because of the risk of increased “broken-deal” costs in the event of the failure of any such transaction. Our board of directors and the special committee were specifically concerned about the market reaction for several reasons, including (i) the fact that our company is not as attractive to potential acquirers due to the TIC ownership structure of some of our properties, (ii) the wide variety of properties held by us, which may deter certain investors, and (iii) the SEC’s investigation of the Advisor and the potential consequences thereof.
      The second alternative considered by our board of directors and the special committee at this meeting was to raise additional debt financing. Our board of directors and the special committee concluded that this alternative was not as attractive as the alternative of liquidating our assets at this time because our existing assets are already reasonably leveraged and that, for reasons described more thoroughly below, market conditions and increased corporate compliance costs have made incurring more debt financing undesirable at this time. Our board of directors and the special committee also concluded that if we were to implement this alternative at this time we would likely increase our operating risk and cash flow volatility, retain all downside risk from adverse changes in asset valuations, and move our capital structure farther away from a public market model.
      The third alternative considered by our board of directors and the special committee at this meeting was to issue additional equity. Our board of directors and the special committee concluded that this alternative was not as attractive as the alternative of liquidating our assets at this time because of several factors that would likely adversely impact our market valuation and, therefore, will likely prevent us from achieving full price for the shares of our stock and dilute our current stockholders. These factors include, without limitation, our externally-advised structure, our relative concentration of assets in a few markets, our stated expectation that we may be unable to continue to make distributions to our stockholders at our current levels, and the SEC’s investigation of the Advisor and the potential consequences thereof. Our board of directors and the special committee further concluded that any additional equity raise may allocate the origination costs of such capital to the existing stockholders, may dilute our existing stockholders interests in us, may dilute the earnings of our existing stockholders prior to the full investment of the equity raised, and may subordinate the existing stockholders to preferred levels of distributions and rates of return payable to the new equity source. Furthermore, this alternative would likely have greater origination costs than a debt financing.
      The fourth alternative considered by our board of directors and the special committee at this meeting was to pursue the listing of our shares on a national stock exchange or on a quotation system of a national securities association. Our board of directors and the special committee concluded that this alternative was not as attractive as the alternative of liquidating our assets at this time because of the SEC’s investigation of the Advisor and the potential consequences thereof, our externally-advised structure, the TIC ownership structure of some of our properties, our relative concentration of assets in a few markets, and our stated expectation that we may be unable to continue to make distributions at our current levels, would all be likely to adversely impact the public market valuation of our company. In addition, due to these factors, we may not receive sufficient analyst interest, which would be critical to developing an orderly market for our shares. Additionally, the increased legal, administrative and compliance costs associated with being a listed public company would further decrease our ability to provide you with a reasonable return on your investment. This alternative may also expose our stock to the price volatility of the public markets. We believe we may also be subject to increased litigation risks if we were to become listed on a national stock exchange or on a quotation system of a national securities association.
      The fifth alternative considered by our board of directors and the special committee at this meeting was to convert from an externally-advised to an internally-advised structure. Our board of directors and the special committee concluded that this alternative was not as attractive as the alternative of liquidating our assets at this time because of favorable market conditions for the sale of our assets, as discussed more thoroughly below, that have made the necessary capital expenditure in converting from an externally-advised structure less desirable at this time. Additionally, our board of directors and the special committee also concluded that internalizing our management could increase our overhead expenses and operational costs, in part due to a loss of economies of scale of the Advisor. Our board of directors and the special committee were also concerned that if we were to acquire the Advisor or its affiliate in the process of internalizing our management with shares of our stock, our management may gain significant control over the REIT. Additionally, if we were to list our shares, the resale of shares of our stock issued in the internalization to the Advisor or its affiliate could depress the selling price of our stock.
      Our board of directors and the special committee finally discussed the alternative of liquidating as opposed to continuing as a going concern. As discussed more thoroughly below under the heading “Reasons for the Liquidation,” our board of directors and the special committee concluded that the liquidation of all of our assets would likely provide you with a greater return on your investment within a reasonable period of time than continuing under the current business plan, based upon their assessment of several factors, including: current market conditions, which have made the sale of our real estate investments desirable at this time; our potential inability to continue to pay monthly distributions at our current level; and the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us with respect to our business activities. On the basis of this input from the Advisor and Stanger, our board of directors and the special committee concluded that the liquidation alternative would in all likelihood produce the highest estimated share value range relative to the other alternatives considered. However, our board of directors and the special committee determined that in addition to Stanger’s initial evaluation of the advantages and disadvantages of each strategic alternative, a further analysis of the relative desirability of certain alternatives available to us at this time would be helpful to our board of directors’ and the special committee’s assessment.
      On December 13, 2005, the special committee and our board of directors met again with the Advisor, Stanger and our legal counsel to further discuss the strategic alternatives available to us at this time. At this meeting, Stanger presented the board its estimated potential per share value range of our company if we (i) continued under the current business plan, (ii) listed our shares on a national stock exchange, or (iii) merged our company with a publicly traded REIT. Stanger estimated a potential going concern value range if we continued under the current business plan of between $7.34 and $10.00 per share, with an average estimated value of $8.67 per share. Stanger estimated a potential trading price range per share if we listed our shares on a national stock exchange or on the Nasdaq national market of between $7.37 and $10.17, with an average estimated value of $8.47 per share. Finally, Stanger estimated a potential per share value range of our company in a merger of between approximately $7.07 and $11.39, with an average estimated value of $9.03 per share. However, Stanger observed that in calculating the high end of the range of the estimated per share value of our company in a merger or portfolio sale, Stanger assumed that we would receive a premium on the sale of our company of 15.6% relative to the high end of Stanger’s estimated potential trading price range. Stanger noted that there is considerable uncertainty that we would achieve such a large premium if we sought potential acquirers for our company as a whole, and that this alternative carried with it relatively more downside risk than selling our assets pursuant to the plan of liquidation. Additionally, Stanger noted that our estimated net proceeds from liquidation per share of between approximately $10.33 and $11.51 is reasonable, and that this estimate exceeds the estimated per share value of our company if we adopted any of the other alternatives examined by Stanger. Stanger based its analysis upon the following: Stanger’s site visits to each of our properties, comparable rental properties and comparable sale properties; interviews by Stanger with the Advisor; review by Stanger of data on recent sales of similar properties in the local markets of each of our properties and published surveys of buyers’ acquisition criteria and related information; Stanger’s financial analysis of our properties, including a review of a recent rent roll and 2006 operating budget for each of our properties; Stanger’s estimate of a range of market value of our portfolio of properties; Stanger’s reviews of our net liquidation value range estimates for our properties and of our estimated per share distribution range; Stanger’s preparation of consolidated multi-year cash flow estimates of our company; Stanger’s review of recent acquisitions of publicly traded REITs; Stanger’s review of the trading prices of publicly traded REITs; and Stanger’s review of publicly traded REIT valuation parameters. During and after Stanger’s presentation of its analysis, our board of directors and the special committee again engaged in discussions with the Advisor and Stanger on the advantages and disadvantages of the alternatives reasonably available to us at this time.
      The special committee and our board of directors next met with the Advisor, Stanger and our legal counsel at a special meeting of our board of directors on December 19, 2005. At this meeting the special committee and our board of directors received presentations from Stanger and our legal counsel. Based upon the factors discussed more thoroughly below under the heading “Reasons for the Liquidation,” at this meeting the special committee concluded that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time. Accordingly, the special committee unanimously determined that the terms of the plan of liquidation are fair to you and in your best interests and approved the sale of all of our assets and our dissolution in accordance with the terms of the plan of liquidation, pending your approval. The special committee also unanimously recommended that our board of directors approve the sale of our assets and our dissolution in accordance with the terms of the plan of liquidation and that our stockholders approve the plan of liquidation proposal. Our board of directors then concluded that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time. Accordingly, our board of directors unanimously determined that the terms of the plan of liquidation are fair to you and in your best interests, and approved the sale of all of our assets and our dissolution in accordance with the terms of the plan of liquidation, pending your approval. Our board of directors also unanimously recommended that our stockholders approve the plan of liquidation proposal. Our board of directors believes that it can make these recommendations based upon the prior recommendations of the special committee and because a majority of our directors are independent and on the special committee.

Actions we have Taken that will Facilitate the Plan of Liquidation
      On December 20, 2005, the Park Sahara property in Las Vegas, Nevada, of which we own a 4.75% TIC interest, was sold to an unaffiliated third party for a total sales price of $17,455,000. We received net cash proceeds totaling approximately $273,000 after repayment of debt, closing costs and other transaction expenses. The sale resulted in us recording a net gain of approximately $126,000. A property disposition fee was paid to Realty of $320,000, or approximately 1.8% of the total sales price, and sales commissions to unaffiliated brokers of $639,000, or approximately 3.7% of the total sales price. The sale of our interest in the Park Sahara property was consummated in accordance with our regular business practices. If you do not approve the plan of liquidation, we presently intend to reinvest the net proceeds from the sale of the Park Sahara property in accordance with our regular business practices regarding purchases and sales of our properties, which may include reinvestment of the net proceeds in real estate investments that qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.
      Our board of directors has also approved the listing for sale of the Sutter Square Galleria and Atrium properties, of which we own 100%, and of the Congress Center property, of which we own a 30% TIC interest. If the plan of liquidation is approved, we will continue to seek buyers for these properties, and we will also seek buyers for all of our remaining properties. However, even if the plan of liquidation is not approved, we might choose to sell some or all of these properties in accordance with our regular business practices regarding purchases and sales of our properties.

      Under the independent director stock option plan and the officer and employee stock option plan as of September 30, 2005, we have granted options to purchase an aggregate of 80,000 shares at a weighted average exercise price of $9.00 per share to certain of our independent directors, of which 40,000 are vested and remain outstanding, and 340,000 shares at a weighted average exercise price of $9.00 per share to certain of our officers, of which 65,000 are vested and remain outstanding. Certain of our independent directors, Messrs. D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson and Gary T. Wescombe, each own 10,000 vested options and 10,000 unvested options issued pursuant to our independent director stock option plan. These options constituted a significant portion of our directors compensation throughout their tenure as our directors. Upon stockholder approval of the plan of liquidation, both stock option plans will terminate and any outstanding options will terminate and be forfeited.
      Under the 2004 incentive award plan, as of the date of this proxy statement, we have granted 55,000 restricted shares of common stock to our independent directors, of which 51,000 are unvested and 4,000 are vested. The restricted stock vests in equal installments over five years on the anniversary date of grant, provided that the director remains a director on the anniversary date. The following table shows the number of unvested and vested shares owned by each of our independent directors as of the date of this proxy statement:

	Number of Shares of	Number of Shares of
	Unvested Restricted	Vested Restricted
Name	Shares Owned	Shares Owned

Gary T. Wescombe	9,000	1,000
Edward A. Johnson	9,000	1,000
D. Fleet Wallace	9,000	1,000
W. Brand Inlow	9,000	1,000
Glenn L. Carpenter	10,000	-0-
Gary H. Hunt	5,000	-0-

All Independent Directors as a Group	51,000	4,000

These shares constitute a significant portion of our independent directors compensation. Upon stockholder approval of the plan of liquidation, we will take the necessary actions to terminate the 2004 incentive award plan, and any unvested restricted shares will terminate and be forfeited upon our dissolution. Notwithstanding the foregoing, our board of directors will have the right in its discretion to remove all restrictions from these shares, and vest these shares at any time after stockholder approval of our plan of liquidation.
      The special committee and our board of directors have decided to require that all stock options granted pursuant to the officer and employee stock option plan terminate upon stockholder approval of the plan of liquidation. However, the special committee and our board of directors have also decided to (i) remove all restrictions from the unvested restricted shares awarded to our independent directors and to vest these shares upon stockholder approval of the plan of liquidation, and (ii) provide our independent directors with milestone payments in the form of cash in lieu of, and (a) in full satisfaction of, all vested and unvested options granted to each such person under the independent director option plan and any expectation of potential future option grants to each such person, and (b) in consideration for the services previously rendered to us by the directors and their continued service to us throughout the period of the liquidation process. If our stockholders approve the plan of liquidation, each of our independent directors, Messrs. D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson, Gary T. Wescombe, Gary H. Hunt and Glenn L. Carpenter, will receive milestone payments of $25,000 on each of December 31, 2006 and December 31, 2007, as well as a milestone payment of $50,000 when we have made aggregate liquidating distributions of at least $11.00 per share to our stockholders pursuant to the plan of liquidation.
      Additionally, in furtherance of seeking to retain the persons necessary to manage and complete an effective liquidation process, the special committee and our board of directors have both approved the payment of performance-based bonuses to (i) Andrea R. Biller, our executive vice president and secretary, and (ii) Scott D. Peters, our chief financial officer until his resignation effective as of December 19, 2005, and our new chief executive officer and president effective as of December 19, 2005. The special committee believes that our inability to retain these individuals could (a) adversely affect our ability to complete the plan of liquidation in a reasonably expeditious manner, and (b) our prospects of selling our assets at our expected prices. Accordingly, we will pay Andrea R. Biller and Scott D. Peters retention bonuses of $25,000 and $50,000, respectively, upon the filing of each of our annual and quarterly reports with the SEC during the period of the liquidation process, beginning with the annual report for the year ending December 31, 2005. Additionally, if you approve the plan of liquidation, the Advisor will pay to each of Andrea R. Biller and Scott D. Peters a performance-based bonus of $100,000 upon the receipt by the Advisor of net commissions aggregating $5,000,000 or more from the sale of our properties.
Reasons for the Liquidation
      After discussions with the Advisor and with Stanger, our board of directors and the special committee concluded that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.
      In reaching this conclusion, our board of directors and the special committee each considered current market conditions, which we believe have made the liquidation of our assets relatively desirable at this time. Due to current, favorable commercial real estate market conditions, we estimate that our net proceeds from liquidation will range between approximately $452,770,000 and $504,930,000 upon the liquidation of all of our assets, and we estimate that you will receive between approximately $10.31 and $11.50 per share. We believe that the current levels of interest rates and the flow of capital into the real estate markets have created a market that favors sellers of commercial real estate over buyers of commercial real estate. We believe that commercial real estate market conditions are favorable for several reasons, including, without limitation, the following: the favorable real estate prices received from the recent sales of our interests in the 525 B Street property and the Park Sahara property and the sales of other properties managed or advised by the Advisor; the favorable contract terms and prices with the proposed buyers of other properties managed or advised by the Advisor; and the observations of Stanger, the Advisor and others experienced in the real estate industry.
      At the same time, despite the favorable prices that we expect to receive upon the sales of our properties, we believe the capital return that we are able to receive on our investments, in comparison to the cost of the investments, is relatively low. Due to such factors as: the current market rental rates; the current and expected occupancy at our properties; the size of our portfolio; the costs associated with maintaining our rental properties, including, without limitation, the costs of leasing commissions, tenant inducements (including, without limitation, tenant improvement allowances), and capital improvements at our properties; the potential costs of litigation; and the increases in corporate compliance costs discussed elsewhere in this proxy statement; we have been unable to obtain our desired level of income from our properties. Accordingly, we believe that these factors, among others, may ultimately harm our ability to sell our assets at our current expected prices at a future point in time. We also believe that recent increases and expected future increases in interest rates will adversely impact our return on capital in the future. We believe these decreases in net income have also limited our ability to complete acquisitions, fund growth opportunities and enhance stockholder value. These factors, combined with unexpected increases in corporate compliance costs, as described elsewhere in this proxy statement, have negatively affected our net annual income.
      The current market conditions discussed above are also harming our ability to continue to pay out monthly distributions at the current annualized rate of 7.50%. Therefore, if you do not approve the plan of liquidation, we may need to reduce the amount of our monthly distributions, which may ultimately impact our ability to meet our REIT distribution requirements.
      In their decision to recommend the sale of all of our assets and our dissolution in accordance with the plan of liquidation, our board of directors and the special committee each also considered the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us with respect to our business activities. These costs include, without limitation, the cost of preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws. Moreover, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act, have increased costs that we will pay in connection with corporate governance, reporting and disclosure practices. Moreover, the Advisory Agreement expired on July 22, 2005 and the Advisor has proposed that we bear additional costs under the terms of any new advisory agreement to reflect current market rates in our sector. These increased costs of corporate compliance were unanticipated at the time of our formation and may have a material impact on our results of operations. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability, potential sanctions and litigation.
      In reaching their determinations, our board of directors and the special committee each also considered the following factors:

•	the significant costs of compliance with federal, state and local tax filings and reports and general maintenance of our status as a REIT, under the applicable provisions of the Internal Revenue Code;

•	our board’s and the special committee’s review of possible alternatives to the liquidation, including: issuing additional equity; raising additional debt financing; seeking to dispose of our assets through a merger or a portfolio sale; listing shares of our common stock on a national stock exchange or on a quotation system of a national securities association; converting from an externally-advised to an internally-advised entity; or continuing under the current business plan; following which, based on a variety of factors, including the opinions of the Advisor, the observations of Stanger and the findings of our board of directors and the special committee, our board of directors and the special committee each concluded that none of the alternatives considered were reasonably likely to provide greater value to our stockholders than the proposed plan of liquidation;

•	the aggregate cash liquidating distributions that we estimate will range between approximately $10.31 and $11.50 per share of our common stock;

•	Stanger’s analysis of the alternatives available to us;

•	the opinions of Stanger dated December 19, 2005 to the effect that, as of such date, our net liquidation value range estimate and our estimated per share distribution range were reasonable, and the consideration to be received by us in the sale of the Park Sahara property is fair to us from a financial point of view;

•	our board’s and the special committee’s belief that the range of cash liquidating distributions that we estimate we will make to our stockholders is fair relative to the special committee’s own assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	the current and expected future illiquidity of your shares resulting from applicable transfer restrictions that will continue if we continue as a going concern;

•	the fact of the SEC’s investigation of the Advisor and the potential consequences thereof;

•	the issues pertaining to the prior performance tables contained in our registration statements between July 22, 2002 and April 30, 2004;

•	the per share price to be received by you in the liquidation is payable in cash or interests in the liquidating trust (which would distribute any remaining net proceeds of the liquidation in cash), thereby eliminating uncertainties in valuing the consideration to be received by you; and

•	the terms and conditions of the plan of liquidation.
      Our board of directors and the special committee each believe that each of these factors generally support their determinations and recommendations. Our board of directors and the special committee each also considered and reviewed with the Advisor potentially negative factors concerning the plan of liquidation, including, without limitation, those listed below:

•	the fact that after the sale of our assets you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets;

•	the actual or potential conflicts of interest which certain of our executive officers and directors have in connection with the liquidation, including those identified under the headings “Risk Factors” and “Interests in the Liquidation that Differ from Your Interests;”

•	the costs that we will incur in carrying out the liquidation, including significant legal, accounting and financial advisory fees and costs under the Advisory Agreement with the Advisor;

•	the fact that pursuing the plan of liquidation could cause us to lose our qualification as a REIT, and the potential adverse tax consequences of such disqualification;

•	any premium we could have received through the sale of our company in its entirety, either through a merger or portfolio sale; and

•	the taxable gain that our stockholders may recognize, depending on their tax basis in their stock, upon the completion of the liquidation.
      The above discussion concerning the information and factors considered is not intended to be exhaustive, but includes the material factors considered by our board of directors and the special committee in making their determinations. In view of the variety of factors considered in connection with their evaluation of the plan of liquidation and the proposed liquidation, our board of directors and the special committee did not quantify or otherwise attempt to assign relative weights to the factors it considered. Individual members of our board of directors or the special committee may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.
Recommendations of Our Board of Directors and the Special Committee
      On December 19, 2005, our board of directors and the special committee each unanimously determined that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, and that the terms of the plan of liquidation are fair to you, and in your best interests. Accordingly, our board of directors and the special committee each approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, pending your approval, and unanimously recommend that you vote FOR the approval of the plan of liquidation proposal.
Uses of Liquidation Proceeds
      We have summarized below the estimated uses of the cash proceeds we expect to receive in the transactions contemplated by the plan of liquidation. We estimate that our net proceeds from liquidation will range between approximately $452,770,000 and $504,930,000. Our actual uses of the liquidation proceeds will vary from those summarized below, depending on the actual dates of the closings of, and the amounts received in, the sale of our assets and the amount needed to pay or provide for our liabilities and expenses, including any reserves established to satisfy contingent liabilities.

Uses of Liquidation Cash Proceeds
(In thousands)

Estimated Range of Cash Proceeds(1)	$454,220,000	$506,380,000

Uses of Cash Proceeds:
Fees and expenses(2)	1,450,000	1,450,000

Estimated range of aggregate liquidating distributions to our stockholders	$452,770,000	$504,930,000

(1)	In order to determine our estimated range of cash proceeds we first calculated our estimated net liquidation value range. We determined this figure by estimating the market value of all of our interests in our properties, less estimated selling commissions, property disposition fees and net loan balances, and added back other net tangible assets of each of our properties and multiplied the result by our ownership percentage in each asset. We then increased this estimated net liquidation value by our other tangible balance sheet assets.

(2)	Assuming a two-year liquidation period, the fees and expenses include an estimated aggregate $600,000 in potential milestone payments to our independent directors and an estimated aggregate $600,000 in potential retention bonuses to Andrea R. Biller and Scott D. Peters, and $250,000 in estimated fees and expenses associated with preparing and implementing the plan of liquidation.
Opinions of Robert A. Stanger & Co., Inc.
      Robert A. Stanger & Co., Inc., an independent financial advisory and investment banking firm with substantial real estate and partnership transaction experience, was engaged by us to render its opinions as to:

(i) the fairness of the consideration to be received by us in each agreement for the sale of our properties entered into, and each recent sale of our properties consummated (including the sale of the Park Sahara property), prior to the date of this proxy statement, from a financial point of view; and

(ii) the reasonableness from a financial point of view of our net liquidation value range estimate and our estimated per share distribution range.
      The full text of the opinions, which contain a description of the assumptions, qualifications and limitations applicable to the review and analysis by Stanger, is set forth in Exhibit B to this proxy statement and should be read carefully and in their entirety. The material assumptions and qualifications to the opinions are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by Stanger in rendering the opinions. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.
      Although we and the special committee advised Stanger that certain assumptions were appropriate in our view, we imposed no conditions or limitations on the scope of the investigation by Stanger or on the methods and procedures to be followed by Stanger in rendering the opinions. The fees and expenses of Stanger will be treated as a transaction expense and will be borne by us. In addition, we have agreed to indemnify Stanger against certain liabilities.

Qualifications to Opinions and the Supplemental Analysis
      In connection with rendering the opinions and the supplemental analysis, Stanger was not engaged to and, therefore, did not: (i) appraise us or our assets and liabilities; (ii) select the method of determining the type or amount of consideration to be received in any transaction; (iii) make any recommendation to us, our board of directors, the special committee or our stockholders with respect to whether to accept or reject any transaction; (iv) express any opinion as to (a) the amount or allocation of expenses relating to the plan of liquidation or any transaction or the tax impact of acceptance or rejection of any transaction or the plan of liquidation; (b) the business decision to pursue a plan of liquidation or the alternatives to the plan of liquidation; (c) any terms of any transaction other than the consideration to be received with respect to any agreement or the agreements for the sale of any of our properties entered into as of the date of this proxy statement; and (d) the rights of any stockholder or TIC interest holder to acquire any property, to prevent the sale of any property, or to retain a TIC interest in any property; and (v) provide any implied or explicit guarantee or warrantee that the amounts actually realized in a transaction involving the Real Estate Assets (as identified therein) will be within our net liquidation value range estimate or that the distributions per share resulting from the plan of liquidation will be within our estimated per share distribution range, which realized amounts may be higher or lower than the estimates.
      Stanger’s opinions and supplemental analysis are based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of Stanger’s analysis and address the consideration to be received in sale agreements for our properties, the Advisor’s estimates and the strategic alternatives in the context of information available as of the date of Stanger’s analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinions.
      In connection with preparing its opinions, Stanger provided the special committee and our board of directors with status reports and the opinions set forth in Exhibit B. Stanger will not deliver any additional written summary of the analysis in connection with its opinions.
      Upon payment of additional fees, we may require Stanger to render additional opinions as to the fairness, from a financial point of view, of the consideration to be received in any agreement or agreements for the sale of any of our properties entered into after the date of this proxy statement and conduct property appraisals of our properties after the date of this proxy statement.

Experience of Stanger
      Since its founding in 1978, Stanger has provided information, research, appraisal, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include mergers and acquisition advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.
      Stanger was selected because of its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes, including the valuation of partnerships, partnership and real estate investment trust securities and the assets typically held through partnerships and real estate investment trusts, including real estate assets. We considered no other firm for purposes of rendering the opinions.

Summary of Materials Considered and Reviews Undertaken
      Stanger’s analysis of our proposed liquidation involved, among other things, the review of the following information: (i) a draft of this proxy statement, which draft was substantially in the form finalized and filed with the SEC and distributed to you; (ii) our annual reports to stockholders filed with the SEC on Form 10-K for the years ending December 31, 2002, 2003 and 2004 and our quarterly reports filed with the SEC on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which reports the Advisor indicated to be the most current financial statements available; (iii) a current rent roll for each property, together with historical operating statements for the period of our ownership, as available, and the 2005 and 2006 operating budgets for each property, including capital expenditures, tenant improvement allowances and leasing commissions; (iv) published national surveys and certain other available published information relating to acquisition criteria for properties similar to our properties; (v) appraisals of our properties performed at or around the time of our acquisition, financing or refinancing of such properties; (vi) offering materials prepared by real estate brokers engaged by us to identify qualified potential buyers, solicit interest and market certain of the properties; (vii) information provided by representatives of real estate brokerage firms concerning the efforts undertaken to market certain properties, the terms of offers received, and the general conditions for sales of properties in the market in which the applicable property was located; (viii) internal financial analyses and derivations prepared by us of the net liquidation value range estimate for our properties; and (ix) internal financial analyses and projections prepared by us of our estimated per share distribution range, which estimate reflects the transactions entered into as of the date of Stanger’s opinions, our net liquidation value range estimate for the other properties, and the terms and conditions of our bylaws, our Operating Partnership Agreement and the agreements of other entities through which we hold interests in the properties relating to liquidating distributions and advisory and management compensation agreements with the Advisor.
      In addition, representatives of Stanger performed site visits to each of our properties and made inquiries and reviewed information concerning local market conditions and competing properties. Stanger also discussed with the Advisor and the property manager conditions in office and industrial property markets in general, and the local market of each property, in particular, market conditions for the sale/acquisition of properties similar to our properties, the current and projected operation and performance of each of the properties, the current debt encumbering each property, and our financial condition and future prospects.

Stanger’s Analysis
      Stanger’s analysis and reviews may be described as involving the following steps: (i) site visits and data gathering, including: local market inquiries; interviews with key personnel, including company and property management and real estate brokers; reviews of published surveys of buyers’ acquisition criteria and related information; (ii) estimation of a range of market values for our portfolio of properties, including the Park Sahara property; (iii) reviews of the consideration to be received in each agreement for the sale of our properties entered into, and each recent sale of our properties consummated, as of the date of Stanger’s opinions, including the sale of the Park Sahara property; (iv) reviews of our net liquidation value range estimate for our properties; and (v) reviews of our estimated per share distribution range.

Site Visits and Data Gathering
      Representatives of Stanger performed site inspections of each of our properties during December 2004, or July, August or November 2005. In the course of these site visits, the physical facilities of the properties were inspected, current market rental rates for competing properties were obtained, and available information on the local market, the subject property, competing properties and area sales was gathered. Where necessary, information gathered during the site visits was supplemented by information provided by the Advisor and reviews of published information concerning economic, demographic and real estate trends in local, regional and national markets.
      Stanger also reviewed published national surveys and certain other available published information relating to acquisition criteria used by real estate investors and buyers of properties similar to our properties.
      Stanger also interviewed on-site personnel and our management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements, competitive conditions in the local markets, near-term lease expirations and anticipated renewals, financing terms, and historical and anticipated lease revenues and expenses and capital expenditures. Stanger also reviewed historical operating statements and year 2005 and 2006 operating budgets for each of the properties, along with real estate tax assessments for each property.

      Stanger also reviewed the most recently available appraisals of our properties performed at or around the time of our acquisition or refinancing of such properties. Only one property did not have an appraisal available.

Estimated Range of Market Value of Portfolio
      Stanger estimated the market value of our portfolio of properties, including the Park Sahara property, utilizing the sales comparison approach and the income approach to valuation. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. Comparable sale data is analyzed and indices of value are extracted to develop a market value estimate for a property.
      The income approach involves an economic analysis of a subject property based on its potential to provide future net annual income. This approach is based on the assumption that the value of a property is dependent upon the property’s ability to produce income. In the income approach, the direct capitalization analysis and the discounted cash flow, or DCF, analysis were used to determine the value of the leased fee interest or leasehold interest in each property. The direct capitalization analysis is based upon the net operating income of a property capitalized at a capitalization rate for the property deemed appropriate considering the property’s characteristics and competitive position and market conditions at the date of valuation. The DCF analysis utilizes projections of net operating cash flow from a property and estimated residual proceeds from sale of the property at the end of a multi-year holding period, and discounts such cash flows to present value at a rate deemed appropriate to estimate the present value of the property. The indicated value by the income approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property.
      Since Stanger believes the primary buyer group for the type of properties owned by us is investors, Stanger considered the income approach and sales comparison approach the primary valuation methodologies.
      In the course of preparing the Income Approach analysis, Stanger developed an estimate of effective gross income for each property. At the time of Stanger’s site inspections, competing properties were identified and data on local market rental rates and occupancy was obtained. Such data was compared to the available quoted rental rates and occupancy reports for each property. The property’s recent historical effective gross income was also reviewed. After assessing the above factors, an effective gross income estimate was prepared based upon the existing leases, square footage configuration, market rental rates, occupancy rate and other income estimates.
      Historical data provided to Stanger on expenses was reviewed and property tax assessments were confirmed with local municipalities. Expenses were estimated based upon this review and expense data derived from the review of expenses at similar properties. Stanger then estimated the net operating income of each property by deducting estimated expenses from estimated effective gross income. In conducting its analysis, Stanger relied upon our indication that we are not aware of any material deferred maintenance, adverse physical conditions, or the existence of any hazardous materials on our property.
      Stanger then employed both the direct capitalization and DCF analysis to estimate the value of the properties.
      Direct Capitalization Analysis. Stanger capitalized the net operating income, estimated in accordance with the analyses of effective gross income and expenses described above, utilizing a range of capitalization rates determined based upon reviews of surveys of buyers of similar properties, as confirmed by a review of comparable sales transactions, as described below. Utilizing such review, Stanger established an estimated range of direct capitalization rate for each property in the portfolio. Based upon the direct capitalization analysis described above, Stanger estimated a range of value for our portfolio of properties, including the Park Sahara property, within a range of between approximately $1,003,320,000 and $1,078,090,000, assuming that we owned a 100% ownership interest in each of our properties rather than our actual ownership percentages in each of our properties. Based on our actual respective ownership interests in all of our properties, Stanger’s estimated range of value for our portfolio of properties, including the Park Sahara property, would be between approximately $860,173,000 and $924,150,000.
      Discounted Cash Flow Analysis. In applying the DCF analysis, Stanger reviewed pro forma statements of operations for each of the properties, including revenues and expenses, and a ten-year projection of cash flows was prepared, at the end of which the property was assumed to be sold. Such projection was prepared using ARGUS software and considered the following factors: (i) the terms of the existing leases, including any rent escalations during the terms of the lease; (ii) the releasing of any vacant space; (iii) the estimated market rental rates per square foot for similar properties in the local market; (iv) the tenant improvement allowances and leasing commissions upon leasing of currently vacant space and releasing of currently leased space at the expiration of existing leases; (v) the property operating expenses and expense reimbursements to the owner; and (vi) the reserves for capital expenditures and deferred maintenance, as appropriate.
      The range of reversion values of each property which might be realized upon sale at the end of the ten-year holding period was estimated based on the capitalization of the estimated net operating income of the property in the eleventh year, utilizing a range of capitalization rates deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners were determined by deducting estimated costs of sale. The estimated net cash flows from each property for the ten-year period (including the range of reversion value net of selling expenses) were discounted to present value at a range of discount rates deemed appropriate for the subject property based in part upon national surveys of target rates of return for buyers of similar properties, as described above.
      Based upon the discounted cash flow analysis described above, Stanger estimated a range of value for our portfolio of properties, including the Park Sahara property, of between approximately $985,560,000 and $1,045,270,000, assuming that we had a 100% ownership interest in each of our properties rather than our actual ownership percentages in each of our properties. Based on our actual respective ownership interests in all of our properties, Stanger’s estimated range of value for our portfolio of properties, including the Park Sahara property, indicated by the discounted cash flow analysis would be between approximately $847,205,000 and $900,427,000.
      Sales Comparison Approach. Based upon available data gathered for actual and proposed sales transactions identified in each property’s region or local market, an index of value based on a range of observed sale prices per rentable square foot was derived considering each property’s age, location and other factors. The range of price per square foot, as estimated by reference to comparable sales transactions, was multiplied by the rentable square footage of each Property to derive an estimate of the range of value of the properties. Deferred maintenance items were considered as appropriate.
      Based upon the Sales Comparison Approach, Stanger estimated a range of value for our properties, including the Park Sahara property, of between approximately $1,013,340,000 and $1,057,540,000, assuming that we had a 100% ownership interest in each of our properties rather than our actual ownership percentages in each of our properties. Based on our actual respective ownership interests in all of our properties, Stanger’s estimated range of value for our portfolio of properties, including the Park Sahara property, would be between approximately $874,065,000 and $912,568,000.
      Reconciliation. Stanger then reconciled the estimated ranges of value in the Sales Comparison Approach and the direct capitalization and discounted cash flow analyses in the Income Approach. Stanger observed that the Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as those owned by us are typically purchased and sold based upon their income characteristics. Stanger, therefore, gave the Income Approach primary consideration and the Sales Comparison Approach was given secondary consideration.
      Based upon the methodology described above, Stanger estimated the probable value of our portfolio of properties, including the Park Sahara property, at $1,052,400,000, assuming that we had a 100% ownership interest in each of our properties. Based upon our actual respective ownership interests in all of our properties, Stanger estimated the probable value of our portfolio of properties, including the Park Sahara property, at $908,670,000. Based upon our estimates, Stanger then reduced that value for our estimated commissions and disposition fees payable in accordance with any existing or anticipated contractual agreements with third party brokers and contractual agreements with our affiliates and for our estimated other transaction expenses of approximately 0.2% of the estimated market value of the real estate assets. Stanger then factored into its analysis the terms and balances of mortgage debt outstanding, and other net assets and liabilities associated with each of our properties. Based on our estimates, Stanger than added that value to our other estimated net assets (after deductions for estimated liquidation expenses of $250,000, estimated potential milestone payments to our independent directors of a maximum aggregate amount of $600,000 and estimated retention bonuses to certain of our executive officers of $600,000, assuming a two year liquidation period) to arrive at Stanger’s estimate of our probable net liquidation value of $459,290,000.
      Reviews of Consideration in Transactions Currently Agreed Upon — Stanger reviewed the consideration to be paid for each property which is currently under contract for sale or which was recently sold (specifically, the Park Sahara property). In such review, Stanger compared the contract consideration to be received or received in such transaction to Stanger’s estimated range of value for such property, derived as described above, and with such property’s original purchase price and most recent appraised value. The table below summarizes the results of this comparison.
Comparison of Valuation Statistics for Transactions Currently Agreed Upon

		Stanger	Original
	Contract	Probable Value	Purchase Price/
Property	Consideration	Estimate	Date Acquired

Park Sahara	$17,455,000	$16,000,000	March 2003	$12,200,000
      With respect to the sale of our interest in the Park Sahara property, Stanger observed that the total sales price of $17,455,000 to be paid for the entire property was within Stanger’s range of estimated value for that property of between approximately $15,750,000 and $17,500,000. Stanger observed that the total sales price is subject to a 6% sales commission in addition to the broker commission to the seller’s broker. Stanger also observed that the total sales price for this property, net of the 6% commission, is approximately $4,207,000 above the original purchase price paid by us and the other TIC owners for such property. Stanger observed that the net cash proceeds from the sale of our 4.75% interest in the Park Sahara property, after fees and expense of sale, debt outstanding, prepayment penalty or other debt and balance sheet adjustments is expected to be approximately $273,000.

Review of Our Net Liquidation Value Range Estimate
      Stanger observed that we developed our estimate of the net liquidation value of the other assets value by first estimating the market value of our real estate assets and then reducing that value for estimated commissions and disposition fees payable in accordance with any existing or anticipated contractual agreements with third party brokers and contractual agreements with our affiliates and for estimated other transaction expenses of approximately 0.2% of the estimated market value of the real estate assets. Stanger noted that where a property was under contract to be sold, we assumed the contract price reflected market value.

      Stanger observed that our estimate of the net liquidation value ranged between approximately $452,770,000 and $504,930,000, after considering fees and expenses, debt outstanding, and our ownership interest in each property. Stanger observed that its estimate of our probable net liquidation value of $459,290,000 fell within management’s range of values. The following table shows the results of that comparison:
Range of Estimated Net Liquidation Value of our Real Estate Assets

	Management’s	Management’s	Stanger’s
	Estimated	Estimated	Estimated
	Low Value	High Value	Probable Value

Net Liquidation Value of our Real Estate Assets	$452,770,000	$504,930,000	$459,290,000

Review of our Estimated Per Share Distribution Range
      Stanger observed that our estimate of the range of per share distributions resulting from the plan of liquidation is between approximately $10.31 and $11.50 per share, while Stanger’s estimated per share distributions, based upon Stanger’s estimate of the probable value for each asset was $10.46 per share. Stanger further observed that we intend to make a final distribution of cash at or around the time of the finalization of the plan of liquidation, approximately equal to the value of our net financial assets and liabilities in conformity with the provisions relating to liquidating distributions as set forth in our bylaws, our Operating Partnership Agreement, and the agreements of all entities through which we hold interests in the properties.
      Stanger reviewed the derivation of our estimate of distributions. Stanger noted that such estimate equaled the sum of the following for each entity through which we own interests in the properties: (i) the estimated proceeds from the sale of the property owned by the entity after deduction of contractual and/or estimated brokerage commissions and contractual disposition fees to affiliates and estimated transaction expenses equal to approximately 0.2% of property value; plus (ii) the net value of other non-real estate assets after satisfaction of other outstanding non-mortgage debt liabilities; less (iii) the outstanding mortgage debt on the property as of September 30, 2005; and less (iv) our estimate of defeasance costs in connection with the prepayment or assumption of certain debt. The resulting values for each entity were then multiplied by our ownership interest for each respective entity to arrive at a net equity value for each investment, and these values were summed and added to our other estimated net assets (after deductions for estimated liquidation expenses of $250,000, estimated potential milestone payments to our independent directors of a maximum aggregate amount of $600,000 and estimated retention bonuses to certain of our executive officers of $600,000, assuming a two year liquidation period) to arrive at our estimated net liquidation value range. Stanger noted that our estimated net liquidation value range is between approximately $452,770,000 and $504,930,000, while Stanger’s estimate of our probable net liquidation value is $459,290,000. Finally, Stanger noted that our estimated net liquidation value range was divided by the number of shares outstanding to arrive at our estimated per share distribution range.
      Stanger noted that the net proceeds from the sale of our interest in the Park Sahara property and the estimated net proceeds from our other real estate assets used in the determination of the estimated distribution range are consistent with such values previously cited and in the aggregate fall within Stanger’s estimated range of value for such transactions. Stanger also observed that the values utilized relating to other non-real estate assets and outstanding mortgage debt were consistent with amounts shown in the most recent financial statements of the ownership entities provided to Stanger and were reasonable relative to amounts shown on financial statements filed with the SEC on Form 10-Q as of September 30, 2005, as adjusted for estimated liquidation expenses.

Assumptions
      In rendering its opinions, Stanger has relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in this proxy statement or furnished or otherwise communicated to Stanger by us, the Advisor or the property manager. Stanger has not performed an independent appraisal of our assets and liabilities and has relied upon and assumed the accuracy of: (i) any estimates of potential environmental liabilities, physical condition and deferred maintenance contained in third party reports or provided to Stanger by us, (ii) our ownership interest in each of the properties; (iii) the number of our shares outstanding; (iv) the balance sheet value determinations for non-real estate assets and liabilities; and (v) any transaction expenses and any other adjustments thereto made by us.
      With our approval, Stanger has assumed that:

(i) we will maintain our status as a real estate investment trust for the entire period of the plan of liquidation and will meet any required distribution levels or other tests and will not incur any tax liabilities of any kind in connection with the failure to so comply with tax rules of any nature;

(ii) we will not incur any fees or costs associated with reserves or insurance for liabilities, contingent or otherwise, during the term of the plan of liquidation which are not accrued in our estimated per share range or funded by operating cash flow subsequent to the commencement of the plan of liquidation;

(iii) our interest in and the value of each real estate investment will not be encumbered or reduced by any incentive interest, fees or expenses associated with any management agreement, TIC agreement or other program agreement or any discount relating to a minority interest or TIC interest, other than such fees and compensation as estimated by us and authorized by the related agreements;

(iv) we will redeem at no cost any options to acquire any of our equity or debt securities;

(v) we will not incur any fines, penalties, assessments, charges, settlement costs, judgments or any other costs, legal or otherwise associated with any regulatory inquiry or litigation, including, but not limited to, that regulatory investigation and litigation identified in this proxy as the SEC Investigation into the Matter of Triple Net Properties LLC, potential stockholder litigation relating to the plan of liquidation or any other matter;

(vi) we will not sell any assets while under duress at prices less than market value, including any sales of assets due to influence exerted by any lender, including LaSalle, or accept any consideration for the sale or exchange of any of our assets which has a market value which is less than the assets exchanged therefore, including any deferred, contingent or earn-out type consideration;

(vii) we will not incur any costs associated with the assumption or prepayment of mortgages in excess of the amounts estimated by us;

(viii) we will not incur any transaction expenses in excess of amounts expected by us which are not accrued in our estimated per share distribution range, or will not be funded by cash flow from operations subsequent to the date of Stanger’s opinions; and

(ix) we will not incur any additional wind down cost associated with the plan of liquidation which is in excess of the operating cash flow realized by us subsequent to the date hereof.
      Stanger has also relied on our assurance and the assurances of the Advisor and the property manager that any pro forma financial statements, projections, budgets, value or distribution estimates or adjustments provided or communicated to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of consideration between the operating partnership and us, and the stockholders and the Advisor and the fees associated with the plan of liquidation are consistent with the provisions of our bylaws, our Operating Partnership Agreement, the agreements of any other entities through which we hold interests in the properties, and the Advisory and property management agreements; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided to Stanger and the date of Stanger’s opinions; and that we, the Advisor and the property manager are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

Conclusions
      Stanger concluded that, based upon and subject to its analysis and assumptions, qualifications and limiting conditions, and as of the date of its opinions: (i) our net liquidation value range estimate and our estimated per share distribution range are reasonable from a financial point of view; and (ii) the consideration to be received by us in the sale of the Park Sahara property is fair to us from a financial point of view.
      The above does not purport to be a complete description of the analyses performed or the matters considered by Stanger in rendering its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger has advised our board of directors and the special committee that its entire analysis must be considered as a whole and that selecting portions of the analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinions. In rendering its opinions, Stanger’s judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinions are not readily susceptible to partial analysis or summary description.

Supplemental Analysis
      The special committee also retained Stanger to prepare an estimated range of potential values per share assuming we: (i) continued under the current business plan; (ii) listed our shares for trading on an established stock exchange or the Nasdaq national market; and (iii) merged our company with a publicly traded REIT.
      Preparation of Cash Flow Estimates: Stanger’s analysis involved the preparation of consolidated multi-year cash flow estimates for us, relying upon information provided by us and the Advisor along with Stanger’s independent review of information derived in connection with Stanger’s analysis described above, and discussions with our management regarding our outlook and future plans and other financial factors. In particular, Stanger consolidated the individual property cash flows utilized in Stanger’s discounted cash flow analysis described above to arrive at an overall portfolio cash flow estimate. Stanger then estimated the debt service requirements of existing debt outstanding, reviewed the scheduled maturity of such debt, and assumed, as appropriate, the refinancing of such debt outstanding at maturity using fixed-rate amortizing debt with an interest rate of 5.75% and a 30-year amortization period. Stanger estimated general and administrative expenses based upon information provided by us and estimated annualized general and administrative expenses incurred by us for the nine months ended September 30, 2005. Stanger assumed the use of a line of credit bearing interest at 6% to meet excess capital requirements during the holding period. Stanger then estimated our cash flow available to pay dividends and incorporated a $0.55 per share dividend rate into the analysis. Stanger then incorporated other adjustments reflecting amortization of straight line rent and above-market and below-market lease adjustments in order to estimate funds from operations, or FFO, and adjusted funds from operations, or AFFO. Stanger also reviewed the terms of the incentive fees due to the Advisor and the intended holding period as described in our prospectus. The prospectus indicated that we intended to have our board of directors determine by July 1, 2008 when, and if, to have our common stock listed on a national stock exchange, quoted on a quotation system of a national securities association or merged with an entity whose shares are so listed or quoted, and if not so listed or quoted by 2012, submit a plan of liquidation to a vote of the stockholders.
      Stanger then utilized these cash flow estimates to develop estimated ranges of potential per share values if we (i) continued under the current business plan, (ii) listed our shares for trading on an established stock exchange or the Nasdaq national market, or (iii) merged our company with a publicly traded REIT.
      Going Concern Analysis: In connection with estimating a range of potential values if we continued under the current business plan, Stanger reviewed survey data prepared by PriceWaterhouseCoopers/ Korpacz Associates, or Korpacz, and Real Estate Research Corporation, or RERC, relating to the parameters used by office property buyers when performing DCF analyses of investment property acquisitions. Stanger observed a range of reversion capitalization rates to establish the residual value for office properties of 7.0% to 10.5% with an average of 8.2%. Stanger also observed a range of cash flow discount rates in the Korpacz and RERC surveys ranging from 7.0% to 11.0% with an average of 9.0%. Stanger observed that the Korpacz survey indicated that a range of premium applied to discount rates for leverage (the existence of mortgage financing) ranged from 0% to 5.0% and averaged 2.0%. Stanger then prepared a range of valuation estimates using holding periods ranging from three years to seven years and based upon a range of reversion capitalization rates of 7.0% to 8.0% applied to net operating income estimates in the year following the assumed sale. Stanger’s analysis incorporated leveraged cash flow discount rates ranging from 10.0% to 12.5%. Stanger’s analysis resulted in an estimated range of potential going concern values, assuming we continued under the current business plan of $7.34 to $10.00 per share, with an average of $8.67.
      Estimated Trading Price: In connection with estimating a range of potential values if we listed our shares for trading on an established stock exchange or the Nasdaq national market, Stanger estimated the per share funds from operations, adjusted funds from operations, and dividends per share for us based upon the analysis described above. Stanger also reviewed the valuation parameters for publicly traded office REITS derived from market data and based upon forward year consensus analyst estimates, and observed the following FFO, AFFO and dividend yield statistics:

	Low	High	Mean

FFO Multiple	8.1	19.0	13.9
AFFO Multiple	10.6	26.4	19.3
Dividend Yield	8.9%	2.8%	5.6%
      Stanger then applied its estimate of per share FFO, AFFO and dividends to the mean multiples and dividend yield above as adjusted for our attributes relative to the publicly traded office REITs. This analysis resulted in an estimated range of potential trading prices per share of $7.37 to $10.17, with an average of $8.47.
      Merger Analysis: In connection with estimating a range of potential values assuming a merger of our company with a publicly traded REIT, Stanger reviewed certain data associated with six proposed or recently completed mergers of publicly traded REITs and observed a range of premium of offer price to the pre-announcement prices of the target companies securities ranging from 5.8% to 15.6% and an average of 11.3% for five of the transactions. The sixth transaction was deemed non-comparable and excluded from the analysis. Stanger also noted that the range of accretion or dilution of FFO to the acquirer ranged from 3.0% accretion to 3.2% dilution. Stanger then applied the range and average merger premiums observed in the merger transactions to the estimated low, high and average estimated potential trading price of our shares, resulting in an estimated range of the potential valuation of our shares in a merger transaction of $7.72 to $11.39 per share, with an average of $9.35. Stanger also applied the range and average FFO accretion and dilution observed in the merger transactions to the range and average estimated potential trading price of our shares, resulting in an estimated range of the potential valuation of our shares in a merger transaction of $7.07 to $10.33 per share, with an average of $8.32. The resulting overall estimated range of potential valuation of our shares in a merger transaction was $7.07 to $11.39 per share, with an average of $9.03.
      Comparison of Estimated Values: Stanger compared our estimated per share liquidation value range of between approximately $10.33 to $11.51 and Stanger’s probable liquidation value estimate of $10.46 to the estimated ranges and averages of the potential per share values if we continued under our current business plan, listed for trading on an established stock exchange or the Nasdaq national market, or merged our company with a publicly traded REIT as follows:

	Low	High	Average

Management Estimated Liquidation Value	$10.31	$11.50	$10.86
Stanger Probable Liquidation Value			$10.46
Estimated Going Concern Value	$7.34	$10.00	$8.67
Estimated Traded Price	$7.37	$10.17	$8.47
Estimated Merger Value	$7.07	$11.39	$9.03
      Stanger observed that our estimated per share liquidation value, which was determined by Stanger to be reasonable, exceeded the estimated low, high and average potential price per share, respectively, of each of the other alternatives analyzed by Stanger.

Compensation and Material Relationships
      Stanger has been paid a fee of $600,000 for its services as described herein and in preparing to deliver the opinions. In addition, Stanger will be reimbursed for reasonable out-of-pocket expenses, including legal fees, and Stanger will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between the special committee and Stanger. Payment of the fee to Stanger is not dependent upon completion of the liquidation or upon Stanger’s findings. During the past two years, Stanger was retained by our affiliates to render consulting services, for which it was paid a total of approximately $800,000 in connection with such assignments. Stanger may be engaged by our affiliates to render additional services in the future on terms which have not yet been defined.
Interests in the Liquidation that Differ from Your Interests
      In considering the recommendations of our board of directors and the special committee with respect to the plan of liquidation proposal, you should be aware that some of our directors and officers and the Advisor have interests in the liquidation that are different from your interests as a stockholder. Our board of directors and the special committee were aware of these actual and potential conflicts of interest and considered them in making their respective recommendations. Some of the conflicts of interests presented by the liquidation are summarized below.

The Advisor will be entitled to receive fees in connection with the liquidation
      One of our directors (Anthony W. Thompson) and three of our executive officers (Jack R. Maurer, Talle A. Voorhies and Scott D. Peters) are members of the Advisor’s board of managers and all of our executive officers are employees of the Advisor. We currently do not pay any direct compensation to our executive officers, outside of the officer and employee stock option plan. Instead, such executive officers are compensated by the Advisor. Moreover, Anthony W. Thompson, the chairman of our board of directors, and our chief executive officer and president, until his resignation as our chief executive officer and president effective as of December 19, 2005, is the chief executive officer of the Advisor. Mr. Thompson will continue to be actively involved on our behalf as the chairman of our board of directors and as the chief executive officer and chairman of the Advisor. Additionally, certain of our management collectively own approximately 40% of the equity of the Advisor.
      The Advisor, or its affiliates receive compensation under an Advisory Agreement, including fees for disposing of our interests in our properties. The Advisor has engaged Realty, which is 84% owned by Mr. Thompson, and 16% owned by Louis J. Rogers, president of the Advisor, to provide a number of services in connection with our properties, including disposing of our properties. If you approve the plan of liquidation, Realty will be paid to liquidate our assets in accordance with the terms of the Advisory Agreement. Such fee will be the lesser of: (i) 3% of the contracted for sales price of the property; or (ii) 50% of the competitive real estate commission. Additionally, the property disposition fee to Realty shall not exceed, when added to the sums we pay to any unaffiliated parties in connection with the disposition of the underlying property: (i) 6% of the contracted for sales price; or (ii) the competitive real estate commission. Based on the estimated sales prices of our properties, if you approve the plan of liquidation, we will pay fees to Realty, that we estimate will be between approximately $13,535,000 and $14,479,000 for disposing of our property interests, of which 75% will be passed through to the Advisor pursuant to an agreement between Realty and the Advisor, or the Realty-Triple Net Agreement.
      The Advisor and Realty also have agreements with certain affiliated co-owners of our properties, pursuant to which Realty will also receive fees for the disposition of the affiliated co-owners’ interests in the underlying property. Based on our estimated sales prices, we estimate that the disposition fees that will be received by Realty from the affiliated co-owners will range between approximately $2,237,000 and $2,332,000, of which 75% will be passed through to the Advisor pursuant to the Realty-Triple Net Agreement. Moreover, if we sell one or more of our properties to one or more of our affiliates, the Advisor and Realty may receive additional fees from the purchaser of the underlying property.
      The Advisor will also be entitled to distributions estimated to be between approximately $239,000 and $266,000 to be received as liquidating distributions for 23,138 shares of our common stock held by the Advisor.

Unvested shares of restricted stock held by our independent directors will become vested.
      Our independent directors each own the following number of unvested shares of restricted common stock granted pursuant to the 2004 incentive award plan: D. Fleet Wallace — 9,000; W. Brand Inlow — 9,000; Edward A. Johnson — 9,000; Gary T. Wescombe — 9,000; Glenn L. Carpenter — 10,000; and Gary H. Hunt — 5,000. If you approve the plan of liquidation, these unvested restricted shares will become vested, and will entitle our independent directors to collectively receive estimated distributions of between approximately $526,000 and $587,000 in connection with our liquidation. The vesting of these shares is described under the heading “Background of the Plan of Liquidation — Actions we have Taken that will Facilitate the Plan of Liquidation.”

Our officers and directors may exercise vested options for shares of our common stock prior to stockholder approval of the plan of liquidation.
      Under the independent director stock option plan and the officer and employee stock option plan as of September 30, 2005, we have granted options to purchase an aggregate of 80,000 shares at a weighted average exercise price of $9.00 per share to certain of our independent directors, of which 40,000 are vested and remain outstanding, and 340,000 shares at a weighted average exercise price of $9.00 per share to certain of our officers, of which 65,000 are vested and remain outstanding. Upon stockholder approval of the plan of liquidation, both stock option plans will terminate and any outstanding options will terminate and be forfeited. Our officers and directors have not informed us whether they intend to exercise any vested options prior to stockholder approval of the plan of liquidation.

Certain directors will be entitled to milestone payments.
      If you approve the plan of liquidation, our independent directors, Messrs. D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson, Gary T. Wescombe, Gary H. Hunt and Glenn L. Carpenter, will become entitled to receive milestone payments if they remain a member of our board of directors and the special committee at certain specified dates, and upon the receipt by our stockholders of at least $11.00 per share in aggregate liquidating distributions. Assuming that these directors receive the maximum amount of milestone payments, they will each receive aggregate payments of up to $100,000. These payments are described under the heading “Background of the Plan of Liquidation — Actions we have Taken that will Facilitate the Plan of Liquidation.”

Certain officers will be entitled to retention and performance-based bonuses.
      If you approve the plan of liquidation, we will pay Andrea R. Biller and Scott D. Peters retention bonuses of $25,000 and $50,000, respectively, upon the filing of each of our annual and quarterly reports with the SEC during the period of the liquidation process, beginning with the annual report for the year ending December 31, 2005. Additionally, if you approve the plan of liquidation, the Advisor will pay to each of Andrea R. Biller and Scott D. Peters a performance-based bonus of $100,000 upon the receipt by the Advisor of net commissions aggregating $5,000,000 or more from the sale of our properties. These bonuses are described under the heading “Background of the Plan of Liquidation — Actions we have Taken that will Facilitate the Plan of Liquidation.”

Stock ownership of executive officers and directors.
      Our executive officers and directors own a total of 24,000 shares of our common stock, for which we estimate they will receive distributions of between approximately $247,000 and $276,000 in connection with our liquidation.

The Advisor will be entitled to incentive distributions from its incentive performance units in the Operating Partnership.
      The Advisor also owns 100 non-voting incentive performance units in the Operating Partnership. These incentive units entitle the Advisor to receive certain incentive distributions from net proceeds from the sale of our properties after our stockholders have received their invested capital, as defined in our Operating Partnership Agreement, plus an 8% return on such invested capital. If you approve the plan of liquidation, after the sale of the Operating Partnership’s assets, and payment of, or adequate provision for, the debts and obligations of the Operating Partnership, the Advisor will receive an incentive performance distribution between approximately $0 and $9,070,000.

The plan of liquidation allows for the sale of our properties to our affiliates.
      The plan of liquidation permits us to sell one or more of our properties to one or more of our affiliates, but only if the transaction is approved by the special committee. If we enter such a transaction, the special committee will only approve the transaction if (i) they determine that the consideration to be received by us in connection with such transaction is fair to us and the transaction is in our best interests, and (ii) we have obtained an appraisal of such asset showing that the proposed sale price is within the appraiser’s range of estimated values for the asset, or we have obtained an opinion from Stanger, or another financial advisor with similar qualifications, that the consideration to be received by us in connection with such sale is fair to us from a financial point of view. We expect that the special committee will require that Stanger opine to us, from a financial point of view, as to the fairness of the consideration to be received by us in such transaction or conduct an appraisal of the underlying property. In no event will the special committee approve a transaction if we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the proposed terms. Additionally, if we sell one or more of our properties to unaffiliated third parties or our affiliates, the Advisor, Realty or an affiliate of the Advisor may manage one or more of such properties following their sale, which would entitle the Advisor, Realty or an affiliate of the Advisor to receive additional fees.
Litigation arising from our actions in connection with the Plan of Liquidation
      There is currently no litigation arising from our actions in connection with the plan of liquidation.
Appraisal Rights of stockholders
      Section 5.4 of our charter provides that our stockholders are not entitled to any rights of appraisal or similar rights of an objecting stockholder in connection with the approval of the plan of liquidation, unless provided for by our board of directors. Our board of directors has not provided such rights in connection with the plan of liquidation.

THE PLAN OF LIQUIDATION
      The following is a brief summary of the material provisions of the plan of liquidation. The following summary is qualified in its entirety by reference to the plan of liquidation, which we have attached as Exhibit A to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the plan of liquidation in its entirety.
Purpose of the Plan of Liquidation; Certain Effects of the Liquidation
      The principal purpose of the plan of liquidation is to maximize the value we provide to our stockholders. In the liquidation we expect each stockholder will be entitled to receive aggregate liquidating distributions that we estimate will range between approximately $10.31 and $11.50 per share of common stock.
      In the liquidation we will sell or otherwise dispose of all of our assets (including, without limitation, any assets held by the Operating Partnership and our subsidiaries), and the purchasers of each of our assets will be the sole beneficiaries of any earnings and growth of that asset following the sale of such asset. Accordingly, we and our stockholders will no longer benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the value of these assets following the sale of such assets.
      Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our stockholders, wind-up our operations, and dissolve.
      Our common stock is currently registered under the Exchange Act. Pursuant to our plan of liquidation, we expect to terminate registration of our common stock under the Exchange Act.
Principal Terms of the Plan of Liquidation
      Pursuant to the plan of liquidation we will, among other things, undertake the following:

•	dispose of all of our assets (including, without limitation, any assets held by the Operating Partnership and our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed, which we expect to accomplish within 24 months after approval of the plan of liquidation;

•	liquidate and dissolve the Operating Partnership and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our Operating Partnership Agreement, our subsidiaries’ charters and the laws of the State of Maryland, the States of California, Delaware, Florida, Illinois, Missouri, Nebraska, Nevada, Pennsylvania, Texas and Washington, and the Commonwealth of Virginia, as applicable;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, in accordance with our charter and bylaws, and take all necessary or advisable actions to wind-up our affairs (including, without limitation, our officer and employee stock option plan, our independent director stock option plan and our 2004 incentive award plan);

•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board of directors and the special committee otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you; and

•	wind-up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A.

Liquidating Distributions and Procedures
      We currently anticipate making one or more liquidating distributions to our stockholders. We intend to make the final liquidating distribution to our stockholders no later than 24 months after approval of the plan of liquidation, although the timing of this distribution will depend on when we sell our assets. We cannot assure you that the final distribution will be made within that 24-month period.
      The plan of liquidation gives the special committee the authority, in its discretion, to determine how best to provide for any unknown or contingent liabilities consistent with Maryland law. Our board of directors may authorize us to obtain insurance policies to cover such costs and/or to establish a reserve fund out of which to pay such costs. If a reserve fund is established, we would expect a final liquidating distribution to be made once the manager of the fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund’s assets remaining after payment of claims against the fund to our stockholders may not occur for three or more years following the filing of our articles of dissolution.
      The aggregate of all liquidating distributions may be less or more than the amounts we anticipate. The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by the special committee in its discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

Liquidating Trust
      If all of our assets are not sold or distributed within 24 months after the approval of the plan of liquidation by our stockholders, or if unpaid liabilities remain outstanding, we may transfer any assets not sold or distributed, including any reserve fund or other cash on hand, to a liquidating trust. The creation of a liquidating trust may be necessary to avoid losing our status as a REIT after the 24-month period following adoption of the plan of liquidation. We may also create a liquidating trust prior to that time in order to avoid the costs of operating as a public company, or if our board of directors and special committee determine that it is otherwise advantageous or appropriate to do so. If we establish a liquidating trust, we would distribute to our stockholders at that time common shares of beneficial interests in the liquidating trust in proportion to the number of common shares owned by such holders. The purpose of the liquidating trust that we may establish will be to liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the plan of liquidation will constitute the approval by our stockholders of the establishment of a liquidating trust, the special committee’s appointment of one or more individuals, who may or may not be former members of our board of directors or officers, or corporate persons to act as trustee or trustees and the terms of any declaration of trust adopted by our board of directors. We expect that interests in the liquidating trust will not be freely transferable. Therefore, the recipients of interests in the liquidating trust will not realize any value from these interests unless and until the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.
      Any plan to transfer assets to a liquidating trust is only a contingency plan. Therefore, our board of directors and the special committee have not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by our board of directors and the special committee at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.

Dissolution
      The plan of liquidation authorizes our board of directors, the special committee and our officers, when appropriate, to file articles of dissolution and to take any other appropriate and necessary action to dissolve our company under Maryland law.
Vote Required and Our Board of Directors and the Special Committee’s Recommendations
      Approval of the plan of liquidation proposal will require the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote in favor of the proposal. Failure to return a proxy card, abstentions and broker non-votes have the effect of a vote against the plan of liquidation proposal.
      OUR BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE EACH UNANIMOUSLY DETERMINED THAT THE PLAN OF LIQUIDATION IS IN YOUR AND OUR BEST INTERESTS AND HAVE APPROVED THE SALE OF ALL OF OUR ASSETS AND OUR DISSOLUTION IN ACCORDANCE WITH THE PLAN OF LIQUIDATION. ACCORDINGLY, OUR BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE EACH RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE PLAN OF LIQUIDATION PROPOSAL.
OTHER MATTERS AT THE SPECIAL MEETING
      Our board of directors does not know of any matters to be presented at the special meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the special meeting, the proxies will be voted in accordance with the discretion of the person or persons voting such proxies. These matters may include an adjournment or postponement of the special meeting from time to time if our board of directors so determines.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes the material United States federal income tax considerations that may be relevant to you from the transactions described in this proxy statement. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify until our liquidation, as a REIT for United States federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor does it discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States) subject to special treatment under the United States federal income tax laws.
      YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT AND YOUR RECEIPT OF DISTRIBUTIONS FROM US IN THE LIQUIDATION.
United States Federal Income Tax Consequences to Our Company and Our Stockholders

Tax Consequences to Our Company
      General. We plan to sell, transfer or otherwise dispose of all of our assets if our plan of liquidation is approved. Because we have only entered into one binding sale agreement for our interest in one of our properties, we do not know the exact amount that we will receive for the disposition of our assets. We estimate that our net proceeds from liquidation will range between approximately $452,770,000 and $504,930,000.

      We may also recognize gain or loss on the redemption of the Operating Partnership interests pursuant to the liquidation of the Operating Partnership. Our gain or loss would equal the difference between our “amount realized” from the redemption and our “adjusted tax basis” in such Operating Partnership interests. Our “amount realized” would include the amount of cash that we receive in the redemption plus our share of the Operating Partnership’s liabilities immediately prior to the sale. Our “adjusted tax basis” in the Operating Partnership interests would also include our share of the Operating Partnership’s liabilities immediately prior to the sale. See “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Basis in Operating Partnership Interest” on page 69.
      For federal income tax purposes, we are taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the tax code. If the liquidation is adopted by the stockholders, we currently contemplate that we will continue to qualify as a REIT prior to the final distribution of assets. However, in order for us to continue to qualify as a REIT, we must satisfy a number of asset, income and distribution tests, each of which is described below, and there can be no assurances that we will be able to satisfy these tests throughout the period during which we would liquidate our assets.
      In any year in which we qualify as a REIT, in general we will not be subject to federal income tax on that portion of our taxable income or capital gain which is distributed to stockholders. We will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.
      Notwithstanding our qualification as a REIT, we may be subject to taxation under certain circumstances. If we should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the gross income attributable to the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from “prohibited transactions,” see “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Prohibited Transactions Tax” on page 68 and, if we have (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We may also be subject to the corporate “alternative minimum tax” on our items of tax preference, as well as tax in certain situations not presently contemplated.
      Qualification as a REIT. The tax code defines a REIT generally as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the tax code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the tax code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the tax code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The tax code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Additionally, if for any taxable year we comply with regulations requiring the maintenance of records to ascertain ownership of our outstanding stock and we do not know or have reason to know that we failed to satisfy condition (vi), we will be treated as having satisfied that condition for any such taxable year.
      We believe that we have issued sufficient shares to allow us to satisfy conditions (v) and (vi). In addition, our charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above.
      In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to have earned the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the tax code, including for purposes of satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.
      Asset Tests. To qualify as a REIT for federal income tax purposes, at least 75% of the value of our assets at the close of each calendar quarter of our taxable year must be represented by real estate assets, cash, cash items, including receivables arising in the ordinary course of our operations, and government securities. The term “real estate assets” generally means real property, mortgages, interests therein and other real estate investment trusts. While non-government securities generally do not fall within any of these categories, non-government securities generally constitute “real estate assets” if they represent mortgages on real property. In connection with investments in non-government securities that do not constitute “real estate assets,” we generally may not do the following:

•	invest more than 5% of the value of our total assets in non-governmental securities of any one issuer (the “5% Asset Test”), unless the issuer is a taxable REIT subsidiary;

•	invest more than 20% of the value of our total assets in one or more taxable REIT subsidiaries; or

•	hold more than 10% of the total voting power of the outstanding securities, or 10% of the total value of outstanding securities of any one issuer (the “10% Asset Test”), unless the issuer is a qualified REIT subsidiary or a taxable REIT subsidiary.
      If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (i) we satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence was not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.
      On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004 (the “Jobs Act”), which amended certain rules relating to REITs. Pursuant to the Jobs Act, commencing with our taxable year beginning on January 1, 2005, if we fail to meet either the 5% Asset Test or the 10% Asset Test, after the 30-day cure period, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000.
      If we are entitled to avail ourselves of certain other relief provisions pertaining to the asset tests, we will maintain our qualification as a REIT, but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

      Income Tests. In order to qualify and maintain qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).
      Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the tax code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant, or Related Party Tenant. Our charter provides that no stockholder may own, directly or constructively, in excess of 9.9% of our common stock. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that we may directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. We may operate or manage the property or furnish or render services to the tenants of such property without disqualifying any rents received from such property as “rents from real property,” provided that any amounts received or accrued (directly or indirectly) by us for any such activities or services do not exceed 1% of all amounts received or accrued (directly or indirectly) by us with respect to such property. However, any amounts received or accrued (directly or indirectly) by us for any such activities or services will not qualify as “rents from real property,” even to the extent such amounts do not exceed the 1% threshold. We may furnish certain services (including “non-customary” services) through a taxable REIT subsidiary, which includes a corporation other than a REIT in which we hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax at regular corporate rates.
      We do not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person, (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue (subject to the 1% de minimis rule discussed above).
      The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the tax code. These relief provisions will generally be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax.

The Jobs Act, however, altered the requirements associated with the income tests relief provisions. Beginning with taxable years on or after January 1, 2005, the relief provisions are available if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with forthcoming Treasury Regulations; and

•	our failure to meet these tests was due to reasonable cause and not willful neglect.
      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — General,” on page 63 even if these relief provisions apply, a tax would be imposed with respect to the excess net income.
      Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction (as described below) and our net capital gain, and (b) 90% of our net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We may elect to retain and pay taxes on all or a portion of our net long-term capital gains for any taxable year, in which case our stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. Our stockholders would be treated as having paid their proportionate share of the capital gains tax paid by us, which amounts would be credited or refunded to the stockholders. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we are subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent possible, we intend to make timely distributions sufficient to satisfy this annual distribution requirement.
      In the taxable years during the period of liquidation, it is possible that we may not have sufficient cash or other liquid assets to meet the REIT distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income. In the event that such timing differences occur, we may find it necessary to arrange for short-term borrowings to pay dividends to our stockholders. It is possible, however, that we will not be able to arrange for short-term borrowings or another alternative for meeting the REIT distribution requirement, and therefore we face the risk that we will be unable to meet the REIT distribution requirement in the event that these timing differences occur.
      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
      Liquidation Period. We anticipate that we would remain qualified under the foregoing tests throughout the period of the liquidation of our assets. However, given the changes in the nature of our assets and in our sources of income that could result from dispositions of assets in the liquidation process and the need to retain assets to meet liabilities, there can be no assurance that we will continue to meet the qualification tests. If we cease to qualify as a REIT for any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income (including our share of any gains on disposition of properties by the Operating Partnership) at regular corporate tax rates. In addition, we would not be entitled to deduct dividends paid to our stockholders from our taxable income. The federal income taxes that we would be required to pay would significantly reduce the amounts otherwise distributable to our stockholders.
      Dividends Paid Deduction. In general, as a REIT, we are not subject to United States federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction, or DPD. Under Section 562(b) of the tax code, distributions eligible for the DPD include (1) in the case of amounts distributed in liquidation, the part of such distribution (deducting for such purpose the amount of such distribution equal to the capital and paid-in surplus attributable to the stock with respect to which the distribution is being made) which is properly chargeable to earnings and profits accumulated after February 28, 1913; and (2) in the case of a complete liquidation of a corporation occurring within 24 months after the adoption by a corporation of a plan of liquidation, any distribution within such period pursuant to such plan to the extent of the earnings and profits (computed without regard to capital losses) of such corporation for the taxable year in which such distribution is made. In addition, under Section 562(e) of the tax code, in the case of a REIT, in determining the amount of dividends under Section 316 of the tax code for purposes of computing the DPD, the earnings and profits of such REIT are increased for any taxable year by the total amount of gain, if any, on the sale or exchange of real property by the REIT during such taxable year.
      We expect to completely liquidate within 24 months after our adoption of our plan of liquidation, in which case any liquidating distributions that we make to our stockholders within such 24-month period pursuant to such plan will, to the extent of our earnings and profits (computed without regard to our capital losses) for the taxable year in which any such distributions are made, be treated as dividends for purposes of computing our DPD. For this purpose, for our taxable year in which we make the liquidating distributions to our stockholders, our earnings and profits will include any gain that we are allocated on the sale of the properties and any gain that we recognize on the redemption of the Operating Partnership units. We believe that our liquidating distributions to our stockholders will qualify for the DPD and that the amount of the DPD will exceed our taxable income or gain. Accordingly, we believe that we will not be subject to United States federal corporate income tax for the taxable years in which we liquidate. However, as described above in “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Distribution Requirements,” it is possible that we may not have sufficient cash to make the necessary distributions and therefore we can provide no assurance that the amount of the DPD in any given taxable year will exceed our taxable income or gain for such taxable year.
      Approval of the liquidation proposal by stockholders would constitute the adoption of a plan of liquidation for purposes of the tax code. We anticipate that we will completely liquidate within 24 months after our adoption of the plan of liquidation, which would allow us to take advantage of Section 562(b) of the tax code, but no assurance can be provided that this timetable will in fact be met. For instance, we may not be able to sell our assets at acceptable prices during this period. As the end of the 24-month period approaches, we intend to evaluate the then existing situation and consider whether distribution of our remaining assets and liabilities to a liquidating trust would be appropriate, or whether existing circumstances indicate that the stockholders would be better served by a course of action that might forego the benefits of Section 562(b) of the tax code.
      Foreclosure Property. As discussed above, in order to qualify and maintain qualification as a REIT under the tax code, one of the requirements that we must meet is that at least 95% of the our gross income for each taxable year must fall into certain categories of “permissible” income, or the 95% test. See “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Income Tests” on page 65. We generally cannot operate our properties because the income earned from the operation of a property would not fall into any of these categories of “permissible” income. However, the tax code provides for an exception pursuant to which we may operate a property for a period of 90 days if we acquire ownership or take possession of that property (and any personal property incident to that property) as a result of foreclosure (or otherwise having reduced such property to ownership or possession by agreement or process of law) after a default (or after a default is imminent) on a lease of the property or on indebtedness secured by the property. It is possible that, during the period of liquidation, we may acquire or take possession of a property in this manner. During the 90-day period following the acquisition (or taking of possession of a property in this manner), any income generated by the property would qualify as “permissible” income for purposes of the 95% test. However, at the expiration of the 90-day period, we would generally have to either sell the property, lease the property to a third party, or reach an agreement with an independent contractor to assume management of the property. If we are unable to implement one of these options by the end of the 90-day period, any income generated by the property after the 90-day period would not qualify as “permissible” income for purposes of the 95% test. A failure to satisfy the 95% test in any taxable year would cause us to lose our REIT status unless we could demonstrate that the failure was due to reasonable cause and not willful neglect. This may result in a significant decrease in the amount of cash available for distribution to stockholders. See “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Liquidation Period” on page 66.
      Prohibited Transactions Tax. So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business (other than property acquired as a result of foreclosure after a default or after a default is imminent). Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the plan of liquidation will constitute a prohibited transaction. However, there can be no assurance that the Internal Revenue Service, or the IRS will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.
      Classification of the Operating Partnership as a Partnership. We will be entitled to include in our income our distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if (i) it is not expressly classified as a corporation under Section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a “publicly traded partnership.”
      The Operating Partnership has not and will not request a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Currently the Operating Partnership is not expressly classified as, and will not elect to be classified as, a corporation for federal income tax purposes. If the IRS were to challenge the status of the Operating Partnership as a partnership for federal income tax purposes, and the challenge was sustained by a court, the Operating Partnership would be treated as a corporation for federal income tax purposes, as described below.
      Under Section 7704 of the tax code, a partnership is treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” (except in situations in which 90% or more of the partnership’s gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof).
      The Treasury Department has issued regulations, or the PTP Regulations, governing the classification of partnerships under Section 7704 of the tax code. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited “safe harbors” which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.
      The Operating Partnership has, and is expected to have, fewer than 100 partners (including persons owning interests through flow-through entities). The Operating Partnership has not issued any units in the Operating Partnership required to be registered under the Securities Act. Thus, the Operating Partnership presently qualifies for the safe harbors provided in the PTP Regulations. If the Operating Partnership was to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), it nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of “qualifying income” with the meaning of Section 7704(c)(2) of the tax code (including interest, dividends, “real property rents” and gains from the disposition of real property), or the “90% Passive-Type Income Exception. However, there is no assurance that the Operating Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.
      If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to satisfy the income and asset requirements for REIT status. See “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Income Tests” on page 65 and “Asset Tests” on page 64. In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. See “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Tax Consequences to Our Company — Distribution Requirements” on page 66. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners that are not pursuant to the plan of liquidation would constitute dividends to the extent of the Operating Partnership’s current or accumulated earnings and profits. Distributions pursuant to the plan of liquidation would be treated as distributions made in exchange for the stock of the Operating Partnership.
      The following discussion assumes that the Operating Partnership will be treated as a partnership for federal income tax purposes.
      Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the tax code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) of the tax code and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.
      If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the tax code and the Treasury Regulations promulgated thereunder.
      Basis in Operating Partnership Interest. Our adjusted tax basis in our interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (ii) will be increased by (a) our allocable share of the

Operating Partnership’s income and (b) our allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by our allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to us, and (c) by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.
      If the allocation of our distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceeds our adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to us. Such taxable income will normally be characterized as a capital gain, and if we have held our interest in the Operating Partnership for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.
Tax Consequences to our U.S. Stockholders
      The United States federal income tax consequences to our U.S. Stockholders upon our liquidation and their receipt of liquidating distributions from us are not entirely certain. This uncertainty arises from the interplay between the normal REIT distribution rules and the general rule under Section 331 of the tax code. In general, Section 331 provides that the amount received by a stockholder in a distribution in complete liquidation of a corporation is treated as in full payment in exchange for such stockholder’s stock in such corporation.
      We believe that the general rule under Section 331 of the tax code governs the United States federal income tax consequences to our U.S. Stockholders upon our liquidation and their receipt of liquidating distributions from us. First, the regulations promulgated under the REIT provisions of the tax code provide that the rules of Section 331 of the tax code apply to determine the character of liquidating distributions received by a stockholder of a REIT. Second, in at least one private letter ruling, the IRS has noted that although a liquidating distribution may be treated as a dividend by a REIT for purposes of the DPD, such distribution is treated at the stockholder level as an amount received in full payment in exchange for stock. In this ruling, the IRS ruled that the liquidating distributions received by the REIT’s stockholders were not characterized as dividends in their hands, but as payments in exchange for their stock. However, it should be noted that a private letter ruling may only be relied upon by the taxpayer requesting such ruling and therefore may not be cited as authority by another taxpayer for taking a position with respect to its taxes. Moreover, a private letter ruling does not preclude the IRS from taking a contrary position with respect to us or our stockholders.
      Accordingly, each U.S. Stockholder will recognize gain or loss for United States federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by the stockholder and the stockholder’s adjusted basis in our stock. U.S. Stockholders recognizing gain on their stock in the liquidation will only recognize such gain at the time and to the extent that the aggregate amount of distributions received pursuant to the plan of liquidation (for all taxable years) exceeds their adjusted basis in our stock prior to receipt of any liquidating distributions. U.S. Stockholders recognizing loss on their stock in the liquidation will only recognize such loss in the taxable year of our final liquidating distribution. If we decide to establish a liquidating trust, the distribution to U.S. Stockholders of interests in the liquidating trust will constitute the final liquidating distribution for these purposes. See “United States Federal Income Tax Consequences to Our Company and Our Stockholders — Liquidating Trust” on page 71.
      Gain or loss recognized by U.S. Stockholders on the liquidation will constitute a capital gain or loss if the U.S. Stockholder has held our stock as a capital asset and as a long-term capital gain or loss if the U.S. Stockholder has held our stock for more than one year at the time of the stockholder’s receipt of the liquidating distributions. The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 15%. However, a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the tax code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued final Treasury Regulations relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, U.S. Stockholders are urged to consult with their tax advisors with respect to their capital gain tax liability resulting from our liquidation and their receipt of liquidating distributions from us. A corporate U.S. Stockholder that has held its stock for more than one year will be subject to a 35% maximum tax rate on its capital gains recognized as a result of our liquidation and its receipt of liquidating distributions from us. In general, any loss recognized by a U.S. Stockholder that has held its stock for six months or less after applying the holding period rules will be treated as a long-term capital loss to the extent of distributions received by the stockholder from us that were required to be treated as long-term capital gains.
      For purposes of this discussion, a “U.S. Stockholder” is a beneficial owner of our shares that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any state of the United States (or the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996, and was eligible to elect, and validly elected, to be treated as a domestic trust. A “Non-U.S. Stockholder” is any beneficial owner of our shares other than a U.S. Stockholder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes. If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.
United States Federal Income Tax Consequences to Non-U.S. Stockholders.
      The rules governing United States federal income taxation of Non-U.S. Stockholders are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A Non-U.S. Stockholder should consult with its own tax advisor to determine the impact of United States federal, state and local income tax laws with regard to our liquidation and its receipt of liquidating distributions from us. Accordingly, this discussion does not address all aspects of United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances.

Tax Consequences to Non-U.S. Stockholders Under The Foreign Investment In Real Property Tax Act of 1980 (“FIRPTA”).
      In general, Section 897 of the tax code requires a Non-U.S. Stockholder that disposes of a “United States real property interest,” or USRPI, to treat any gain or loss from such disposition as gain that is effectively connected with the conduct of a trade or business within the United States or as loss that is allocable to such gain. A USRPI includes an interest in real property located in the United States and any interest other than that of a creditor in a domestic corporation that is a “United States real property holding corporation.”
      As noted above, we intend to treat our liquidating distributions to our stockholders as distributions eligible for the DPD and, from our stockholders’ perspective (including Non-U.S. Stockholders), as payments made in exchange for their stock. Accordingly, gain recognized by a Non-U.S. Stockholder on its receipt of liquidating distributions would be subject to FIRPTA taxation only if its stock constitutes a USRPI. The stock will only constitute a USRPI if we are not a “domestically controlled REIT.” We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by foreign persons. We continue to believe that we are a domestically-controlled REIT and, therefore, a Non-U.S. Stockholder’s receipt of liquidating distributions from us will not be subject to taxation under FIRPTA. However, we cannot guarantee that we are a domestically-controlled REIT, nor can we guarantee that we will, through the date of our final liquidating distribution, continue to be a domestically-controlled REIT.
      If a Non-U.S. Stockholder were to recognize any gain on its receipt of liquidating distributions and such gain were subject to taxation under FIRPTA, then the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable domestic stockholder, subject to any applicable alternative minimum tax, possible withholding tax, special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Stockholders in the absence of treaty relief or exemption.

United States Income Tax Consequences to Non-U.S. Stockholders Other Than Under FIRPTA.
      Gain recognized by a Non-U.S. Stockholder upon our liquidation and its receipt of liquidating distributions from us which is not otherwise subject to taxation under FIRPTA will nonetheless be subject to United States federal income tax if (1) the Non-U.S. Stockholder’s investment in its stock is “effectively connected” with the Non-U.S. Stockholder’s United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a domestic stockholder with respect to such gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax; or (2) an individual Non-U.S. Stockholder is present in the United States for at least 183 days during a three-year period ending in the current calendar year, in which case the Non-U.S. Stockholder will be subject to a 30% tax on his or her net capital gains for the taxable year.
Liquidating Trust
      If we are not able to dispose of all of our assets within 24 months after the adoption of the plan of liquidation, or if it is otherwise advantageous or appropriate to do so, we may establish a liquidating trust to which we could distribute in kind our unsold assets. In any event, even if we dispose of all of our assets within such 24-month period, it might be necessary to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the tax code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the tax code nor the regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations. If we establish a liquidating trust, we intend to comply with such IRS guidelines.
      An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. Except as discussed below, a liquidating trust will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, each beneficiary will be treated as the owner of its pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, if the liquidation proposal is approved and if we ultimately employ a liquidating trust, each stockholder would be treated as having received a liquidating distribution equal to its share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and generally would recognize gain to the extent such value was greater than its basis in its shares. It is possible, however, that stockholders may not receive a distribution of cash or other assets with which to satisfy the resulting tax liability, or in the event that a stockholder receives any such cash or assets, the stockholder may not receive the cash or assets until the due date has passed for filing the stockholder’s tax return for the taxable year in which the distribution to the liquidating trust occurs. Under those circumstances, a stockholder would be required to pay tax on gain generated by the distribution of assets to the liquidating trust in the absence of, or prior to, distributions of cash or assets from the liquidating trust to the stockholder. In addition, each stockholder would be required to take into account in computing its own taxable income its pro rata share of each item of income, gain, deduction and loss of the liquidating trust.
      In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining a stockholder’s gain at the time interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property ultimately received by the liquidating trust upon its sale of the assets. In such case, the stockholders may recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the tax code.
      Since stockholders would be treated as owning their respective shares of the liquidating trust’s assets, they would be treated as directly engaging in the operations of the trust. As such, stockholders that are tax-exempt entities may realize “unrelated business taxable income” with respect to the trust’s activities and Non-U.S. Stockholders may be considered to receive income that is “effectively connected” with a U.S. trade or business. A full discussion of the consequences to tax-exempt and Non-U.S. Stockholders of using a liquidating trust is beyond the scope of this document and any such stockholder should consult its own tax advisor regarding the receipt and ownership of an interest in a liquidating trust.
      An individual stockholder who itemizes deductions would be entitled to deduct its pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the stockholder’s other miscellaneous deductions, exceeded 2% of its adjusted gross income. A stockholder would also recognize taxable gain or loss when all or part of its pro rata portion of an asset is disposed of for an amount greater or less than its pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss would be capital gain or loss so long as the stockholder held its interest in the assets as a capital asset.
      If a liquidating trust fails to qualify as a grantor trust for federal income tax purposes, its treatment will depend upon, among other things, the reasons for its failure to so qualify. If the liquidating trust fails to qualify as a grantor trust because the liquidation is considered to have been unreasonably prolonged or the liquidation purpose has become so obscured by business activities that the declared purpose of liquidation is considered to have been lost or abandoned, then the liquidating trust will most likely be treated as a partnership. Partnership status, however, would require that the liquidating trust avoid being classified as a publicly traded partnership (discussed above), which among other things may require that interests in the trust not be transferable. If the liquidating trust were classified as a publicly traded partnership, the liquidating trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the liquidating trust were classified as a partnership for federal income tax purposes, it is likely that the tax consequences to the stockholders as a result of owning interests in the liquidating trust would not differ materially from the tax consequences to the stockholders if the liquidating trust was classified as a grantor trust. If the liquidating trust were classified as a corporation, the liquidating trust itself would be subject to tax and stockholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If we determine to make use of a liquidating trust, it is anticipated that every effort will be made to ensure that the trust will be classified as a grantor trust for federal income tax purposes.
Backup Withholding And Information Reporting Consequences To Stockholders
      Generally, we must report annually to the IRS and to our stockholders the amount of dividends paid during each calendar year, and the amount of any tax withheld. Information reporting requirements may apply even if withholding is not required. Copies of these information reporting returns also may be made available, under provisions of an applicable income tax treaty or agreement, to the tax authorities in the country in which a Non-U.S. Stockholder is resident.
      In general, under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding with respect to dividends paid unless the stockholder: is a corporation or comes within other exempt categories, and when required, demonstrates this fact; furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on IRS Form W-9, or an appropriate substitute form; and otherwise complies with applicable requirements of the backup withholding rules.
      As noted above, we intend to treat the liquidating distributions that we make to you as payments made in exchange for your stock. As a general matter, backup withholding and information reporting will not apply to a payment of the liquidation proceeds in respect of stock held by or through a foreign office of a foreign broker. However, information reporting will apply to a payment of such proceeds outside the U.S. if: (1) the payment is made through an office outside the United States of a broker that is (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or (c) a “controlled foreign corporation” for U.S. federal income tax purposes; and (2) the broker fails to initiate documentary evidence that the stockholder is a Non-U.S. Stockholder and that specified conditions are met or that the Non-U.S. Stockholder otherwise is entitled to a exemption.
      Payment to or through a United States office of a broker of the liquidation proceeds in respect of stock generally is subject to both backup withholding and information reporting. If, however, a broker has proper documentation in its records upon which it can rely to treat the holder as a Non-U.S. Stockholder and other conditions are met, or the stockholder otherwise establishes an exemption, backup withholding and information reporting will not apply. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.
State And Local Taxes
      Our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of our stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the transactions described herein and on the receipt of the liquidating distributions from us.

PRINCIPAL STOCKHOLDERS
      The following table shows, as of December 20, 2005, the number and percentage of shares of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) the chief executive officer (and each of our four most highly compensated executive officers if such officer’s salary and bonus for 2004 exceeded $100,000), (3) each director and (4) all directors and executive officers as a group.

	Number of Shares of
	Common Stock		Percent
Name	Beneficially Owned(1)(2)		of Class

Anthony W. Thompson, Chairman**	124,313	(2)	*
Scott D. Peters, Chief Executive Officer and President***	-0-		*
Gary T. Wescombe, Director	30,000		*
Edward A. Johnson, Director	30,000		*
D. Fleet Wallace, Director	30,000		*
W. Brand Inlow, Director	30,000		*
Glenn L. Carpenter, Director	10,000		*
Gary H. Hunt, Director	5,000		*

All Named Executive Officers and Directors as a Group	259,313		*

*	Represents less than 1% of our outstanding common stock.

**	Mr. Thompson resigned as our chief executive officer and president effective as of December 19, 2005.

***	Mr. Peters was appointed our chief executive officer and president effective as of December 19, 2005.

(1)	These amounts include shares issuable upon exercise of options granted to each individual under our independent director stock option plan or our officer and employee stock option plan, to the extent that such options are currently exercisable or will become exercisable within 60 days after December 15, 2005.

(2)	These amounts include restricted shares granted to each individual under our 2004 incentive award plan.

(3)	Includes 6,175 shares of common stock owned by AWT Family LP, a limited partnership controlled by Mr. Thompson and 23,138 shares of common stock owned by the Advisor, Triple Net Properties, LLC. Mr. Thompson is the chief executive officer and 36% owner of Triple Net Properties, LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our officers, directors and persons who own 10% or more of our common stock, to report their beneficial ownership of our common stock (and any related options) to the SEC. Their initial reports must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Officers, directors and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).
      Based solely on our review of copies of these reports filed by or on behalf of our officers and directors (or oral representations that no such reports were required), we believe that none of our officers or directors complied with any applicable Section 16(a) filing requirements (we have no stockholders who own 10% of our common stock) at December 31, 2004. As of June 25, 2005, we believe these individuals made the appropriate filings to comply with the Section 16(a) requirements.

DESCRIPTION OF BUSINESS
Our Company
      We were incorporated on December 18, 2001 under the laws of the Commonwealth of Virginia and we were qualified and elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. On September 27, 2004, we were reincorporated in the State of Maryland in accordance with the approval of our stockholders at the 2004 Annual Meeting of Shareholders. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as dividends at least 90% of our REIT taxable income, as defined by the Internal Revenue Code, or Code, to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates. As of December 31, 2004, we believe we are in compliance with all relevant REIT requirements.
      We were organized to acquire, manage, and invest in office, industrial and service real estate properties, or interests therein, with a government-tenant orientation. We completed our first property acquisition in September 2002. As of September 30, 2005, we have purchased interests in 25 properties, including 23 consolidated interests in office properties and two unconsolidated interests in office properties.
      We conduct business and own properties through our wholly-owned Operating Partnership, G REIT, L.P., or the Operating Partnership, which was formed as a Virginia limited partnership in December of 2001. We are the sole general partner of the Operating Partnership and have control over the affairs of the Operating Partnership.
      Our day to day operations are managed by Triple Net Properties, LLC, or the Advisor, under an Advisory Agreement, or the Advisory Agreement. The Advisory Agreement expired on July 22, 2005, and is renewable every anniversary thereof for a one-year term. Our Advisor has proposed that we bear additional costs under the terms of a new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with the Advisor in response to its proposal. The Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. If the plan of liquidation is approved by our stockholders, the Advisor has agreed to continue to provide such services to us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. Our Advisor is affiliated with us in that we and our Advisor have common officers and a common director who own in the aggregate a total of 40% of the equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, an affiliate of our Advisor, which is 84% owned by Anthony W. Thompson and 16% owned by Louis J. Rogers, president of our Advisor, to provide various services to us and our properties. The Advisor and Realty were formed in 1998 to serve as an asset and property manager for real estate investment trusts, syndicated real estate limited partnerships, limited liability companies and similar real estate entities.
      The Advisor’s principal executive offices are located at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705 and the telephone number is (877) 888-7348. We make our periodic and current reports available on the Advisor’s website at www.1031nnn.com after these materials are filed with the Securities and Exchange Commission, or SEC. They are also available for printing by any stockholder upon request. We do not maintain our own website or have an address or telephone number separate from the Advisor. Since we pay a management fee to the Advisor, we do not pay rent for the use of its space.
Public Offering of Equity Securities; Use of Proceeds
      Pursuant to a registration statement on Form S-11/ A under the Securities Act which was declared effective by the SEC on July 22, 2002, or our Initial Offering, we offered for sale to the public on a “best efforts” basis a maximum of 20,000,000 shares of our common stock at a price of $10.00 per share and up to 1,000,000 additional shares pursuant to a dividend reinvestment plan, or DRIP, pursuant to which our stockholders could elect to have their dividends reinvested in additional shares of our common stock. On February 9, 2004, we terminated our Initial Offering and began the sale to the public on a “best efforts” basis of 27,000,000 shares of our common stock at a price of $10.00 per share and up to 1,500,000 additional shares of our common stock in accordance with the DRIP pursuant to a registration statement on Form S-11/ A declared effective by the SEC on January 23, 2004, or our Second Offering and, together with our Initial Offering, our Offerings. On April 30, 2004, we terminated our Second Offering, the DRIP and our share repurchase plan.
      From July 22, 2002 through December 31, 2004, we sold and issued 43,865,000 shares of our common stock pursuant to our Offerings which resulted in gross proceeds of $437,315,000. Net proceeds after selling commissions, marketing and due diligence costs and organization and offering expenses totaled $393,018,000.
Current Investment Objectives and Policies

Business Strategy
      Subject to the plan of liquidation, our current primary investment objective is to obtain current income from investments in real estate, including real estate that has a government-tenant orientation. Accordingly, we have sought to:

•	invest in income producing real property generally through equity investments in a manner which permits us to continue to qualify as a REIT for federal income tax purposes;

•	generate cash available for distribution to our stockholders;

•	preserve and protect our stockholders’ capital; and

•	realize capital appreciation upon the ultimate sale of our properties.
      To the extent of any additional proceeds or reinvestment proceeds, we will strive to invest in a diversified portfolio of additional properties in terms of geography, type of property and types of tenants that will satisfy our investment objectives. However, we cannot assure you that we will attain these objectives or that our stockholders’ capital will not decrease.
Acquisition Strategies
      Subject to the plan of liquidation, our primary acquisition strategy, under our current business plan (without reference to any strategic shifts) is to acquire and manage (through entities owned or controlled, directly or indirectly by us), office, industrial and service properties that have a government-tenant orientation inasmuch as substantial space is being leased to government tenants. In general, we define government tenants to include:

•	U.S. federal government departments and agencies;

•	state, local and other government departments and agencies;

•	quasi-governmental agencies;

•	government contractors and service providers;

•	governmental licensees; and

•	health care, medical insurance, grant research and similar companies.
      Subject to the plan of liquidation, we primarily acquire our properties through wholly-owned subsidiaries of the Operating Partnership. We may also acquire undivided TIC interests in real properties and real properties subject to long-term ground leases. As of September 30, 2005, we have acquired 23 consolidated properties and interests in two unconsolidated properties as undivided TICs. We may purchase TIC interests in properties where the other TICs are participating in tax-free exchanges arranged by the Advisor. In connection with any reinvestment of sales proceeds in connection with a tax-free exchange, the Advisor or its affiliates may earn commissions. Other methods of acquiring a property may be used when advantageous. For example, we may acquire properties through joint ventures or the acquisition of substantially all of the interests of an entity that in turn owns a real property. Additionally, we may invest excess cash in interest-bearing accounts and short-term interest-bearing securities. Such investments may include, for example, investments in marketable securities, certificates of deposit and interest-bearing bank deposits.
      Subject to the plan of liquidation, we may continue to primarily acquire properties with cash and mortgage or other debt; however, we may also acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price for such properties in cash or in units of the Operating Partnership. In the case of properties purchased on an all-cash basis, we may later incur mortgage indebtedness by obtaining loans secured by selected properties, if favorable financing terms are available. The proceeds from such loans, if any, would be used to acquire additional properties to potentially increase our cash flow. Although not required by our charter or bylaws as a policy matter, we do not intend to incur indebtedness in excess of 60% of the aggregate fair market value of all of our properties, as determined at the end of each calendar year. In addition, we do not intend to incur secured indebtedness on a specific property in excess of 80% of such property’s fair market value.
      As of September 30, 2005, we had interests in eight properties located in California which accounted for 41.9% of our total revenue and seven properties located in Texas which accounted for 25.5% of our total revenue based on contractual base rent from leases in effect at September 30, 2005. As of September 30, 2005, none of our tenants accounted for 10% or more of our aggregate annual rental income. Our gross leases typically require that we pay all or a majority of the operating expenses, including real estate taxes, special assessments, utilities, insurance and building repairs related to the property. In addition, most of our government tenant leases may permit tenants to terminate under certain circumstances, including, for example, in the event of their failure to obtain financial appropriations or in the event of the termination or non-renewal of a material contract.
      To assist us in meeting our objectives, the Advisor and its affiliates may purchase properties in their own name, assume loans in connection with the purchase of properties and temporarily hold title to such properties for the purpose of facilitating our acquisition of such property. They may also borrow money, obtain financing or complete construction of properties on our behalf. We may also acquire properties from the entities managed by the Advisor. Such acquisitions must be approved by a majority of our directors, including a majority of our independent directors, and supported by an independent appraisal prepared by an appraiser who is a member in good standing of the American Institute of Real Estate Appraisers or similar national organization selected by our independent directors.
Acquisition Standards
      Subject to the plan of liquidation and based on the Advisor’s prior real estate experience, we believe that the Advisor has the ability to identify properties capable of meeting our current investment objectives. In evaluating potential acquisitions, the primary factor we consider is the property’s current and projected cash flow. We also consider a number of other factors relating to a property including, without limitation, the following:

•	geographic location and type;

•	construction quality and condition;

•	potential for capital appreciation;

•	ability of tenants to pay scheduled rent;

•	lease terms and rent roll, including the potential for rent increases;

•	potential for economic growth in the tax and regulatory environment of the community in which the property is located;

•	potential for expanding the physical layout of the property;

•	occupancy and demand by tenants for properties of a similar type in the same geographic vicinity;

•	prospects for liquidity through sale, financing or refinancing of the property;

•	competition from existing properties and the potential for the construction of new properties in the area; and

•	treatment under applicable federal, state and local tax and other laws and regulations.
      The Advisor has substantial discretion with respect to the selection of specific properties.
      We will not close the purchase of any property unless and until we obtain at least a Phase I environmental assessment for that property and we are generally satisfied with the environmental status of the property.
      In purchasing properties, we will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	periods of high interest rates and tight money supply which may make the sale of properties more difficult;

•	tenant turnover; and

•	general overbuilding or excess supply in the market area.
Disposition Strategies
      Subject to the plan of liquidation, we currently consider various factors when evaluating potential property dispositions. These factors include, without limitation, the following:

•	the ability to sell the property at a price we believe would provide an attractive return to our stockholders;

•	our ability to recycle capital into core markets consistent with our business strategy;

•	our desire to exit markets that are not core markets;

•	whether the property is strategically located;

•	tenant composition and lease rollover for the property;

•	general economic conditions and outlook, including job growth in the local market; and

•	the general quality of the asset.
Operating Strategies
      Subject to the plan of liquidation, our current primary operating strategy is to acquire suitable properties with a government-tenant orientation that meet our acquisition standards and to enhance the performance and value of those properties through management strategies designed to address the needs of current and prospective tenants. Our current management strategies include:

•	aggressively leasing available space through targeted marketing augmented, where possible, by the Advisor’s local asset and property management offices;

•	re-positioning properties to include, for example, shifting from single to multi-tenant use in order to maximize desirability and utility for prospective tenants;

•	controlling operating expenses by centralization of asset and property management, leasing, marketing, financing, accounting, renovation and data processing activities;

•	emphasizing regular maintenance and periodic renovation to meet the needs of tenants and to maximize long-term returns; and

•	financing acquisitions and refinancing properties when favorable terms are available to increase cash flow.
Financing Policies
      Subject to the plan of liquidation, we currently conduct substantially all of our investment and debt-financing activities through the Operating Partnership. To date, we have financed our investments through a combination of equity as well as secured debt. The terms of our line of credit and secured notes contain various financial covenants which require satisfaction of certain total debt-to-asset ratios, secured debt-to-total-asset ratios, debt service coverage ratios, as well as other customary limitations. A primary objective of our financing policy is to manage our financial position to allow us to raise capital at competitive rates. As of September 30, 2005, 16 of our properties were subject to existing mortgages with an aggregate principal amount outstanding of $416,026,000, consisting of $275,138,000, or 66.1%, of fixed rate debt at a weighted average interest rate of 5.31% per annum and $140,888,000, or 33.9%, of variable rate debt at a weighted average interest rate of 5.81% per annum. Approximately $89,000,000, or 63.2%, of our variable rate debt is subject to various interest rate swap, cap and collar agreements that at September 30, 2005 convert some of this debt into fixed rate debt ranging from 5.0% to 5.75% per annum. The fixed interest rates and the interest rate swap, cap and collar agreements on the variable interest rates limit the risk of fluctuating interest rates. In addition, we utilize certain derivative financial instruments at times to limit interest rate risk. The derivatives we enter into, and the only derivative transactions approved by our board of directors, are those which are used only for hedging purposes rather than speculation. If an anticipated hedged transaction does not occur, any positive or negative value of the derivative will be recognized immediately in net income.
      Subject to the plan of liquidation, we currently intend to utilize one or more sources of capital for future growth, which may include borrowings under our secured credit facility with a group of banks led by LaSalle Bank National Association, or LaSalle, and/or the issuance of equity or debt. There is no assurance, however, that we will be able to obtain capital on favorable terms or at all.
      To the extent that our board of directors decides to obtain additional capital, we may elect to retain our earnings (subject to the provisions of the Code requiring distributions of taxable income to maintain REIT status), or dispose of some of our properties or utilize a combination of these methods.
Tax Status
      We elected to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Code and believe that we have qualified since our first year of operations. As long as we qualify for taxation as a REIT, we generally will not be subject to federal income tax to the extent we distribute at least 100% of our REIT taxable income to our stockholders (disregarding the dividends paid deduction and excluding net capital gain). If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, we will also be disqualified for taxation as a REIT for the four taxable years following the year in which we lose our qualification. Even if we qualify as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.
Distribution Policy
      In order to qualify as a REIT for federal income tax purposes, we must generally distribute at least 90% of our REIT taxable income (disregarding the dividends paid deduction and excluding net capital gains) to our stockholders. The declaration of monthly distributions on our common stock is at the discretion of our board of directors and our board will determine the amount of distributions on a regular basis. The amount of distributions will depend on our funds from operations, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and other factors our board of directors deem relevant.
Competition
      We currently compete with a considerable number of other real estate companies seeking to lease office space, some of which may have greater marketing and financial resources than we do. Principal factors of competition in our business are the quality of properties (including the design and condition of improvements), leasing terms (including rent and other charges and allowances for tenant improvements), attractiveness and convenience of location, the quality and breadth of tenant services provided and reputation as an owner and operator of quality office properties in the relevant market. Our ability to compete also depends on, among other factors, trends in the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, including capital raised by incurring debt, construction and renovation costs, taxes, governmental regulations, legislation and population trends.
      We hold interests in properties located in California, Texas, Nebraska, Florida, Delaware, Washington, Pennsylvania, Missouri, Maryland, Illinois, and Nevada. Other entities managed by the Advisor also own property interests in some of the same regions in which we own property interests and such properties are managed by Realty. Our properties may face competition in these geographic regions from such other properties owned, operated or managed by the Advisor or the Advisor’s affiliates. The Advisor or its affiliates have interests that may vary from those we may have in such geographic markets.
Government Regulations
      Many laws and government regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.
      Costs of Compliance with the Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations must meet federal requirements for access and use by disabled persons. Although we believe that we are in substantial compliance with present requirements of the ADA, none of our properties have been audited, nor have investigations of our properties been conducted to determine compliance. We may incur additional costs in connection with the ADA. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA or any other legislation, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and pay distributions could be adversely affected.
      Costs of Government Environmental Regulation and Private Litigation. Environmental laws and regulations hold us liable for the costs of removal or remediation of certain hazardous or toxic substances on our properties. These laws could impose liability without regard to whether we are responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner and operator of our properties, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.
      Use of Hazardous Substances by Some of Our Tenants. Some of our tenants routinely handle hazardous substances and wastes on our properties as part of their routine operations. Environmental laws and regulations subject these tenants, and potentially us, to liability resulting from such activities. We require the tenants, in their leases, to comply with these environmental laws and regulations and to indemnify us for any related liabilities. We are unaware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.
      Other Federal, State and Local Regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we may incur governmental fines or private damage awards. While we believe that our properties are currently in material compliance with all of these regulatory requirements, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely affect our ability to make distributions to our stockholders. We believe, based in part on engineering reports which are generally obtained at the time we acquire the properties, that all of our properties comply in all material respects with current regulations. However, if we were required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and to pay distributions could be adversely affected.
Significant Tenants
      As of September 30, 2005, none of our tenants accounted for 10% or more of our aggregate annual rental income. However, separate agencies of the General Services Administration had 18 leases at eight of our consolidated properties which we expect will account for 22.5% of our projected aggregate annual rental income for the year ended December 31, 2005.
      Our ten largest tenants at our consolidated properties, based upon the aggregate annual rental income, we expect will account for 34.6% of our aggregate annual rental income at December 31, 2005. These tenants are:

•	General Services Administration (EPA) at Hawthorne Plaza, at 7.8%;

•	Federal Deposit Insurance Corp. at Pacific Place, at 5.2%;

•	City of San Diego at 600 B St. San Diego, at 4.0%;

•	Jacobs Engineering at One Financial Plaza, at 3.3%;

•	General Services Administration (IRS) at North Pointe Corporate Center, at 2.8%;

•	General Services Administration at Public Ledger Building, at 2.7%;

•	Radian International at AmberOaks Corporate Center, at 2.5%;

•	American Honda Finance Corporation at Madrona Builing, at 2.4%

•	General Services Administration (U.S. Bankruptcy Court) at 824 Market St., at 2.1%.

•	Stifel, Nicolaus and Company at One Financial, at 1.8%
      The loss of these above-mentioned tenants or their inability to pay rent could have a material adverse effect on our business and results of operations.
      We are also subject to a concentration of regional economic exposure as 46.3% and 23.4% of our aggregate annual base rental income is generated by our consolidated properties located in California and Texas, respectively. Regional economic downturns in California and Texas could adversely impact our operations.
Employees
      We have no employees and our executive officers are all employees of the Advisor. Substantially all of our work is performed by employees of the Advisor and its affiliates.

Financial Information About Industry Segments
      We are in the business of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of office, industrial and service properties. We internally evaluate all of our properties as one industry segment, and, accordingly, we do not report segment information.
PROPERTIES
      As of September 30, 2005, we owned 23 consolidated office properties located in ten states, with an aggregate GLA of 5.6 million square feet. We also owned interests in two unconsolidated office properties located in two states with an aggregate GLA of 648,000 square feet. As of September 30, 2005, 42.1% of the aggregate GLA of our consolidated properties was leased to government-oriented tenants.
      The following table presents certain additional information about our consolidated properties at September 30, 2005:

		GLA	%	%	Date	Total	Annual	%		Annual
Property	Property Location	(Sq Ft)	of GLA	Owned	Acquired	Purchase Price	Rent(1)	Total	Physical	Rent

5508 West Hwy. 290 Building	Austin, TX	74,000	1.3%	100.0%	09/13/02	$10,300,000	$1,099,000	1.2%	85.0%	$14.75
Two Corporate Plaza	Clear Lake, TX	161,000	2.9%	100.0%	11/27/02	13,580,000	2,388,000	2.6%	87.9%	14.80
Atrium Building	Lincoln, NE	167,000	3.0%	100.0%	01/31/03	4,352,000	1,387,000	1.5%	81.0%	8.31
Department of Children & Family Campus	Plantation, FL	124,000	2.2%	100.0%	04/25/03	11,580,000	1,981,000	2.2%	87.0%	15.97
Gemini Plaza	Houston, TX	159,000	2.8%	100.0%	05/02/03	15,000,000	1,467,000	1.6%	100.0%	9.25
Bay View Plaza	Alameda, CA	61,000	1.1%	97.7%	07/31/03	11,655,000	1,283,000	1.4%	93.0%	20.87
North Pointe Corporate Center	Sacramento, CA	133,000	2.4%	100.0%	08/11/03	24,205,000	2,920,000	3.2%	82.6%	21.92
824 Market St.	Wilmington, DE	202,000	3.6%	100.0%	10/10/03	31,900,000	4,061,000	4.5%	88.8%	20.50
Sutter Square Galleria	Sacramento, CA	61,000	1.1%	100.0%	10/28/03	8,240,000	1,222,000	1.3%	99.2%	19.99
One World Trade Center	Long Beach, CA	573,000	10.2%	100.0%	12/05/03	113,648,000	11,279,000	12.4%	87.2%	19.67
Centerpoint Corporate Park	Kent, WA	436,000	7.8%	100.0%	12/30/03	54,220,000	4,320,000	4.7%	66.2%	9.92
AmberOaks Corporate Center	Austin, TX	282,000	5.0%	100.0%	01/20/04	35,525,000	3,040,000	3.3%	92.2%	10.79
Public Ledger Building	Philadelphia, PA	471,000	8.4%	100.0%	02/13/04	33,950,000	6,913,000	7.6%	82.6%	14.67
Madrona Buildings	Torrance, CA	211,000	3.8%	100.0%	03/31/04	45,900,000	4,563,000	5.0%	94.7%	21.59
Brunswig Square	Los Angeles, CA	136,000	2.4%	100.0%	04/05/04	23,805,000	2,664,000	2.9%	90.3%	19.59
North Belt Corporate Center	Houston, TX	157,000	2.8%	100.0%	04/08/04	12,675,000	2,500,000	2.7%	98.0%	15.97
Hawthorne Plaza	San Francisco, CA	422,000	7.5%	100.0%	04/20/04	97,000,000	10,570,000	11.6%	86.1%	25.04
Pacific Place	Dallas, TX	324,000	5.8%	100.0%	05/26/04	29,900,000	4,738,000	5.2%	99.7%	14.62
600 B Street	San Diego, CA	339,000	6.1%	100.0%	06/14/04	77,190,150	7,655,000	8.4%	99.8%	22.59
Western Place I & II	Fort Worth, TX	431,000	7.7%	78.5%	07/23/04	33,500,000	6,029,000	6.6%	84.6%	13.99
One Financial Plaza	St. Louis, MO	434,000	7.8%	77.6%	08/06/04	37,000,000	6,646,000	7.3%	94.0%	15.31
Pax River Office	Lexington Park, MD	172,000	3.1%	100.0%	08/06/04	14,000,000	1,508,000	1.7%	65.3%	8.77
Opus Plaza at Ken Caryl	Littleton, CO	62,000	1.1%	100.0%	09/12/05	10,176,000	739,000	0.8%	100.0%	11.89

(1)	Annualized rental income based on contractual base rent from leases in force at September 30, 2005.

(2)	As of September 30, 2005 87.6% of the total GLA in the Company’s consolidated properties was leased.

(3)	Average annual rent per square foot at September 30, 2005.
      G REIT, Inc. A summary of our organizational structure and the properties we own and hold interests in as of September 30, 2005 is as follows:
      The following is a summary of our ownership information for the properties in which we own less than a 100% interest:
Congress Center Ownership
      The following is a summary of our relationships with entities with ownership interests in Congress Center.

Bay View Plaza Ownership
      The following is a summary of our relationships with entities with ownership interests in Bay View Plaza.
Park Sahara Ownership
      The following is a summary of our relationships with entities with ownership interests in Park Sahara.

Western Place I & II Ownership
      The following is a summary of our relationships with entities with ownership interests in Western Place I & II.
One Financial Plaza Ownership
      The following is a summary of our relationships with entities with ownership interests in One Financial Plaza.

Affiliated Companies
      The following is a summary detailing the relationships that Anthony W. Thompson has with Triple Net Properties, LLC, NNN Capital Corp., and Realty at September 30, 2005.
      Mr. Thompson has resigned as our chief executive officer and president effective as of December 19, 2005. However, Mr. Thompson will continue to be actively involved on our behalf as the chairman of our board of directors and as the chief executive officer and chairman of the Advisor.
Lease Expiration Table
      The following table presents the sensitivity of our annual base rent due to lease expirations for the next 10 years at our consolidated properties as of September 30, 2005, by number, percentage of total aggregate GLA and annual base rent.

					% of Total
		Total Sq.	% of Total	Annual Rent	Annual Rent
	Number	Ft. of	GLA	Under	Represented by
	of Leases	Expiring	Represented by	Expiring	Expiring
Year Ending December 31	Expiring	Leases	Expiring Leases	Leases	Leases

2005	21	87,000	1.9%	$1,666,000	2.0%
2006	95	539,000	11.9	9,461,000	11.1
2007	86	873,000	19.2	14,886,000	17.5
2008	67	506,000	11.1	9,912,000	11.6
2009	78	611,000	13.4	13,714,000	16.1
2010	44	343,000	7.5	6,236,000	7.3
2011	29	594,000	13.1	8,488,000	10.0
2012	33	479,000	10.5	9,525,000	11.2
2013	15	331,000	7.3	7,845,000	9.2
2014	7	65,000	1.4	774,000	0.9
Thereafter	5	117,000	2.6	2,734,000	3.2

Total	480	4,545,000	100%	85,241,000	100%

Concentration of Tenants
      The following table sets forth information as to the ten largest tenants at the consolidated properties as of September 30, 2005, based upon aggregate annual rental income.

			% of
		Current	Total
		Annual Base	Rental	Rentable	Lease	Renewal
Lessee	Property	Rent	Income	Square Feet	Expiration	Options

GSA (EPA)(*)	Hawthorne Plaza	$7,123,000	7.8%	259,000	9/30/2009	None
FDIC(*)	Pacific Place	4,698,000	5.2	321,000	11/30/2007	None
City of San Diego(*)	600 B St.	3,660,000	4.0	168,000	5/31/2013	Two 5 year
Jacobs Engineering Group	One Financial	3,031,000	3.3	54,000	9/30/2012	One 5 year
GSA (IRS)(*)	North Pointe	2,510,000	2.8	92,000	8/17/2007	None
GSA(*)	Public Ledger	2,462,000	2.7	131,000	4/23/2008	None
Radian International	Amber Oaks V	2,262,000	2.5	174,000	7/30/2011	Two 5 year
American Honda Finance Corp.	Madrona	2,196,000	2.4	87,000	3/31/2005	One 5 year
GSA (U.S. Bankruptcy Court)(*)	824 Market	1,910,000	2.1	69,000	8/5/2013	None
Stifel, Nicolaus and Company	One Financial	1,632,000	1.8	96,000	4/30/2011	Two 5 year

		$31,484,000	34.6%	1,451,000

(*) Government entity or government contractor.
Geographic Diversification; Concentration Table
      The following table lists, in alphabetical order, the states where our consolidated properties are located and provides certain information regarding our portfolio’s geographic diversification/concentration as of September 30, 2005.

					Approximate
			Approximate	Current	% of
	No. of	Aggregate	% of	Annual Base	Aggregate
State	Properties	Square Feet	Square Feet	Rent	Annual Rent

California	8	1,936,000	34.6%	$42,156,000	46.3%
Delaware	1	202,000	3.6	4,061,000	4.5
Florida	1	124,000	2.2	1,981,000	2.2
Maryland	1	172,000	3.1	1,508,000	1.7
Missouri	1	434,000	7.8	6,646,000	7.3
Nebraska	1	167,000	3.0	1,387,000	1.5
Pennsylvania	1	471,000	8.4	6,913,000	7.6
Texas	7	1,588,000	28.4	21,261,000	23.4
Washington	1	436,000	7.8	4,320,000	4.7
Colorado	1	62,000	1.1	739,000	.1

Total	23	5,592,000	100.0%	$90,972,000	100.0%

Indebtedness
      At September 30, 2005, we had secured mortgage loans and other debts outstanding, representing aggregate indebtedness of $416,026,000 consisting of $275,138,000, or 66%, of fixed rate debt at a weighted-average interest rate of 5.31% per annum and $140,888,000, or 34%, variable rate debt at a weighted-average interest rate of 5.81% per annum. The variable rate debt includes $59,217,000 on our credit facility with LaSalle Bank National Association and margin loan on our marketable securities.
Recent Acquisitions and Dispositions
      On October 21, 2005, through our wholly-owned subsidiary G REIT — Eaton Freeway Industrial Park, LLC, we purchased a 100% interest in Eaton Freeway, a four-building multi-tenant industrial complex totaling 62,000 square feet of GLA located in Phoenix, Arizona. The property was purchased from an unaffiliated third party for a purchase price of $7,588,000. We paid Realty a sales commission of $152,000, or 2.0% of the purchase price, of which 75% was passed through to the Advisor pursuant to the Realty-Triple Net Agreement. At the time of our acquisition of the property, we obtained a first mortgage loan in the amount of $5,000,000 secured by the property from Principal Bank. The loan bears interest at a fixed rate of 5.21% per annum and the maturity date of the loan is May 1, 2011.
      On December 20, 2005, the Park Sahara property in Las Vegas, Nevada, of which we own a 4.75% TIC interest, was sold to an unaffiliated third party for a total sales price of $17,455,000. We received net cash proceeds totaling approximately $273,000 after repayment of debt, closing costs and other transaction expenses. The sale resulted in us recording a net gain of approximately $126,000. A property disposition fee was paid to Realty of $320,000, or approximately 1.8% of the total sales price, and sales commissions to unaffiliated brokers of $639,000, or approximately 3.7% of the total sales price. The sale of our interest in the Park Sahara property was consummated in accordance with our regular business practices. If you do not approve the plan of liquidation, we presently intend to reinvest the net proceeds from the sale of the Park Sahara property in accordance with our regular business practices regarding purchases and sales of our properties, which may include reinvestment of the net proceeds in real estate investments that qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.
LEGAL PROCEEDINGS
SEC Investigation
      On September 16, 2004, the Advisor learned that the SEC is conducting an investigation captioned In the matter of Triple Net Properties, LLC. The SEC has requested information from the Advisor relating to disclosure in securities offerings (including offerings by us, T REIT and A REIT) and information advising the SEC of the exemption from the registration requirements of the Securities Act of 1933, as amended, which were relied upon for the private offerings in which the Advisor and its affiliated entities were involved. In addition, the SEC has requested financial information regarding these REITs as well as the limited liability companies advised by the Advisor. We intend to cooperate fully with the SEC in its investigation and the Advisor has informed us that it intends to cooperate fully the SEC in its investigation.
Litigation
      To our knowledge, there are no material pending legal proceedings, other than routine litigation incidental to our business, to which we are a party or of which any of our properties is subject.

SELECTED FINANCIAL INFORMATION
      The following table sets forth our selected consolidated financial data:

•	as of and for each of the nine month periods ended September 30, 2005 and 2004; and

•	as of and for each of the years ended December 31, 2004, 2003, 2002, and 2001.
      The following selected consolidated financial data as of and for each of the years ended December 31, 2004, 2003 and 2002 was derived from our historical consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002. Operations did not commence until 2002, therefore, financial information for the years ended December 31, 2001 and 2000 are not included in this filing. The following selected consolidated financial data as of and for each of the nine month periods ended September 30, 2005 and 2004 were derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, which, in our opinion, has been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the nine-month periods ended September 30, 2005 and 2004 are not necessarily indicative of results that may be expected for the entire year.
      SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations. The Company has reclassified amounts related to the Atrium Building, Sutter Square Galleria and 525 B Street in the consolidated financial statements to reflect the reclassification required by SFAS No. 144. Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of the Atrium Building, Sutter Square Galleria and 525 B Street have been excluded from the Company’s results from continuing operations for all periods presented herein. The financial results for the Atrium Building, Sutter Square Galleria and 525 B Street are presented in the Company’s Consolidated Statements of Operations in a single line item entitled “Income from discontinued operations” and the related assets and liabilities are presented in the Consolidated Balance Sheets in line items entitled “Property held for sale, net” and “Notes payable secured by property held for sale.”
      You should read the following information together with the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto.
SELECTED FINANCIAL DATA
G REIT, INC.
(a Maryland corporation)

		December 31,
	September 30,
Selected Financial Data(1)	2005	2004	2003	2002	2001

BALANCE SHEET DATA:
Total assets	$804,154,000	$915,050,000	$345,399,000	$36,461,000	$100
Mortgage loans payable (including properties held for sale)	356,809,000	442,275,000	97,257,000	16,860,000	—
Credit facility and other debt	59,217,000	58,369,000	81,534,000	—	—
Stockholders’ equity	338,228,000	357,025,000	150,522,000	18,350,000	—

	Nine Months	Nine Months	Years Ended December 31,
	Ended	Ended
	September 30, 2005	September 30, 2004	2004	2003	2002	2001

OPERATING DATA (BY YEAR):
Rental income	$79,800,000	$56,675,000	$84,776,000	$10,761,000	$733,000	—
Rental expenses	36,847,000	23,221,000	35,837,000	3,702,000	205,000	—
General and administrative expense	2,810,000	1,819,000	3,303,000	1,477,000	170,000	—
Interest expense	20,503,000	11,528,000	16,607,000	2,375,000	248,000	—
Income (loss) from continuing operations	(6,467,000)	(675,000)	(1,456,000)	132,000	26,000	—
Discontinued operations:
Gain on sale of real estate	10,554,000	—	—	—	—	—
Income (loss) from discontinued operations	1,709,000	(166,000)	(420,000)	(54,000)	—
Net income (loss)	5,796,000	(841,000)	(1,876,000)	78,000	26,000	—
Net income (loss) per common share:
Continuing operations — basic and diluted	$(0.15)	$(0.02)	$(0.04)	$0.02	$0.06
Discontinued operations — basic and diluted(2)	0.28	0.00	(0.01)	(0.01)	—	—
Total net income (loss) per common share — basic and diluted	0.13	(0.02)	(0.05)	0.01	0.06	—
Distributions declared	24,663,000	19,794,000	28,042,000	6,211,000	280,000	—
Distributions per common share(2)	$0.56	$0.56	$0.75	$0.74	$0.69	—
Weighted average number of shares outstanding(2):
Basic and diluted	43,866,000	35,141,000	37,336,000	8,243,000	405,000	10
OTHER DATA:
Cash flows provided by (used in) operating activities	$20,084,000	$32,690,000	$39,905,000	$7,878,000	$(609,000)	—
Cash flows provided by (used in) investing activities	92,658,000)	(217,252,000)	(563,218,000)	(291,418,000)	(26,101,000)	—
Cash flows (used in) provided by financing activities	(111,299,000)	191,572,000	525,347,000	290,694,000	35,089,000	100
Funds from operations(2)(3)	$24,212,000	$23,337,000	$33,818,000	$5,019,000	$128,000	—
Number of consolidated properties	23	22	23	11	2	—
Rentable square feet	5,592,000	5,956,000	5,972,000	2,146,000	235,000	—
Occupancy of portfolio	88%	87%	88%	88%	96%	—

(1)	The above selected financial data should be read in conjunction with the historical consolidated financial statements and related notes appearing elsewhere in this report. The above selected financial data should be read in conjunction with the historical consolidated financial statements and related notes appearing elsewhere in this report as of and for the periods ended December 31, 2003, September 30, 2003, September 30, 2004 and December 31, 2004. The historical consolidated financial statements and related notes for 2002 are included in our previously filed Annual Report on Form 10-K for the year ended December 31, 2002.

(2)	Net income (loss) and distributions per share are based upon the weighted average number of shares of common stock outstanding. Distributions by us of the current and accumulated earnings and profits for federal income tax purposes are taxable to our stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of our stockholder’s basis in the shares of common stock to the extent thereof (a return of capital for tax purposes), and thereafter as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of the stockholder’s shares. For the years ended December 31, 2004, 2003 and 2002, 51.64%, 53.61% and 34.71%, respectively, represented a return of capital for tax purposes. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our REIT taxable income. REIT taxable income does not include net capital gains. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet the REIT distribution requirements. Distributions are determined by our board of directors and are dependent on a number of factors, including the amount of funds available for distribution, our financial condition, any decision by our board of directors to reinvest funds rather than to distribute funds, our capital expenditures, the annual distribution required to maintain REIT status under the Code and other factors our board of directors may deem relevant.

(3)	One of our objectives is to provide cash distributions to our stockholders from cash generated from operations. We believe that Funds From Operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. The White Paper defines FFO as net income or loss computed in accordance with generally accepted accounting principles, or GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Other REITs may use different methodologies for calculating FFO and, accordingly, our FFO calculations may not be comparable to other REITs.

Because FFO excludes depreciation and amortization, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income. In addition, we believe FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results of operations.

Non-cash adjustments to arrive at FFO consisted of adjustments for, depreciation and amortization and net gain (loss) from the sale of a joint venture. For additional information, see “Funds from Operations,” which includes a reconciliation of our GAAP net income available to our stockholders to FFO for the nine months ended September 30, 2005 and the years ended December 31, 2004, 2003 and 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the section “Selected Financial Information,” and our historical consolidated financial statements and related notes thereto included elsewhere in this report.
Forward-Looking Statements
      Historical results and trends should not be taken as indicative of future operations. Our statements contained in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Actual results may differ materially from those included in the forward-looking statements. We intend those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative/ regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs; availability of capital; interest rates; our ability to service our debt; our lender’s waiver of certain covenant compliance issue; competition; supply and demand for operating properties in our current and proposed market areas; the prospect of a continuing relationship with the Advisor (as defined below); generally accepted accounting principles; and policies and guidelines applicable to REITs; and litigation, including, without limitation, the investigation by the Securities and Exchange Commission, or the SEC, of our Advisor. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.
Overview and Background
      We were incorporated on December 18, 2001 under the laws of the Commonwealth of Virginia. On September 27, 2004, we were reincorporated in the State of Maryland in accordance with the approval of our stockholders at the 2004 annual meeting of stockholders. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are generally required to distribute annually as distributions at least 90% of our REIT taxable income (disregarding the dividends paid deduction and excluding net capital gain), as defined by the tax code, to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate tax rates. As of September 30, 2005, we believe we were in compliance with all relevant REIT requirements.
      We were incorporated to acquire, manage and invest in office, industrial and service real estate properties with a government-tenant orientation. As of September 30, 2005, we have purchased interests in 25 properties, including 23 consolidated interests in office properties and two unconsolidated undivided tenant in common , or TIC, interests in office properties. At September 30, 2005, 87.6% of the total gross leaseable area, or GLA, of the consolidated properties was leased and tenants with a government orientation occupied 42.1% of the total GLA.
      We are externally-advised by Triple Net Properties, LLC, or the Advisor, which is 36% owned by Anthony W. Thompson, the chairman of our board of directors, and our chief executive officer and president, until his resignation as our chief executive officer and president effective as of December 19,

2005. The Advisor is primarily responsible for managing our day-to-day operations and assets. The advisory agreement between us and the Advisor, or the Advisory Agreement, has a one-year term which expired on July 22, 2005, and is renewable every anniversary thereof for a one-year term subject to approval by a majority of our independent directors. The Advisor has proposed that we bear additional costs under the terms for any new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with the Advisor in response to its proposal. Pending agreement on the terms of a renewal of the Advisory Agreement, the Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement, and, in the event that we do not enter into a new Advisory Agreement with the Advisor, we expect to continue to receive such services from the Advisor on a month-to-month basis. The Advisor is affiliated with us in that we and the Advisor have common officers and directors. Our officers and directors own in the aggregate a 40% equity interest in the Advisor. The Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, an affiliate of the Advisor, which is 84% owned by Anthony W. Thompson, to provide various services to our properties.
Business Strategy
      Subject to the plan of liquidation, our primary business strategy is to actively manage our property portfolio to seek to achieve gains in rental rates and occupancy, control operating expenses and maximize income from ancillary operations and services. We believe that our recent acquisitions and dispositions of real estate investments will have a significant impact on our future results of operations. In the event of subsequent dispositions, if we do not redeploy the funds into additional acquisitions, our future results of operations could be negatively impacted due to the dilutive impact of the uninvested funds. We may also sell existing properties and place the net proceeds into new investment properties we believe will generate long-term value. Additionally, we may invest excess cash in interest-bearing accounts and short-term interest-bearing securities and equity securities. Such investments may include, for example, investments in marketable securities, certificates of deposit and interest-bearing bank deposits.
Critical Accounting Policies

Use of Estimates
      The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to revenue recognition, allowance for doubtful accounts, impairment of real estate and intangible assets, purchase price allocation, deferred assets and qualification as a REIT. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could vary from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Unaudited Interim Statements
      The condensed consolidated financial statements as of and for the nine months ended September 30, 2005 and 2004 and related footnote disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for fair presentation of the results of the interim periods. All such adjustments are of a normal and recurring nature.

Property Held for Sale
      Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations. On August 10, 2005, we sold the 525 B Street property. On May 23, 2005 the board of directors approved the listing for sale of the Atrium Building and Sutter Square Galleria properties. As a result of such listings and sale, we reclassified amounts related to the 525 B Street, Atrium Building and Sutter Square Galleria properties in the condensed consolidated financial statements to reflect the reclassification required by SFAS No. 144.
      Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of the 525 B Street, Atrium Building and Sutter Square Galleria properties have been excluded from our results from continuing operations for all periods presented herein. The financial results for the 525 B Street, Atrium Building and Sutter Square Galleria properties are presented in our condensed consolidated statements of operations in a single line item entitled “Income (loss) from discontinued operations” and the related assets and liabilities are presented in the condensed consolidated balance sheets in line items entitled “Properties held for sale, net,” “Assets held for sale, net,” “Mortgage loans payable secured by properties held for sale” and “Liabilities of properties held for sale, net.”

Revenue Recognition and Allowance for Doubtful Accounts
      Base rental income is recognized on a straight-line basis over the terms of the respective lease agreements (including rent holidays). Differences between rental income recognized and amounts contractually due under the lease agreements are credited or charged, as applicable, to rent receivable. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. We also maintain an allowance for deferred rent receivables arising from the straight-lining of rents. We determine the adequacy of this allowance by continually evaluating individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees, if applicable, and current economic conditions.

Impairment
      Our properties are stated at depreciated cost. We assess the impairment of a real estate asset when events or changes in circumstances indicate that the net book value may not be recoverable. Indicators we consider important which could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	significant underperformance relative to historical or projected future operating results; and

•	significant change in the manner in which the asset is used.
      In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of the property. The estimate of expected future net cash flows is inherently uncertain and relies on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It requires us to make assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels and the estimated proceeds generated from the future sale of the property.
      We have not recorded any impairment losses for the nine months ended September 30, 2005 and 2004, or the years ended December 31, 2004 and 2003.

Purchase Price Allocation
      In accordance with SFAS No. 141, Business Combinations, we, with assistance from independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible assets and below market lease values are included in intangible liabilities in the accompanying condensed consolidated financial statements and are amortized to rental income over the weighted-average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.
      These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.

Deferred Assets
      Costs incurred for debt financing and property leasing are capitalized as deferred assets. Deferred financing costs include amounts paid to lenders and others to obtain financing. Such costs are amortized over the term of the related loan. Amortization of deferred financing costs is included in interest expense in the condensed consolidated statements of operations. Deferred leasing costs include leasing commissions that are amortized using the straight-line method over the term of the related lease. Unamortized financing and leasing costs are charged to expense in the event of debt prepayment or early termination of the lease.

Qualification as a REIT
      Since our taxable year ended December 31, 2002, we have organized and operated, and intend to continue to operate, so as to qualify for taxation as a REIT under the Code. Our qualification and taxation as a REIT depends on our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, numerous requirements established under highly technical and complex Code provisions subject to interpretation.
      If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless entitled to relief under specific statutory provisions, we also would be disqualified as a REIT for four taxable years following the year during which qualification was lost.

2005 Acquisitions
      On September 12, 2005, through our wholly-owned subsidiary G REIT — Opus Plaza at Ken Caryl, LLC, we purchased a 100% interest in Opus Plaza at Ken Caryl, a single-story office building of 62,000 square feet of GLA located in Littleton, Colorado. The property was purchased from an unaffiliated third party for a purchase price of $10,176,000. The seller paid Realty a sales commission of $296,000, or 2.9% of the purchase price, of which 75% was passed through to our Advisor pursuant to an agreement between our Advisor and Realty, or the Realty-Triple Net Agreement. At the time of acquisition, we obtained a first mortgage loan from LaSalle Bank National Association, or LaSalle, secured by the property in the amount of $6,700,000. The loan bears interest at a fixed rate of 5.24% per annum and its maturity date is October 1, 2015.

2004 Acquisitions
      We acquired the following properties during 2004 (for further discussion on these properties, see Note 3 to the consolidated financial statements):

AmberOaks Corporate Center — Austin, Texas — January 20, 2004 — we own 100%

Public Ledger Building — Philadelphia, Pennsylvania — February 13, 2004 — we own 100%

Madrona Buildings — Torrance, California — March 31, 2004 — we own 100%

Brunswig Square — Los Angeles, California — April 5, 2004 — we own 100%

North Belt Corporate Center — Houston, Texas — April 8, 2004 — we own 100%

Hawthorne Plaza — San Francisco, California — April 20, 2004 — we own 100%

Pacific Place — Dallas, Texas — May 26, 2004 — we own 100%

525 B Street (Golden Eagle) — San Diego, California — June 14, 2004 — we own 100%

600 B Street (Comerica) — San Diego, California — June 14, 2004 — we own 100%

Western Place I & II — Fort Worth, Texas — July 23, 2004 — we own 78.5%

Pax River Office Park — Lexington Park, Maryland — August 6, 2004 — we own 100%

One Financial Plaza — St. Louis, Missouri — August 6, 2004 — we own 77.6%
      During the year ended December 31, 2004, we completed the acquisition of ten wholly-owned properties and two TIC interests in two properties with TIC interests of 78.5% and 77.6%, adding a total of 3,798,000 square feet of gross leaseable area, or GLA, to our property portfolio. The aggregate purchase price was $536,755,000, of which $327,038,000 was financed with mortgage debt. We paid $13,315,000 in commissions to Realty in connection with these acquisitions. In accordance with Statement of Accounting Financial Standard, or SFAS, No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2004, we have allocated and recorded $93,192,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases ranging from one to 107 months. Total amortization of the lease intangible assets for 2004 was $14,132,000. On certain acquisitions, we have recorded lease intangible liabilities related to the acquired below market leases of $23,433,000 during 2004. The lease intangible liabilities are being amortized over the term of each of the underlying tenant leases ranging from two to 123 months. Amortization of $5,406,000 was recorded for these lease intangibles during 2004.

2003 Acquisitions
      We acquired the following consolidated properties during 2003; for further discussion on these properties:

Atrium Building — Lincoln, Nebraska — January 31, 2003 — we own 100%

Department of Children and Families Campus — Plantation, Florida — April 25, 2003 — we own 100%

Gemini Plaza — Houston, Texas — May 2, 2003 — we own 100%

Bay View Plaza — Alameda, California — July 31, 2003 — we own 97.68%

North Pointe Corporate Center — Sacramento, California — August 11, 2003 — we own 100%

824 Market Street — Wilmington, Delaware — October 10, 2003 — we own 100%

Sutter Square — Sacramento, California — October 28, 2003 — we own 100%

One World Trade Center — Long Beach, California — December 5, 2003 — we own 100%

Centerpoint Corporate Center — Kent, Washington — December 30, 2003 — we own 100%
      During the year ended December 31, 2003, we completed the acquisition of eight wholly-owned properties, one property with a TIC interest of 97.68% and two unconsolidated TIC interests in two properties with TIC interests of 30.00% and 4.75%, adding a total of 2,564,000 square feet of GLA to our property portfolio. The aggregate purchase price of the nine consolidated properties was $274,980,000, of which $125,673,000 was financed with mortgage debt. We paid $7,079,000 in commissions to Realty in connection with these acquisitions. In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2003, we have allocated and recorded $6,192,000 of intangible assets associated with in-place lease origination costs, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases ranging from 14 to 94 months. Total amortization of the lease intangible assets for 2003 was $599,000. On certain acquisitions, we have recorded lease intangible liabilities related to the acquired below market leases which aggregated $7,969,000 during 2003. The lease intangible liabilities are being amortized over the term of each of the underlying tenant leases ranging from 13 to 120 months. Amortization of $472,000 was recorded for these lease intangibles during 2003.

2005 Dispositions
      On August 10, 2005, we sold the 525 B Street property located in San Diego, California to an unaffiliated third party, for a sales price of $116,000,000. In conjunction with the sale of the 525 B Street property, we paid off our existing cross-collateralized debt of $126,000,000 on the 525 B and 600 B Street properties. The sale resulted in us recording a gain of $10,554,000. At closing, we paid a disposition fee to Realty in the amount of $1,115,000, or 1.0% of the sales price, of which 75% was passed through to the Advisor pursuant to the Realty-Triple Net Agreement, and sales commissions to unaffiliated brokers of $862,000, or 0.7% of the sales price.
Factors Which May Influence Results of Operations

Rental Income
      The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from unscheduled lease terminations at the existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Scheduled Lease Expirations
      As of September 30, 2005, our consolidated properties were 87.6% leased. 1.9% of the leased GLA expires during the remainder of 2005 and 11.9% of the leased GLA expires during 2006. Our leasing strategy for the remainder of 2005 and 2006 focuses on negotiating renewals for leases scheduled to expire during the year and identifying new tenants or existing tenants seeking additional space to occupy the GLA for which we are unable to negotiate such renewals with the existing tenant. Of the leases expiring in 2005 and 2006, we anticipate, but cannot assure, that approximately 60.2% and 38.9%, respectively, of the tenants will renew for another term. At the time the leases expire and if the tenants do not renew the lease, we will write-off all tenant relationship intangible assets associated with such tenants.
      On July 1, 2005, United Airlines, a tenant at our Centerpoint Corporate Park property, terminated its lease early and vacated its space at the property. United Airlines occupied 31,000 square feet, or 7.1%, of the GLA at Centerpoint Corporate Park. The lease was scheduled to expire on March 31, 2011. United Airlines has declared bankruptcy and, as a result, it is not likely that we will receive any early termination fees or additional rent or damages. From January 1, 2005 through June 30, 2005, we amortized $697,000 related to the intangible assets associated with United Airlines, thereby fully amortizing all such intangible assets.

Sarbanes-Oxley Act
      The Sarbanes-Oxley Act of 2002 and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies have increased the costs of compliance with corporate governance, reporting and disclosure practices which are now required of us. These costs were unanticipated at the time of our formation and may have a material impact on our results of operations and could impact our ability to continue to pay distributions at current rates to our stockholders. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our stockholders.
      In addition, these laws, rules and regulations create new legal bases for potential administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing its risks of liability and potential sanctions. We expect that our efforts to comply with these laws and regulations will continue to involve significant, and potentially increasing costs and, any failure to comply, could result in fees, fines, penalties or administrative remedies against us.

Results of Operations

Comparison of the nine months ended September 30, 2005 to the nine months ended September 30, 2004

	Nine Months Ended

	September 30,	September 30,		Percent
	2005	2004	Change	Change

Revenues:
Rental income	$79,800,000	$56,675,000	$23,125,000	40.80%
Expenses:
Rental expenses	36,847,000	23,221,000	13,626,000	58.68%
General and administrative	2,810,000	1,819,000	991,000	54.48%
Depreciation and amortization	28,271,000	21,813,000	6,458,000	29.61%

	67,928,000	46,853,000	21,075,000	44.98%
Income before other (expense) income, minority interests	11,872,000	9,822,000	2,050,000	20.87%
Other (expense) income:
Interest (including amortization of deferred financing costs)	(20,503,000)	(11,528,000)	(8,975,000)	77.85%
Interest and dividend income	666,000	339,000	327,000	96.46%
Gain on sale of marketable securities and joint venture	318,000	1,401,000	(1,083,000)	(77.30)%
Equity in earnings (loss) of unconsolidated real estate	997,000	(255,000)	1,252,000	(490.98)%
Minority interests	183,000	(43,000)	226,000	(525.58)%
Income taxes	—	(411,000)	411,000	(100.00)%

Income (loss) from continuing operations before discontinued operations	(6,467,000)	(675,000)	(5,792,000)	858.07%

Discontinued operations:
Gain on sale of real estate	10,554,000	—	10,554,000	—
Income (loss) from discontinued operations	1,709,000	(166,000)	1,875,000	(1,129.52)%

	12,263,000	(166,000)	12,429,000	(7,487.35)%

Net income (loss)	$5,796,000	$(841,000)	$6,637,000	(789.18)%

      Rental income increased $23,125,000, or 40.80%, to $79,800,000 during the nine months ended September 30, 2005, compared to the same period of the prior year. $24,121,000, or 104%, of the increase was attributable to 11 properties acquired during 2004. This was offset by a decrease in rental income of $636,000, or 3%, for the nine months ended September 30, 2005, as a result of a decrease in the rental income and amortization of below market rental revenue as a result of tenant leases expiring during the period. In addition, $360,000, or 2%, of the decrease during the nine months ended September 30, 2005, was attributable to a tenant downsizing at one of our properties.
      Rental expenses increased $13,626,000, or 58.68%, to $36,847,000 during the nine months ended September 30, 2005, compared the same period of the prior year. $12,388,000, or 91%, of the increase was attributable to 11 properties acquired in 2004. $1,219,000, or 9%, of the increase during the nine months ended September 30, 2005, was due to increased property taxes as a result of property value reassessments by taxing authorities in the second quarter of 2005. Rental expenses include, but are not limited to, property tax, utilities, property management and other costs associated with the building operations of the properties.

      General and administrative expenses consist primarily of third party professional legal and accounting fees related to our SEC filings and compliance requirements. General and administrative expenses increased and $991,000 or 54.48%, to $2,810,000 during the nine months ended September 30, 2005, compared to the same period of the prior year. $100,000, or 10%, of the increase was attributable to 11 properties acquired in 2004. $854,000, or 86%, of the increases were attributable to increases in stock compensation expense, board of directors fees and legal and printing fees in 2005.
      Depreciation and amortization expense increased $6,458,000, or 29.61%, to $28,271,000 during the nine months ended September 30, 2005, compared to the same period of the prior year. $7,992,000, or 124%, of the increase during the nine months ended September 30, 2005 was attributable to 11 properties acquired in 2004. $532,000, or 8%, of the increases during the nine months ended September 30, 2005, was due to the early lease termination of United Airlines at our Centerpoint property and the subsequent write-off of the unamortized portion of SFAS No. 141 items allocated to the United Airlines lease. These increases were offset by decreases in depreciation and amortization expense as a result of tenant leases expiring during the periods, thereby causing a decrease in the depreciation and amortization expense related to the tenant improvements and lease commissions as the assets were fully amortized.
      Interest expense increased $8,975,000, or 77.85%, to $20,503,000 during the nine months ended September 30, 2005, compared to the same period of the prior year. The increase during the nine months ended September 30, 2005 was due to the following: $4,639,000, or 52%, of the increase was attributable to 11 properties acquired in 2004 and one property acquired in the third quarter of 2005; $963,000, or 11%, of the increase was due to the refinancing of variable rate debt at an interest rate of 3.7% per annum into fixed rate debt at 5.48% per annum; $959,000, or 11%, of the increase was due to the write-off of unamortized loan fees in conjunction with the refinancing of One World Trade Center in July 2005; $909,000, or 10%, of the increase was due to refinancing of variable rate debt at an interest rate of 3.9% per annum into fixed rate debt at an interest rate of 5.2% per annum in May 2004; $599,000, or 7%, of the increase was due to the breakage of rate lock deposits in June 2005 and September 2005; $165,000, or 2%, of the increase was due to the write-off of unamortized loan fees in conjunction with the refinancing of Madrona in April 2005. As of September 30, 2005, the weighted average interest rate on our outstanding debt was 5.48% per annum compared to 4.18% per annum at September 30, 2004.
      Interest and dividend income increased $327,000, or 96.46%, to $666,000 during the nine months ended September 30, 2005, compared to the same period of the prior year. $200,000, or 61%, of the increase during the nine months ended September 30, 2005, is attributable to the breakage of a rate lock deposit in August 2005. $28,000, or 9%, of the increase during the nine months ended September 30, 2005, was primarily attributable to the interest and dividend income earned on our investment in marketable equity securities. $42,000, or 13%, of the increase during the nine months ended September 30, 2005 was primarily attributable to the interest income earned on the rate lock deposit in accordance with the terms of the rate lock agreement. $52,000, or 16%, of the increase during the nine months ended September 30, 2005 was due to interest income earned on the refinancing proceeds that were held in an escrow account for two and a half months after the refinancing of one of our properties. These increases were offset by decreases in interest income earned in interest bearing cash accounts in the prior year as a result of higher cash balances in the prior year.
      Equity in earnings of unconsolidated real estate increased by $1,252,000, or 490.98%, to $997,000 during the nine months ended September 30, 2005, compared to the same period of the prior year. The increase was due primarily to the decrease in depreciation and amortization expense resulting from the listing for sale of the Congress Center and Park Sahara properties on February 8, 2005 and April 11, 2005, respectively. In accordance with SFAS No. 144, depreciation was not recorded after the two properties were listed for sale.
      Income taxes consisted of the provision recorded as a result of the gain on sale of the joint venture at the G REIT-TRS, Inc., a taxable REIT subsidiary, in July 2004.
      Income from discontinued operations was $1,709,000 for the nine months ended September 30, 2005, and is comprised of the net operating results of the 525 B Street, Atrium Building and Sutter Square

Galleria properties. On August 10, 2005, we sold the 525 B Street property. On May 23, 2005, the board of directors approved the listing for sale of the Atrium Building and Sutter Square Galleria properties.
      Gain on sale of real estate was $10,554,000 for the nine months ended September 30, 2005 and is comprised of the gain on sale of the 525 B Street property which was sold on August 10, 2005.
      As a result of the above, net income for the nine months ended September 30, 2005, was $5,796,000, or $0.13 per basic and diluted share, compared with net loss of ($841,000), or ($0.02) per basic and diluted share, for the nine months ended September 30, 2004.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003

				Percent
	2004	2003	Change	Change

Revenues:
Rental income	$84,776,000	$10,761,000	$74,015,000	687.81%
Expenses:
Rental expenses	35,837,000	3,702,000	32,135,000	868.04%
General and administrative	3,303,000	1,477,000	1,826,000	123.63%
Depreciation and amortization	31,140,000	3,400,000	27,740,000	815.88%

	70,280,000	8,579,000	61,701,000	719.21%

Income before other (expense) income, minority interest and income taxes	14,496,000	2,182,000	12,314,000	564.34%
Other (expense) income:
Interest (including amortization of deferred financing costs)	(16,607,000)	(2,375,000)	(14,232,000)	599.24%
Interest and dividend income	417,000	124,000	293,000	236.29%
Gain on sale of marketable securities and joint venture	1,231,000	—	1,231,000	—
Equity in earnings (losses) of unconsolidated real estate	(604,000)	204,000	(808,000)	(396.08)%

Minority interests	9,000	(3,000)	12,000	(400.00)
Income taxes	(398,000)		(398,000)	—
Income (loss) from continuing operations before discontinued operations	(1,456,000)	132,000	(1,588,000)	(1,203.03)%

Income (loss) from discontinued operations	(420,000)	(54,000)	(366,000)	677.78

Net income (loss)	$(1,876,000)	$78,000	$(1,954,000)	(2,505.13)%

      Rental income increased $74,015,000, or 688%, to $84,776,000 during the year ended December 31, 2004 compared to rental income of $10,761,000 for the year ended December 31, 2003. $42,839,000 or 58%, of the increases were primarily attributable to the 11 properties acquired during 2004, which remained in continuing operations. $29,891,000, or 40%, of the increases were attributable to a full year of ownership of the seven properties acquired during 2003, which remained in continuing operations.
      Rental expenses increased $32,135,000, or 868%, to $35,837,000 during the year ended December 31, 2004 compared to rental expenses of $3,702,000 for the year ended December 31, 2003. $19,084,000, or 59%, of the increases were primarily attributable to the 11 properties acquired during 2004, which remained in continuing operations. $11,483,000, or 36%, of the increases were attributable to a full year of ownership of the seven properties acquired during 2003, which remained in continuing operations.
      General and administrative expenses consist primarily of third party professional legal and accounting fees related to our SEC filing requirements. General and administrative expenses increased $1,826,000, or 124%, to $3,303,000 during the year ended December 31, 2004 compared to general and administrative expenses of $1,477,000 for the year ended December 31, 2003. $506,000, or 28%, of the increases were primarily attributable to the 11 properties acquired during 2004, which remain in continuing operations.

$160,000, or 9%, of the increases were attributable to a full year of ownership of the seven properties acquired during 2003, which remain in continuing operations. $257,000, or 14%, of the increases were attributable to stock compensation expense related to the stock option and restricted stock grants in 2004. In addition, $723,000, or 40%, of the increases were attributable to an increase in fees for services rendered by the independent auditors and outside council in 2004.
      Depreciation and amortization expense increased $27,740,000, or 816%, to $31,140,000 during the year ended December 31, 2004 compared to depreciation and amortization expense of $3,400,000 for the year ended December 31, 2003. $17,287,000, or 62%, of the increases were primarily attributable to the 11 properties acquired during 2004, which remain in continuing operations. $10,536,000, or 38%, of the increases were attributable to a full year of ownership of the nine properties acquired during 2003, which remain in continuing operations.
      Interest expense increased $14,232,000, or 599%, to $16,607,000 during the year ended December 31, 2004 compared to interest expense of $2,375,000 for the year ended December 31, 2003. $7,668,000, or 54%, of the increases were primarily attributable to borrowings on eight of the 11 properties acquired during 2004, which remain in continuing operations. $5,818,000, or 41%, of the increases were attributable to a full year ownership of the seven properties acquired during 2003, which remain in continuing operations, and the borrowings associated with the 2003 acquisitions. Further contributing to the increase was the conversion of $73,400,000 of variable rate debt with rates ranging between 3.66% and 5.48% per annum to a fixed rate of 5.2% per annum.
      Interest and dividend income increased $293,000, or 236%, to $417,000 during the year ended December 31, 2004 compared to interest and dividend income of $124,000 for the year ended December 31, 2003. $119,000, or 41%, of the increases were primarily attributable to the interest and dividend income earned on our investment in marketable equity securities. The remaining increase of $174,000, or 59%, is primarily attributable to higher cash balances in interest bearing accounts at December 31, 2004.
      Gain on sale of marketable securities and joint venture was due to the purchase and sale of the investment in the joint venture at G REIT-TRS, Inc. resulting in a gain of $980,000 and the gain on sale of marketable securities of $251,000 during the year ended December 31, 2004.
      Equity in earnings (losses) of unconsolidated real estate decreased by $808,000, or 396%, to a loss of ($604,000) during the year ended December 31, 2004 compared to equity in earnings of $204,000 for the year ended December 31, 2003. The decrease was primarily due to the write off of unamortized loan costs at Congress Center as a result of refinancing the existing mortgage as well as an increase in property tax reassessments during 2004.
      Income taxes consisted of the provision recorded as a result of the gain on sale of the joint venture at G REIT-TRS, Inc., a taxable REIT subsidiary.
      As a result of the above items, net loss for the year ended December 31, 2004 was ($1,876,000), or ($0.05) per basic and dilutive share compared with net income of $78,000, or $0.01 per basic and dilutive share for the year ended December 31, 2003.
Liquidity and Capital Resources

Current Sources of Capital and Liquidity

Cash Flows

Nine Months Ended September 30, 2005 and 2004
      Cash flows provided by operating activities decreased by $12,606,000 for the nine months ended September 30, 2005 compared to the same period of the prior year. The decrease was primarily due to decreases in accounts payable and accrued liabilities, accounts and other receivables, other assets, and distributions received in excess of equity in earnings from investments in unconsolidated real estate. The decreases were offset by increases in depreciation and amortization relating to the newly acquired assets since September 30, 2004.
      Cash flows provided by investing activities were $92,658,000 for the nine months ended September 30, 2005 and were primarily related to the sale of the 525 B Street property in August 2005 offset by increases in capital expenditures, the purchase of the Opus Plaza property in September 2005 and decreases in restricted cash. Cash flows used in investing activities of $217,252,000 for the nine months ended September 30, 2004 were primarily due to the purchases of operating properties, purchases of marketable securities, increases in capital expenditures and decreases in restricted cash.
      Cash flows used in financing activities were $111,299,000 for the nine months ended September 30, 2005. The decrease of $302,871,000 during 2005 compared to 2004 was primarily due to the proceeds received on the second offering which terminated on April 30, 2004 offset by borrowings under our credit facility and mortgages payable in 2005. Further contributing to the decrease were repayments under the credit facility and mortgage debt. In addition, cash distributions paid to stockholders in 2005 were $24,663,000 compared to $18,089,000 in 2004.
      As a result of the above, cash and cash equivalents increased $1,443,000 for the nine months ended September 30, 2005 to $19,010,000.

Years Ended December 31, 2004 and 2003
      Cash flows provided by operating activities increased by $32,027,000 for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase was primarily due to increases in depreciation and amortization relating to the newly acquired assets and related accounts payable of the twelve properties acquired in 2004.
      Cash flows used in investing activities were $563,218,000 for the year ended December 31, 2004. The use of cash was primarily for the acquisition of twelve consolidated properties purchased during 2004.
      Cash flows provided by financing activities were $525,347,000 for the year ended December 31, 2004. The increase of $234,653,000 during 2004 compared to 2003 was primarily due to the issuance of 26,303,000 shares of our common stock that resulted in net proceeds of $236,109,000 offset in part by the net cash distributions paid in 2004 of $26,335,000. Net borrowings under the line of credit and notes payable were $321,853,000 for the year ended December 31, 2004.
      As a result of the above, cash and cash equivalents increased $2,034,000 for the year ended December 31, 2004 to $17,567,000.
      If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. If our board of directors continues to declare distributions for our stockholders at current levels, we expect a cash flow deficit in subsequent periods. This estimate is based on various assumptions which are difficult to predict, including the levels of leasing activity at year end and related leasing costs. Any changes in these assumptions could impact our financial results. To the extent any distributions are made to our stockholders in excess of accumulated earnings, the excess distributions are considered a return of capital to our stockholders for federal income tax purposes.
      A material adverse change in the net cash provided by operating activities may affect our ability to fund these items and may affect the financial performance covenants we must adhere to under our credit facility and secured notes. If we fail to meet our financial performance covenants and we are unable to reach a satisfactory resolution with the lenders, the maturity dates for the unsecured notes could be accelerated, and our credit facility could become unavailable to us or the interest charged on our credit facility could increase. Any of these circumstances could adversely affect our ability to fund working capital and unanticipated cash needs and to meet acquisition and development costs.

Factors Which May Influence Future Sources of Capital and Liquidity

SEC Investigation
      On September 16, 2004, the Advisor advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from the Advisor relating to disclosure in securities offerings (including offerings by us, T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which the Advisor and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by the Advisor, including us. The Advisor has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could involve us and fines, penalties or administrative remedies could be asserted against us.
      We cannot at this time assess the outcome of the investigation by the SEC. Therefore, at this time, we have not accrued any loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies.

Prior Performance Tables
      In connection with our initial and second public offerings of common stock conducted through best efforts offerings from July 22, 2002 through April 30, 2004, we disclosed the prior performance of all public and private investment programs sponsored by the Advisor. The Advisor has recently determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. In general, the tables for the public programs were not presented on a GAAP basis and the tables for the private programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by the Advisor have invested either along side or in other programs sponsored by the Advisor. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, for the private programs, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment, certain operating expenses were not reflected in the operating results, and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of the Advisor’s program and aggregate portfolio operating results.

Advisory Agreement
      The Advisory Agreement expired July 22, 2005. The Advisor has proposed that we bear additional costs under the terms for any new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with the Advisor in response to its proposal. Pending agreement on the terms of a renewal of the Advisory Agreement, the Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement.

Mortgage Loans Payable
      Our properties financed by borrowings are required by the terms of the applicable loan documents to meet certain minimum loan to value, debt service coverage, performance covenants and other requirements on a combined and individual basis. As of September 30, 2005, we are not presently in compliance with a covenant in our credit facility which requires that we maintain a tenant occupancy rate of at least 80% with respect to the properties securing the credit facility. In the event that we are unable to negotiate a waiver from LaSalle with respect to our noncompliance with this and other covenants, or, to the extent applicable, cure such noncompliance, LaSalle can exercise a variety of remedies, including, among others, increasing the base rate of interest on our outstanding debt and preventing us from borrowing additional amounts pursuant to the credit facility.

      At the present time (i) our tenant occupancy is approximately 78%, (ii) we have executed a lease which becomes effective on December 1, 2005 which will cause the applicable tenant occupancy to exceed the required 80%, and (iii) we have requested a waiver of the interim covenant non-compliance from LaSalle. In the event we are unable to negotiate a waiver from LaSalle with respect to our non-compliance with this and other covenants, or, to the extent applicable, cure such non-compliance, LaSalle can exercise a variety of remedies, including, among others, increasing the base rate of interest on our outstanding debt, preventing us from borrowing additional amounts under the credit facility, or declaring an event of default. An event of default by us permits the lenders, to, among other things, terminate the credit facility and require immediate repayment of the borrowed amounts thereunder. In the event that LaSalle pursues their remedies, our liquidity would be constrained and we might be required to seek alternative funding.
      The composition of our aggregate debt balances at September 30, 2005 and December 31, 2004 were as follows:

	Total Debt		Weighted Average Interest Rate

	September 30,	December 31,	September 30,	December 31,
	2005	2004	2005	2004

Mortgage, credit facility and other debt
Mortgage	$356,809,000	$442,275,000	5.4%	4.4%
Credit facility and other debt	59,217,000	58,369,000	6.0%	4.5%
Fixed rate and variable rate
Fixed rate	275,138,000	87,264,000	5.3%	5.4%
Variable rate	140,888,000	413,380,000	5.8%	4.2%
      The percentage of fixed rate debt to total debt at September 30, 2005 and December 31, 2004 does not take into consideration the portion of variable rate debt capped by our interest-rate cap agreements. Including the effects of the interest-rate cap agreements, we had fixed or capped 80.2% and 55.9% of our total outstanding debt at September 30, 2005 and December 31, 2004, respectively.
      At September 30, 2005, 33.9% of our total debt required interest payments based on variable rates. Although the interest payments on 80.2% of our debt are either fixed, or hedged through the employment of interest-rate swap and cap agreements at September 30, 2005, the remaining 19.8% of our debt is exposed to fluctuations in interest rates. We cannot provide assurance that we will be able to replace our interest-rate swap and cap agreements as they expire and, therefore, our results of operations could be exposed to rising interest rates in the future.
      The following table lists the derivative financial instruments held by us as of September 30, 2005:

Notional Amount	Fair Value	Instrument	Rate	Maturity

$75,000,000	—	Cap	5.75%	01/31/2006
14,000,000	—	Cap	5.00%	03/01/2006

$89,000,000	$—

      The following table lists the derivative financial instruments held by us as of December 31, 2004:

Notional Amount	Fair Value	Instrument	Rate	Maturity

$26,400,000	$56,000	Swap	2.03%	05/01/2005
75,000,000	—	Cap	5.75%	01/31/2006
77,000,000	254,000	Collar	1.5% to 4.05%	12/05/2006
14,000,000	1,000	Cap	5.00%	03/01/2006

$192,400,000	$311,000

      We have restricted cash balances of $16,867,000 as of September 30, 2005 that are held as credit enhancements and as reserves for property taxes, capital expenditures and capital improvements in connection with our loan portfolio. When we repay the loans, the restricted balances that are outstanding at that time will become available to us as unrestricted funds.
      On February 8, 2005, our board of directors approved the listing for sale of the Congress Center property, of which we own a 30% TIC interest. On May 23, 2005, our board of directors approved the listing for sale of the Atrium Building and Sutter Square Galleria properties, of which we own 100%. On August 10, 2005, 525 B Street was sold.

Other Liquidity Needs
      We are generally required to distribute 90% of our REIT taxable income, disregarding the dividends paid deduction and excluding capital gains, on an annual basis in order to qualify as a REIT for federal income tax purposes. All such distributions are at the discretion of our board of directors. The amount of distributions will depend on our funds from operations, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and other factors our board of directors deem relevant. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of secured debt financing through one or more third parties. We have additional unleveraged equity from our consolidated properties, against which we may borrow, that could be used for such purposes. We may be required to use borrowings under our credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties. We have historically distributed amounts in excess of our taxable income resulting in a return of capital to our stockholders. We anticipate that our current distribution rate will meet our REIT distribution requirements for 2005. Amounts accumulated for distribution to our stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to maintain our qualification as a REIT. Such investments may include, for example, investments in marketable equity securities, certificates of deposit and interest-bearing bank deposits.
      We estimate that our expenditures for capital improvements, tenant improvements and lease commissions will require up to $6,859,000 for the remainder of 2005 and $25,888,000 in 2006. As of September 30, 2005, we had $16,867,000 of restricted cash in loan impounds and reserve accounts for such capital expenditures and the remaining expenditures will be paid with net cash from operations. We cannot assure, however, that we will not exceed these estimated expenditure and distribution levels or be able to obtain additional sources of financing on commercially favorable terms or at all.
      In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of secured debt financing through one or more third parties. We have additional unleveraged equity from our consolidated properties against which we may borrow. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties.
      If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. If any or all of these events occur and if our board of directors continues to declare distributions to our stockholders at current levels, we may experience a cash flow deficit in subsequent periods. In connection with such a shortfall in net cash available, we may seek to obtain capital to pay distributions by means of secured debt financing through one or more third parties. This estimate is based on various assumptions which are difficult to predict, including the levels of leasing activity at year end and related leasing costs. Any changes in these assumptions could impact the financial results and our ability to fund working capital and unanticipated cash needs. To the extent any distributions are made to our stockholders in excess of accumulated earnings, the excess distributions are considered a return of capital to our stockholders for federal income tax purposes.
      A material adverse change in the net cash provided by operating activities may affect our ability to fund these items and may affect the financial performance covenants to which we must adhere to under our credit facility and our secured notes payable. If we fail to meet our financial performance covenants and we are unable to reach a satisfactory resolution with the lenders or we are unable to renew our credit facility, the maturity dates for the unsecured notes payable could be accelerated, and our credit facility could become unavailable to us or the interest charged on our credit facility could increase. Any of these circumstances could adversely affect our ability to fund working capital and to meet unanticipated cash needs and schedules or committed acquisition and development costs.

Capital Resources

General
      Our primary sources of capital are our real estate operations, our ability to leverage the increased market value in the real estate assets we own and our ability to obtain debt financing from third parties. As of September 30, 2005, our borrowings under our credit facility totaled $58,369,000. The remaining borrowing capacity under our credit facility totaled $4,735,000 and was comprised of undrawn amounts with respect to the secured properties subject to the terms of our credit facility. We derive substantially all of our revenues from tenants under leases at our properties. Our operating cash flow, therefore, depends materially on the rents that we are able to charge to our tenants and the ability of these tenants to make their rental payments.
      We seek to create and maintain a capital structure that allows for financial flexibility and diversification of capital resources. Our primary source of liquidity to fund distributions, debt service, leasing costs and capital expenditures is net cash from operations. Moreover, our primary source of liquidity to fund property acquisitions, temporary working capital and unanticipated cash needs is our credit facility. There is no assurance, however, that we will be able to obtain capital on favorable terms or at all. As of September 30, 2005 and December 31, 2004, our total debt as a percentage of total capitalization was 55.2% and 58.4%, respectively.
      On July 1, 2005, United Airlines, a tenant at our Centerpoint Corporate Park property, terminated its lease early and vacated its space at the property. United Airlines occupied 31,000 square feet, or 7.1%, of the GLA at Centerpoint Corporate Park. The lease was scheduled to expire on March 31, 2011. United Airlines has declared bankruptcy and, as a result, it is not likely that we will receive any early termination fees or rent or damages. From January 1, 2005 through June 30, 2005, we amortized $697,000 related to the intangible assets associated with United Airlines, thereby fully amortizing all such intangible assets.
      Our primary uses of cash are to fund distributions to our stockholders, to fund capital investment in our existing portfolio of operating assets, to fund new acquisitions and for debt service. We may also regularly require capital to invest in our existing portfolio of operating assets in connection with routine capital improvements, deferred maintenance on our properties recently acquired and leasing activities, including funding tenant improvements, allowances and leasing commissions. The amounts of the leasing-related expenditures can vary significantly depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the life of the leases.
      We anticipate our source for the payment of distributions to be funds from operating activities, as well as short-term and long-term debt and the net proceeds from the sale of one or more of our properties. We will require up to $6,859,000 for the remainder of 2005 for capital expenditures, including, without limitation, tenant and/or capital improvements and lease commissions. In addition, we will require up to $25,888,000 for the year ended December 31, 2006 for capital expenditures and lease commissions. We intend to incur debt to provide funds to the extent the reserves on deposit with the lender of $16,867,000 as of September 30, 2005, are not sufficient or cannot be used for these expenditures. On August 10, 2005, we sold the 525 B Street property. Our board of directors has approved the listing for sale of the Sutter

Square Galleria and Atrium properties, of which we own 100%, and of the Congress Center property, of which we own a 30% TIC interest. Upon the sale of these properties, we may use the net proceeds to invest in additional properties.
      Distributions payable to our stockholders may include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a stockholder’s basis. Distributions in excess of tax basis will generally constitute capital gain.

Public Offering of Equity Securities; Use of Proceeds
      Pursuant to our initial public offering, or initial offering, under the Securities Act declared effective by the SEC on July 22, 2002, we offered for sale to the public on a “best efforts” basis a maximum of 20,000,000 shares of our common stock at a price of $10.00 per share and up to 1,000,000 additional shares pursuant to a dividend reinvestment plan, or DRIP, whereby our stockholders could elect to have their distributions reinvested in additional shares of our common stock. On February 9, 2004, we terminated our initial offering and began the sale to the public on a “best efforts” basis of 27,000,000 shares of our common stock at a price of $10.00 per share and up to 1,500,000 additional shares of our common stock in accordance with the DRIP pursuant to our second offering and, together with our initial offering, our offerings. On April 30, 2004, we terminated our second offering, the DRIP and our share repurchase plan.
      From July 22, 2002 through September 30, 2005, we sold and issued 43,865,000 shares of our common stock pursuant to our offerings which resulted in gross proceeds of $437,315,000. Net proceeds after selling commissions, marketing costs, due diligence costs and organization and offering expenses totaled $393,018,000.

Financing
      Our mortgages payable, our credit facility and other debt as a percentage of total capitalization decreased to 55.2% at September 30, 2005 from 58.4% at December 31, 2004. This decrease was due to the decrease in total debt as a result of the sale of the 525 B Street property and the payoff of the cross-collateralized debt of the 525 B and 600 B Street properties offset by the refinancing of four properties and the financing of the Opus Plaza acquisition during the nine months ended September 30, 2005. In addition, the decrease was due to the decrease in stockholders’ equity due to distributions during the nine months ended September 30, 2005. As of September 30, 2005 and December 31, 2004, our mortgage loans payable balances, including mortgage loans payable secured by property held for sale, were $356,809,000 and $442,275,000, respectively. Our credit facility balances at September 30, 2005 and December 31, 2004 were $58,369,000, respectively. Our Margin Security Account balances at September 30, 2005 and December 31, 2004 were $848,000 and $0, respectively.
      Our Operating Partnership has a secured credit facility with LaSalle which matures on January 30, 2006. At September 30, 2005, advances under this credit facility bear interest, at our election, at the either prime rate or the one-month LIBOR rate plus a margin of 2.25%. Advances are subject to a floor rate of 3.9%. We are required to make interest-only payments on a monthly basis. In connection with the terms of our credit facility, we granted LaSalle a right of first refusal to finance any other purchases of properties we may make. At September 30, 2005, the terms of the amended credit facility provided for maximum potential borrowings of $175,000,000 to the extent we have secured properties with comparable equity. We are currently in discussion with LaSalle regarding a potential renewal and modification to our credit facility which, if agreed upon, would reduce our maximum potential borrowings and allow us to utilize the credit facility for activities in addition to financing acquisitions. As of September 30, 2005, our borrowings under the credit facility totaled $58,369,000 and bore interest at the rate of 5.94% per annum. At September 30, 2005, undrawn amounts subject to the terms of our credit facility totaled $4,735,000.
      As of September 30, 2005, we had $19,010,000 in cash and cash equivalents.

      We may acquire additional properties and may fund these acquisitions through utilization of the current cash balances and/or net proceeds received from a combination of subsequent equity issuances, debt financings or asset dispositions. There may be a delay between a receipt of funds and the purchase of properties, which may result in a delay in the benefits to our stockholders of returns generated from property operations. During such a period, we may temporarily invest any unused net proceeds from any such offering in investments that could yield lower returns than investments in real estate. Additionally, we may invest excess cash in interest-bearing accounts and short-term interest-bearing securities. Such investments may include, for example, investments in marketable securities, certificates of deposit and interest-bearing bank deposits.

Unconsolidated Debt
      Total mortgage debt of unconsolidated properties was $105,462,000 and $105,606,000 at September 30, 2005 and December 31, 2004, respectively. Our share of unconsolidated debt, based on our ownership percentage, was $29,628,000 and $29,635,000 at September 30, 2005 and December 31, 2004, respectively.

Cunningham Lending Group, LLC
      The following unconsolidated property has an outstanding unsecured note due to Cunningham at September 30, 2005. The note bears interest at 8% per annum and is due 30 days from origination. On October 14, 2005, Park Sahara repaid the note plus accrued interest.

	Amount of	G REIT’s Portion
Property/Issue Date	Loan	of Debt

Park Sahara:
09/27/05	$40,000	$2,000

Triple Net Properties, LLC
      The following unconsolidated property has outstanding unsecured notes due to the Advisor at September 30, 2005. The notes bear interest at 12% per annum and are due on demand.

	Amount of	G REIT’s Portion
Property/Issue Date	Loan	of Debt

Park Sahara:
01/31/04	$14,000	$1,000
04/09/04	30,000	1,000

Total	$44,000	$2,000

Insurance

Property Damage, Business Interruption, Earthquake and Terrorism
      The insurance coverage provided through third-party insurance carriers is subject to coverage limitations. For each type of insurance coverage described below, should an uninsured or underinsured loss occur, we could lose all or a portion of our investment in, and anticipated cash flows from, one or more of our properties. In addition, there can be no assurance that third-party insurance carriers will be able to maintain reinsurance sufficient to cover any losses that may be incurred.

Type of Insurance Coverage	Loss Exposure/Deductible

Property damage and business interruption	$200 million annual aggregate loss limit, subject to a $10,000 per occurrence deductible
Earthquake (all states)	$10 million annual aggregate loss sublimit subject to a 5% ($100,000 minimum) per occurrence deductible
Earthquake (California properties only)	$90 million in excess of $10 million annual aggregate loss limit
Flood — named storm	$10 million annual aggregate loss sublimit subject to a 5% ($100,000 minimum) per occurrence deductible
Flood — 100 year flood zone	$10 million annual aggregate loss sublimit subject to a 5% ($1,000,000 minimum) per occurrence deductible
Flood — all other	$10 million annual aggregate loss sublimit subject to a 5% ($25,000 minimum/$100,000 maximum) per occurrence deductible
Acts of terrorism	$100 million aggregate loss limit subject to a $10,000 per occurrence deductible
General liability	$2 million annual aggregate limit of liability and a $1 million each occurrence limit of liability, including terrorism
Umbrella (excess liability)	$100 million annual aggregate limit of liability, including terrorism
Debt Service Requirements
      One of our principal liquidity needs are payments of interest and principal on outstanding indebtedness, which includes mortgages, our credit facility and other debt. As of September 30, 2005, 16 of our properties were subject to existing mortgages, including mortgage loans payable secured by property held for sale, which had an aggregate principal amount outstanding of $356,809,000. The outstanding balance on our credit facility and other debt was $59,217,000. Our total debt consisted of $275,138,000, or 66% allocable fixed rate debt at a weighted-average interest rate of 5.31% per annum and $140,888,000 of variable rate debt at a weighted-average interest rate of 5.81% per annum. The variable rate debt includes $59,217,000 on our credit facility and margin loan on our marketable securities. $58,369,000, or 41%, of our variable rate debt, is subject to an interest rate cap agreement that at September 30, 2005 would convert this variable debt into fixed rate debt at an interest rate of 8.00% per annum if LIBOR rates were to increase above the 5.75% cap rate. As of September 30, 2005, the weighted-average interest rate on our outstanding debt was 5.48% per annum.

Contractual Obligations
      The following table provides information with respect to the maturities and scheduled principal repayments of our secured debt and our credit facility and to our scheduled interest payments of our fixed and variable rate debt at September 30, 2005. It also provides information about the minimum commitments due in connection with our ground lease obligations at September 30, 2005. The table does not reflect any available extension options.

	Payments Due by Period

	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years
	(2005)	(2006-2007)	(2008-2009)	(After 2009)	Total

Principal payments — variable rate debt	$881,000	$134,356,000	$5,651,000	$—	$140,888,000
Principal payments — fixed rate debt	299,000	12,342,000	38,157,000	224,340,000	275,138,000
Interest payments — variable rate debt (based on rate in effect at September 30, 2005)	2,047,000	4,203,000	309,000	—	6,559,000
Interest payments — fixed rate debt	3,442,000	27,484,000	24,022,000	44,702,000	99,650,000
Ground lease obligations	93,000	742,000	742,000	1,036,000	2,613,000

Total	$6,762,000	$179,127,000	$68,881,000	$270,078,000	$524,848,000

Off-Balance Sheet Arrangements
      There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Inflation
      We will be exposed to inflation risk as income from long-term leases is expected to be the primary source of our cash flows from operations. We expect that there will be provisions in the majority of our tenant leases that would protect us from the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges and real estate tax and insurance reimbursements on a per square foot allowance. Due to the long-term nature of the leases, among other factors, however, the leases may not re-set frequently enough to cover inflation.
Funds from Operations
      We define Funds from Operations, or FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trust, or NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO.
      We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.
      Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance.
      Our FFO reporting complies with NAREIT’s policy described above.
      Following is the calculation of FFO for the nine months ended September 30, 2005 and 2004, respectively:

	Nine Months Ended
	September 30,

	2005	2004

Net income (loss)	$5,796,000	$(841,000)
Add:
Depreciation and amortization — continuing operations	27,959,000	21,735,000
Depreciation and amortization — discontinued operations	844,000	2,005,000
Depreciation and amortization — unconsolidated properties	167,000	1,186,000
Less:
Gain on sale of real estate and joint venture (net of related income tax)	(10,554,000)	(748,000)

Funds from operations	$24,212,000	$23,337,000

Weighted average common shares outstanding — basic and diluted	43,866,000	35,141,000

Gain on the sale of investments included in net income (loss) and FFO	$318,000	$255,000

      Following is the calculation of FFO for the years ended December 31, 2004 and 2003, respectively:

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003

Net income (loss)	$(1,876,000)	$78,000
Add:
Depreciation and amortization — consolidated properties	34,730,000	3,718,000
Depreciation and amortization — unconsolidated properties	1,457,000	1,223,000
Less:
Gain on sale of joint venture (net of related income tax)	(493,000)	—

Funds from operations	$33,818,000	$5,019,000

Weighted average common shares outstanding — basic and diluted	37,336,000	8,243,000

Gain on the sale of investments included in net income (loss) and FFO	$251,000	$—

Subsequent Events
      On October 21, 2005, through our wholly-owned subsidiary G REIT — Eaton Freeway Industrial Park, LLC, we purchased a 100% interest in Eaton Freeway, a four-building multi-tenant industrial complex totaling 62,000 square feet of GLA located in Phoenix, Arizona. The property was purchased from an unaffiliated third party for a purchase price of $7,588,000. We paid Realty a sales commission of $152,000, or 2.0% of the purchase price, of which 75% was passed through to the Advisor pursuant to the Realty-Triple Net Agreement. At the time of our acquisition of the property, we obtained a first mortgage loan secured by the property from Principal Bank, in the amount of $5,000,000. The loan bears interest at a fixed rate of 5.21% per annum and the maturity date of the loan is May 1, 2011.
      On December 20, 2005, the Park Sahara property in Las Vegas, Nevada, of which we own a 4.75% TIC interest, was sold to an unaffiliated third party for a total sales price of $17,455,000. We received net cash proceeds totaling approximately $273,000 after repayment of debt, closing costs and other transaction expenses. The sale resulted in us recording a net gain of approximately $126,000. A property disposition fee was paid to Realty of $320,000, or approximately 1.8% of the total sales price, and sales commissions to unaffiliated brokers of $639,000, or approximately 3.7% of the total sales price.
Recently Issued Accounting Pronouncements
      In December 2003, the Financial Accounting Standards Board, or FASB, revised FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R). FIN 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. The adoption of such interpretation did not have a material impact on our results of operations or financial condition.
      In March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, or EITF 03-1. EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired to be applied in reporting periods beginning after June 15, 2004 and contains disclosure requirements effective in annual financial statements for fiscal years ending after December 15, 2003 for investments accounted for under SFAS Nos. 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective for fiscal years ending after June 15, 2004. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective. We have evaluated the impact of the adoption of EITF 03-1 and do not believe it will have a material effect on our financial condition or results of operations.
      In April 2004, the FASB issued FASB Staff Position (FSP) FAS 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Financial Instruments,” or FSP FAS 129-1. FSP FAS 129-1 provides guidance on disclosures of contingently convertible financial instruments, including those containing contingent conversion requirements that have not been met and are not otherwise required to be included in the calculation of diluted earnings per share. The statement was effective immediately, and applies to all existing and newly created securities. The adoption of this statement did not have a material effect on our results of operations or financial condition.
      In December 2004, the FASB issued Statement 123 (revised), “Share-Based Payment,” or FAS 123(R). FAS 123(R) requires that all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The new standard will be effective in the first reporting period ending after June 15, 2005. The adoption of this statement is not expected to have a material effect on our results of operations or financial condition.

      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS No. 3. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of SFAS No. 154 will not have a material effect on our condensed consolidated financial statements.
      In June 2005, the FASB ratified its consensus in EITF Issue 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (Issue 04-05). The effective date for Issue 04-05 was June 29, 2005 for all new or modified partnerships and January 1, 2006 for all other partnerships for the applicable provisions. The adoption of the provisions of EITF 04-05 is not anticipated to have a material impact on our financial position or results of operations.
      In November 2005, the FASB issued FASB Staff Positions Nos. FAS 115-1 and FAS 124-1 which address the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. These FSPs also include accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of FSP Nos. FAS 115-1 and FAS 124-1 is not anticipated to have a material effect on our condensed consolidated financial statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      We are exposed to interest rate changes primarily as a result of our long-term debt used to maintain liquidity and fund capital expenditures and expansion of our real estate investment portfolio and operations. Our interest rate risk objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives we borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rate debt to fixed rate debt. We may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to seek to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.
      Our interest rate risk is monitored using a variety of techniques. The table below presents, as of September 30, 2005, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date

	2005	2006	2007	2008	2009	Thereafter	Total

Fixed rate debt	$299,000	$1,223,000	$11,119,000	$5,497,000	$32,660,000	$224,340,000	$275,138,000
Average interest rate on maturing debt	5.37%	5.37%	5.84%	6.39%	5.47%	5.23%	5.31%
Variable rate debt	$881,000	$110,218,000	$24,138,000	$146,000	$5,505,000	$—	$140,888,000
Average interest rate on maturing debt	7.79%	5.64%	6.59%	5.54%	5.54%	—	5.81%
      The weighted average interest rate of our mortgage debt as of September 30, 2005 was 5.48% per annum. At September 30, 2005, our mortgage debt consisted of $275,138,000, or 66%, of the total debt at a fixed interest rate of 5.31% per annum and $140,888,000, or 34%, of the total debt at a variable interest rate of 5.81% per annum. An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of September 30, 2005, for example, a 0.50% increase in LIBOR would have increased our overall annual interest expense by $702,000, or less than 8.6%.
      The table below presents, as of December 31, 2004, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date

								Fair
	2005	2006	2007	2008	2009	Thereafter	Total	Value

Fixed rate debt	$695,000	$1,280,000	$10,843,000	$4,952,000	$1,252,000	$68,242,000	$87,264,000	$93,228,000
Average interest rate on maturing debt	5.46%	5.37%	5.85%	6.48%	5.20%	5.20%	5.36%
Variable rate debt	$62,910,000	$165,043,000	$26,272,000	$2,278,000	$156,877,000	$—	$413,380,000	$424,077,000
Average interest rate on maturing debt	3.88%	4.36%	4.56%	3.66%	4.02%	—	4.17%
      The weighted average interest rate of our mortgage debt as of December 31, 2004 was 4.37% per annum. At December 31, 2004, our mortgage debt consisted of $87,264,000, or 17%, of the total debt at a fixed interest rate of 5.36% per annum and $413,380,000, or 83%, of the total debt at a variable interest rate of 4.17% per annum. An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of December 31, 2004, for example a 0.25% increase in LIBOR would have increased our overall annual interest expense by $962,000 or less than 5.6%.
      The table below presents, as of December 31, 2003, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

Fixed rate debt	$184,000	$198,000	$210,000	$222,000	$236,000	$13,007,000	$14,057,000	$15,886,000
Average interest rate on maturing debt	6.24%	6.24%	6.24%	6.24%	6.25%	6.19%	6.20%
Variable rate debt	$67,000	$70,000	$158,607,000	$77,000	$80,000	$5,833,000	$164,734,000	$169,248,000
Average interest rate on maturing debt	4.75%	4.75%	3.51%	4.75%	4.75%	4.75%	3.56%
      The weighted average interest rate of our mortgage debt as of December 31, 2003 was 4.82%. At December 31, 2003, the mortgage debt consisted of $14,057,000, or 8%, of the total debt at a fixed interest rate of 6.20% per annum and $164,734,000, or 92%, of the total debt at a variable interest rate of 3.56% per annum. An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of December 31, 2003, for example, a 0.25% increase in LIBOR would have increased our overall annual interest expense by $412,000 or less than 6%.
CODE OF BUSINESS CONDUCT AND ETHICS
      We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors, consultants and employees, including the chief executive officer and the principal financial officers and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to G REIT, Inc. at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.
OTHER INFORMATION
Proposals by Our Stockholders
      Once we complete our liquidation, we will no longer have public stockholders or any stockholder meetings. However, we project that completion of the liquidation may take 24 months or longer. Once we file our articles of dissolution, our company may cease to hold stockholder meetings, to the extent that we are permitted by law to cease holding such meetings. We will continue to hold annual stockholder meetings as long as we are required to hold such meetings. Holders of our common stock will continue to be entitled to attend and participate in these stockholder meetings.
      Under the regulations of the SEC, any stockholder desiring to make a proposal to be acted upon at the 2006 annual meeting of stockholders must cause such proposal to be received at our principal executive offices at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary, no later than March 30, 2006, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934. We presently anticipate holding the 2006 annual meeting of stockholders in May 2006.
OTHER MATTERS
Mailing of Materials; Other Business
      We will mail a proxy card together with this proxy statement to all stockholders of record at the close of business on [                    ,] 2006. The only business to come before the special meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the special meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.
      It is important that proxies be returned promptly. Therefore, stockholders are urged to date, sign and return the accompanying proxy card in the enclosed envelope or by fax to (212) 645-8046 or by telephone by dialing toll-free 1-866-407-4365 or by the internet at https://www.proxyvotenow.com/greit.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
G REIT, Inc.
      We have audited the accompanying consolidated balance sheets of G REIT, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive operations, stockholders’ equity and cash flows for the years then ended. Our audits also include the consolidated financial statement schedules listed in the index at Item 15. These financial statements and the financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such 2004 and 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of G REIT Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE, LLP
Los Angeles, California
March 31, 2005 (December 9, 2005 as to the reclassification of 525 B street,
Sutter Square Galleria and Atrium Building as properties held for sale and discontinued operations described in Notes 2, 3, 5, 6, 9, 15, 17 and 18)

G REIT, INC.
CONSOLIDATED BALANCE SHEETS
September 30, 2005 (unaudited) and December 31, 2004 and 2003

		December 31,
	September 30,
	2005	2004	2003

ASSETS
Real estate investments:
Operating properties, net	$654,167,000	$653,389,000	$286,192,000
Properties held for sale, net	11,998,000	107,893,000	12,414,000
Investments in unconsolidated real estate	11,831,000	11,880,000	14,157,000

	677,996,000	773,162,000	312,763,000
Cash and cash equivalents	19,010,000	17,567,000	15,533,000
Investment in marketable securities	5,528,000	2,161,000	—
Accounts receivable, net	4,439,000	4,760,000	1,979,000
Accounts receivable from related parties	392,000	303,000	139,000
Restricted cash	16,867,000	17,868,000	2,111,000
Real estate deposits	405,000	—	2,600,000
Deferred financing costs, net	2,996,000	6,325,000	3,750,000
Identified intangible assets, net	61,680,000	71,317,000	5,306,000
Assets of properties held for sale, net	305,000	14,766,000	542,000
Other assets, net	14,536,000	6,821,000	676,000

Total assets	$804,154,000	$915,050,000	$345,399,000

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Mortgage loans payable	$349,386,000	$364,860,000	$90,252,000
Mortgage loans payable secured by properties held for sale	7,423,000	77,415,000	7,005,000
Credit facility and other debt	59,217,000	58,369,000	81,534,000
Accounts payable and accrued liabilities	21,484,000	18,476,000	3,636,000
Accounts payable to related parties	1,528,000	961,000	1,598,000
Security deposits and prepaid rent	4,991,000	4,759,000	2,660,000
Identified intangible liabilities, net	15,116,000	18,419,000	6,970,000
Liabilities of properties held for sale, net	652,000	7,936,000	959,000

	459,797,000	551,195,000	194,614,000
Minority interests	6,129,000	6,830,000	263,000
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $.01 par value; 50,000,000 shares authorized; 43,869,000, 43,865,000 and 17,562,000 shares issued and outstanding at September 30, 2005 and December 31, 2004 and 2003, respectively	439,000	439,000	176,000
Additional paid-in capital	393,003,000	392,836,000	156,733,000
Distributions in excess of earnings	(55,172,000)	(36,305,000)	(6,387,000)
Accumulated other comprehensive (loss) income	(42,000)	55,000	—

Total stockholders’ equity	338,228,000	357,025,000	150,522,000

Total liabilities, minority interests and stockholders’ equity	$804,154,000	$915,050,000	$345,399,000

The accompanying notes are an integral part of these consolidated financial statements.

G REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Nine Months Ended September 30, 2005 and 2004 (unaudited) and the Years Ended December 31, 2004 and 2003

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2005	2004	2004	2003

Revenues:
Rental	$79,800,000	$56,675,000	$84,776,000	$10,761,000
Expenses:
Rental	36,847,000	23,221,000	35,837,000	3,702,000
General and administrative	2,810,000	1,819,000	3,303,000	1,477,000
Depreciation and amortization	28,271,000	21,813,000	31,140,000	3,400,000

	67,928,000	46,853,000	70,280,000	8,579,000

Operating income	11,872,000	9,822,000	14,496,000	2,182,000
Other (expense) income:
Interest expense (including amortization of deferred financing costs)	(20,503,000)	(11,528,000)	(16,607,000)	(2,375,000)
Interest and dividend income	666,000	339,000	417,000	124,000
Gain on sale of marketable securities and joint venture	318,000	1,401,000	1,231,000	—
Equity in earnings (losses) of unconsolidated real estate	997,000	(255,000)	(604,000)	204,000
Minority interests	183,000	(43,000)	9,000	(3,000)
Income taxes	—	(411,000)	(398,000)	—

Loss from continuing operations before discontinued operations	(6,467,000)	(675,000)	(1,456,000)	132,000
Discontinued operations:
Gain on sale of real estate	10,554,000	—	—	—
Income (loss) from discontinued operations	1,709,000	(166,000)	(420,000)	(54,000)

	12,263,000	(166,000)	(420,000)	(54,000)

Net income (loss)	$5,796,000	$(841,000)	$(1,876,000)	$78,000

Comprehensive income (loss):
Net income (loss)	$5,796,000	$(841,000)	$(1,876,000)	$78,000
Unrealized gain (loss) on marketable securities	(97,000)	(68,000)	55,000	—

Comprehensive income (loss)	$5,699,000	$(909,000)	$(1,821,000)	$78,000

Net income (loss) per common share:
Continuing operations — basic and diluted	$(0.15)	$(0.02)	$(0.04)	$0.02

Discontinued operations — basic and diluted	0.28	0.00	$(0.01)	$(0.01)

Total net income (loss) per common share — basic and diluted	$0.13	$(0.02)	$(0.05)	$0.01

Weighted average number of common shares outstanding — basic and diluted	43,866,000	35,141,000	37,336,000	8,243,000

Distributions declared per share	$0.56	$0.56	$0.75	$0.74

Distributions declared	$24,663,000	$19,794,000	$28,042,000	$6,211,000

The accompanying notes are an integral part of these consolidated financial statements.

G REIT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2005 (unaudited) and the Years Ended December 31, 2004 and 2003

	Common Stock

		Common		Distributions in	Accumulated
	Number of	Stock Par	Additional	Excess of	Comprehensive
	Shares	Value	Paid-In Capital	Earnings	Income	Total

BALANCE — December 31, 2002	2,158,000	$22,000	$18,583,000	$(254,000)	$—	$18,351,000
Net income	—	—	—	78,000	—	78,000
Issuance of common stock, net of offering costs of $15,311,000	15,404,000	154,000	138,150,000	—	—	138,304,000
Distributions	—	—	—	(6,211,000)	—	(6,211,000)

BALANCE — December 31, 2003	17,562,000	176,000	156,733,000	(6,387,000)	—	150,522,000
Net loss	—	—	—	(1,876,000)	—	(1,876,000)
Unrealized gain on marketable securities	—	—	—	—	55,000	55,000
Stock based compensation expense			257,000			257,000
Issuance of common stock, net of offering costs of $26,050,000	26,303,000	263,000	235,846,000	—	—	236,109,000
Distributions	—	—	—	(28,042,000)	—	(28,042,000)

BALANCE — December 31, 2004	43,865,000	439,000	392,836,000	(36,305,000)	55,000	357,025,000
Net income	—	—	—	5,796,000	—	5,796,000
Unrealized gain on marketable securities	—	—	—	—	(97,000)	(97,000)
Vesting of restricted stock and stock based compensation	4,000	—	167,000	—	—	167,000
Distributions	—	—	—	(24,663,000)	—	(24,663,000)

BALANCE — September 30, 2005 (unaudited)	43,869,000	$439,000	$393,003,000	$(55,172,000)	$(42,000)	$338,228,000

The accompanying notes are an integral part of these consolidated financial statements.

G REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005 and 2004 (unaudited) and the Years Ended December 31, 2004 and 2003

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$5,796,000	$(841,000)	$(1,876,000)	$78,000
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Gain on sale of real estate	(10,554,000)	—	—	—
Gain on sale of marketable securities and joint venture	(318,000)	(1,401,000)	(1,231,000)	—
Depreciation and amortization (including deferred financing costs and above/below market leases and deferred rent)	26,156,000	21,496,000	29,529,000	3,756,000
Swap collar interest	226,000	(58,000)	(347,000)	36,000
Stock compensation expense	167,000	—	257,000	—
Distributions received in excess of equity in earnings from investments in unconsolidated real estate	49,000	2,111,000	2,256,000	610,000
Minority interests	(183,000)	43,000	(9,000)	3,000
Change in operating assets and liabilities:
Accounts receivable	237,000	2,126,000	1,543,000	(1,804,000)
Other assets	(1,908,000)	100,000	(468,000)	1,186,000
Accounts payable and accrued liabilities	5,000	8,681,000	9,072,000	3,039,000
Security deposits and prepaid rent	411,000	433,000	1,179,000	974,000

Net cash provided by operating activities	20,084,000	32,690,000	39,905,000	7,878,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of real estate operating properties	(10,378,000)	(206,115,000)	(550,530,000)	(272,299,000)
Purchase of investments in unconsolidated real estate and joint venture	—	(20,000,000)	(20,000,000)	(14,767,000)
Capital expenditures	(6,371,000)	(2,135,000)	(7,583,000)	(217,000)
Sale of real estate operating property	113,014,000	—	—	—
Purchase of marketable securities	(20,434,000)	(8,541,000)	(12,065,000)	—
Proceeds from sale of marketable securities	17,288,000	6,864,000	10,210,000	—
Proceeds from sale of joint venture	—	20,000,000	21,000,000
Restricted cash	1,071,000	(7,325,000)	(4,250,000)	(1,535,000)
Real estate and escrow deposits	(1,532,000)	—		(2,600,000)

Net cash provided by (used in) investing activities	92,658,000	(217,252,000)	(563,218,000)	(291,418,000)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net	—	236,110,000	236,109,000	138,305,000
Borrowings under credit facility, mortgages payable and other debt	173,210,000	—	394,537,000	188,784,000
Principal repayments under credit facility, mortgages payable and other debt	(257,828,000)	(26,049,000)	(72,684,000)	(26,823,000)
Payment of deferred financing costs	(500,000)	(208,000)	(5,927,000)	(4,213,000)
Rate lock deposits	(1,000,000)	—	—	—
Minority interests contributions	—	23,000	23,000	—
Minority interests distributions	(518,000)	(215,000)	(376,000)	(74,000)
Distributions	(24,663,000)	(18,089,000)	(26,335,000)	(5,285,000)

Net cash (used in) provided by financing activities	(111,299,000)	191,572,000	525,347,000	290,694,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,443,000	7,010,000	2,034,000	7,154,000
CASH AND CASH EQUIVALENTS — beginning of year	17,567,000	15,533,000	15,533,000	8,379,000

CASH AND CASH EQUIVALENTS — end of year	$19,010,000	$22,543,000	$17,567,000	$15,533,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$20,630,000	$8,948,000	$14,212,000	$1,739,000

Income taxes	$—	$16,000	$428,000	$—

NON CASH INVESTING AND FINANCING ACTIVITIES:
Investing Activities:
Accrual for tenant improvements and capital expenditures	$3,412,000	$—
The following represents the change in certain assets and liabilities in connection with our acquisitions and dispositions of operating properties:
Increase (decrease) in investment operating properties	$—	$498,171,000	$476,894,000	$278,011,000
Assets acquired	$—	$—	$17,475,000	$846,000
Liabilities assumed	$—	$—	$4,498,000	$2,068,000
Increase (decrease) in intangible assets less intangible liabilities of acquisitions and dispositions	$(4,861,000)	$53,025,000	$70,157,000	$(1,886,000)
Increase in investment in unconsolidated real estate	$—	$—	$—	$14,767,000
Increase (decrease) in assets net of liabilities of acquisitions and dispositions	$(3,440,000)	$13,011,000	$—	$—
Real estate deposits applied	$—	$2,600,000	$2,600,000	$2,271,000
Mortgage loan upon acquisition of property	$—	$327,038,000	$—	$4,024,000
Minority interests contributions	$—	$7,518,000	$6,928,000	$333,000
Financing Activities:
Refinancing of property	$—	$11,605,000	$11,605,000	$6,695,000
Issuance of common stock for dividends reinvested	$—	$3,191,000	$3,129,000	$2,377,000
The accompanying notes are an integral part of these consolidated financial statements.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2005 and 2004 (unaudited) and the Years Ended December 31, 2004 and 2003

1.	Organization and Description of Business
      We were incorporated on December 18, 2001 as G REIT, Inc. under the laws of the Commonwealth of Virginia and were qualified and elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. On September 27, 2004, G REIT, Inc. was reincorporated in the State of Maryland in accordance with the approval of its stockholders at the 2004 Annual Meeting of Shareholders. The use of the words “we”, “us” or “our” refers to G REIT, Inc. and its subsidiaries, including G REIT, L.P., our operating partnership, except where the context otherwise requires. As a REIT, we are generally not subject to income taxes. To maintain the REIT status, we are required to distribute annually as distributions at least 90% of our REIT taxable income, as defined by the Internal Revenue Code, or Code, to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates. As of December 31, 2004, we believe we were in compliance with all relevant REIT requirements.
      We were organized to acquire, manage, and invest in office, industrial and service real estate properties, which will have a government-tenant orientation. We completed our first property acquisition in September 2002. As of September 30, 2005 and December 31, 2004, we have purchased interests in 25 properties aggregating a total gross leasable area, or GLA, of 6.2 million and 6.6 million square feet, respectively, including 23 consolidated interests in office properties and two unconsolidated interests in office properties. Tenants with a government orientation occupied 42.1% and 40.8% of the total GLA of these properties at September 30, 2005 and December 31, 2004, respectively. At September 30, 2005 and December 31, 2004, 87.6% and 87.5%, respectively, of the total GLA of these properties was leased.
      We conduct business and own properties through the operating partnership, G REIT, L.P., which was formed as a Virginia limited partnership in December of 2001. As of September 30, 2005 and December 31, 2004, we are the sole general partner of the operating partnership and have control over the affairs of the operating partnership. We own 100% of the equity interests therein, except for 100 incentive non-voting ownership units issued to our Advisor. The incentive units entitle our Advisor to receive certain incentive distributions of operating cash flow after a minimum 8% return on invested capital has been paid to our stockholders. In addition, our Advisor is entitled to incentive distributions from net proceeds from the sale of our properties after our stockholders have received their invested capital, as defined, plus an 8% return on such invested capital.
      Our day-to-day operations are managed by our Advisor under an advisory agreement, or the Advisory Agreement. The Advisory Agreement expired on July 22, 2005, and is renewable every anniversary thereof for a one-year term. Our Advisor has proposed that we bear additional costs under the terms of a new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with our Advisor in response to its proposal. Pending agreement on terms for the renewal of the Advisory Agreement, our Advisor continues to manage us month-to-month pursuant to the terms of the expired Advisory Agreement. Our Advisor is affiliated with us in that we and our Advisor have common officers and a common director who own in the aggregate a total of 40% of the equity interest in our Advisor (See Note 13). Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, an affiliate of our Advisor, which is 84% owned by Anthony W. Thompson and 16% owned by Louis J. Rogers, president of our Advisor, to provide various services to us and our properties.

2.	Summary of Significant Accounting Policies
      The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such financial statements and accompanying notes are the representations of our management, who are responsible for their integrity and objectivity. These

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation
      The accompanying consolidated financial statements include our accounts of our operating partnership, the wholly-owned subsidiaries of our operating partnership and any variable interest entities, as defined in Financial Accounting Standards Board, or FASB, No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, as Revised, or FIN 46(R), that we have concluded should be consolidated. All material intercompany transactions and account balances have been eliminated in consolidation. We account for all other unconsolidated real estate investments using the equity method of accounting. Accordingly, our share of earnings from these joint ventures and companies is included in consolidated net income.

Interim Financial Data
      The accompanying interim financial statements have been prepared by us in accordance with accounting principles generally accepted in the United States of America, or GAAP, and in conjunction with the rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying unaudited financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our 2004 Annual Report on Form 10-K, as amended, as filed with the SEC.

Cash and Cash Equivalents
      Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased.

Restricted Cash
      Restricted cash is comprised of impound reserve accounts for property taxes, insurance, capital improvements and tenant improvements.

Allowance for Uncollectible Accounts
      Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. We have established an allowance for uncollectible accounts of $371,000, $321,000 and $150,000 at September 31, 2005 and December 31, 2004 and 2003, respectively, to reduce receivables to our estimate of the amount recoverable.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment in Marketable Securities
      Marketable securities are carried at fair value and consist primarily of investments in marketable equity securities of public REIT’s and financial institutions. We classify our marketable securities portfolio as available for sale. This portfolio is continually monitored for differences between the cost and estimated fair value of each security. If we believe that a decline in the value of an equity security is temporary in nature, we record the change in other comprehensive income (loss) in stockholders’ equity. If the decline is believed to be other than temporary, the equity security is written-down to the fair value and a realized loss is recorded on our statement of operations. There was no realized loss recorded by us due to the write-down in value for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003. Our assessment of a decline in value includes, among other things, our current judgment as to the financial position and future prospects of the entity that issued the security. If that judgment changes in the future, we may ultimately record a realized loss after having initially concluded that the decline in value was temporary.

Purchase Price Allocation
      In accordance with Statement of Financial Accounting Standard, or SFAS, No. 141, Business Combinations, we, with the assistance of independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying condensed consolidated financial statements and are amortized to rental income over the weighted-average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.
      These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.

Reclassifications
      Certain reclassifications have been made to prior year amounts in order to conform to the current period presentation. These reclassifications have not changed the results of operations.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Properties
      Operating properties are carried at the lower of historical cost less accumulated depreciation or fair value. The cost of the operating properties includes the cost of land, completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized; the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements are depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 15 to 39 years and the shorter of the lease term or useful life, ranging from one to 10 years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.
      An operating property is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on long-lived assets used in operations. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by that asset. We would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. We recorded no impairment losses for the nine months ended September 30 2005 and 2004 and the years ended December 31, 2004 and 2003.

Property Held for Sale
      In accordance with SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets, at such time as a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. The assets and liabilities of the property are reclassified on the condensed consolidated balance sheet as held for sale and the operations of the property are reflected in the consolidated statement of operations as discontinued operations for all periods presented (Note 15). We classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan, it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Real Estate Deposits
      Real estate deposits are paid on properties we are evaluating for purchase. Real estate deposits are capitalized when paid and may become nonrefundable under certain circumstances. When properties are acquired, the deposits paid by us are applied at the time of purchase. When a decision is made not to acquire a property, any nonrefundable deposits are expensed at that time.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Assets
      Other assets consist primarily of leasing commissions, deferred rent receivables, prepaid expenses and deposits.

Deferred Financing Costs
      Financing costs consist of loan fees and other loan costs. Loan fees and other loan costs are amortized over the term of the respective loan using a method that approximates the effective interest method. Amortization of financing costs is included in interest expense. At September 30, 2005 and December 31, 2004, we had a $0 and $1,475,000, respectively, rate lock deposit with LaSalle Bank National Association, or LaSalle, for the refinancing of certain consolidated properties.

Derivative Financial Instruments
      We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts is to minimize the volatility that changes in interest rates could have on its future cash flows. We employ derivative instruments, including interest rate swaps and caps, to effectively convert a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.

Revenue Recognition
      In accordance with SFAS No. 13, Accounting for Leases, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred.

Concentration of Credit Risk
      Financial instruments that potentially subject us to a concentration of credit risk are primarily cash investments and accounts receivable from tenants. Cash is generally invested in investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited. We have cash in financial institutions which is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. At September 30, 2005 and December 31, 2004 and 2003, we had cash accounts in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants, and security deposits are obtained.
      As of September 30, 2005, we had interests in eight properties located in California which accounted for 46.3% of our total revenue and seven properties located in Texas which accounted for 23.4% of our total revenue based on contractual base rent from leases in effect at September 30, 2005. As of September 30, 2005, none of our tenants accounted for 10% or more of our aggregate annual rental income.
      As of December 31, 2004, we had interests in seven properties located in the State of Texas which accounted for 20.1% of the total revenue and nine properties located in the State of California which accounted for 52.5% of our total revenue.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments
      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS No. 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques such as discounted cash flow analysis. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
      Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, tenant rent and other receivables, accounts payable and accrued expenses and notes payable. We consider the carrying values of cash and cash equivalents, tenant rent and other receivables and accounts payable and accrued expenses to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of payable to affiliates is not determinable due to its related party nature. Based on borrowing rates available to us at December 31, 2004, the fair value of the mortgage loans payable was $458,189,000 compared to a carrying value of $442,275,000. The fair value of the credit facility from LaSalle, or the Credit Facility, at December 31, 2004 was $59,116,000 compared to a carrying value of $58,369,000.

Income Taxes
      We operate as a real estate investment trust for federal income tax purposes. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as distributions at least 90% of our REIT taxable income for the year, as defined by the Code to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate tax rates. Even if we qualify as a REIT, we may be subject to certain state and local taxes on our income and property and federal income and excise taxes on our undistributed income. We believe that we have met all of the REIT distribution and technical requirements for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003 and were not subject to any federal income taxes. We intend to continue to adhere to these requirements and maintain our REIT status.
      On June 14, 2004, we formed G REIT TRS, Inc., or TRS,, a taxable REIT subsidiary. In general, a taxable REIT subsidiary may perform non-customary services for tenants, hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business. Accordingly, through the TRS we are subject to corporate federal income taxes on the TRS taxable income of $1,000,000 for the year ended December 31, 2004. During the year ended December 31, 2004, income tax expense was $398,000 which related to the activities of the TRS.

Comprehensive Income
      We report comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholders’ transactions. Accordingly, comprehensive income includes certain changes in equity that are excluded from net income. Our only comprehensive income items were net income and the unrealized change in fair value of marketable securities.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Per Share Data
      We report earnings per share pursuant to SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing the net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed based on the weighted average number of shares and all potentially dilutive securities, if any. Our potentially dilutive securities were options and non-vested restricted shares of stock. As of September 30, 2005 and 2004 and December 31, 2004 and 2003, there were 420,000, 395,000, 420,000 and 105,000 options, respectively, which were accounted for under the treasury method. There were 51,000, 20,000 and 20,000 non-vested restricted shares of stock as of September 30, 2005 and 2004 and December 31, 2004, respectively. The options and restricted stock did not have a dilutive effect on earnings (loss) per share and, therefore, basic and diluted earnings (loss) per share were equivalent.
      Net income (loss) per share is calculated as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2005	2004	2004	2003

Income (loss) from continuing operations	$(6,467,000)	$(675,000)	$(1,456,000)	$132,000
Income (loss) from discontinued operations	12,263,000	(166,000)	(420,000)	(54,000)

Net income (loss)	$5,796,000	$(841,000)	$(1,876,000)	$78,000

Net income (loss) per share — basic and diluted:
Continuing operations	$(0.15)	$(0.02)	$(0.04)	$0.02
Discontinued operations	0.28	0.00	(0.01)	(0.01)

Total net income (loss) per share — basic and diluted	$0.13	$(0.02)	$(0.05)	$0.01

Weighted average number of shares outstanding — basic and diluted	43,866,000	35,141,000	37,336,000	8,243,000

Use of Estimates
      The preparation of our financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options
      As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, we have elected to follow Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our employee stock options. Under APB No. 25, compensation expense is recorded when the exercise price of employee stock options is less than the fair value of the underlying stock on the date of grant. We have implemented the disclosure-only provisions of SFAS No. 123 and SFAS No. 148. If we had elected to adopt the expense recognition provisions of SFAS No. 123, the impact on net income (loss) and earnings (loss) per share of common stock would have been as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2005	2004	2004	2003

Reported net income (loss)	$5,796,000	$(841,000)	$(1,876,000)	$78,000
Add: Stock based employee compensation expense included in reported net income	142,000	—	257,000	—
Less: Total stock based employee compensation expense determined under fair value based method for all awards	(162,000)	(137,000)	(196,000)	(57,000)

Pro forma net income (loss)	$5,776,000	$(978,000)	$(1,815,000)	$21,000

Reported net income (loss) per share — basic and diluted	$0.13	$(0.02)	$(0.05)	$0.01

Pro forma net income (loss) per share — basic and diluted	$0.13	$(0.03)	$(0.05)	$0.00

      No options were granted during the nine months ended September 30, 2005. The pro forma amounts were determined by estimating the fair value of each option using the Black-Scholes option-pricing model, assuming a 7.5% dividend yield, a 4.0% risk free interest rate based on the 10-year U.S. Treasury Bond, an expected life of 2.91 years and a volatility rate of 10%.
      The December 31, 2004 pro forma amounts were determined by estimating the fair value of each option using the Black-Scholes option-pricing model, assuming a 7.5% dividend yield, a 4.0% risk-free interest rate based on the 10-year U.S. Treasury Bond, an expected life of 8.65 years, and a volatility rate of 10%.
      The September 30, 2004 pro forma amounts were determined by estimating the fair value of each option using the Black-Scholes option-pricing model, assuming a 7.5% dividend yield, a 4.25% risk-free interest rate based on the 10-year U.S. Treasury Bond, an expected life of 8.8 years, and a volatility rate of 0%.
      The December 31, 2003 pro forma amounts were determined by estimating the fair value of each option using the Black-Scholes option-pricing model, assuming a 7.5% dividend yield, a 3.5% risk-free interest rate based on the 10-year U.S. Treasury Bond, an expected life of 9.32 years, and a volatility rate of 10%.

Segment
      We internally evaluate all of our properties as one industry segment and accordingly do not report segment information.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements
      In December 2003, the Financial Accounting Standards Board, or FASB, revised FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R). FIN 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. The adoption of this standard did not have a material effect on our results of operations or financial condition.
      In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” or EITF 03-1. EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired to be applied in reporting periods beginning after June 15, 2004 and contains disclosure requirements effective in annual financial statements for fiscal years ending after December 15, 2003 for investments accounted for under SFAS Nos. 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective for fiscal years ending after June 15, 2004. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective. We have evaluated the impact of the adoption of EITF 03-1 and do not believe it will have a material effect on our financial condition or results of operations.
      In April 2004, FASB issued FASB Staff Position FAS 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Financial Instruments,” or FASP FAS 129-1. FSP FAS 129-1 provides guidance on disclosures of contingently convertible financial instruments, including those containing contingent conversion requirements that have not been met and are not otherwise required to be included in the calculation of diluted earnings per share. The statement was effective immediately, and applies to all existing and newly created securities. The adoption of this statement did not have a material effect on our results of operations or financial condition.
      In December 2004, the FASB issued Statement 123 (revised), “Share-Based Payment,” or FAS 123(R). FAS 123(R) requires that all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The new standard will be effective in the first reporting period ending after June 15, 2005. The adoption of this statement is not expected to have a material effect on our results of operations or financial condition.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS No. 3. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of SFAS No. 154 will not have a material effect on our condensed consolidated financial statements.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In June 2005, the FASB ratified its consensus in EITF Issue 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (Issue 04-05). The effective date for Issue 04-05 was June 29, 2005 for all new or modified partnerships and January 1, 2006 for all other partnerships for the applicable provisions. The adoption of the provisions of EITF 04-05 is not anticipated to have a material impact on our financial position or results of operations.
      In November 2005, the FASB issued FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1 which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of FSP Nos. FAS 115-1 and FAS 124-1 is not anticipated to have a material effect on our condensed consolidated financial statements.

3.	Real Estate Investments
      Our real estate investments are comprised of (i) consolidated properties excluding property held for sale and (ii) investments in unconsolidated real estate.
Operating Properties
      Our investment in our consolidated properties consisted of the following at September 30, 2005 and December 31, 2004:

	September 30,	December 31,	December 31,
	2005	2004	2003

Buildings and tenant improvements	$575,804,000	$559,606,000	$246,184,000
Land	117,397,000	116,220,000	43,135,000

	693,201,000	675,826,000	289,319,000
Less: accumulated depreciation	(39,034,000)	(22,437,000)	(3,127,000)

	$654,167,000	$653,389,000	$286,192,000

      Depreciation expense was $17,249,000, $15,810,000, $19,600,000 and $3,025,000 for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively.

Acquisitions

2005 Acquisitions

Opus Plaza at Ken Caryl — Littleton, Colorado
      On September 12, 2005, through our wholly-owned subsidiary G REIT — Opus Plaza at Ken Caryl, LLC, we purchased a 100% interest in Opus Plaza at Ken Caryl, a single-story office building of 62,000 square feet of GLA located in Littleton, Colorado. The property was purchased from an unaffiliated third party for a purchase price of $10,176,000. The seller paid Realty a sales commission of $296,000, or 2.9% of the purchase price, of which 75% was passed through to our Advisor pursuant to an agreement between our Advisor and Realty, or the Realty-Triple Net Agreement. At the time of acquisition, we obtained a first mortgage loan from LaSalle Bank National Association, or LaSalle, secured by the property in the amount of $6,700,000. The loan bears interest at a fixed rate of 5.24% per annum and its maturity date is October 1, 2015.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Eaton Freeway — Phoenix, Arizona
      On October 21, 2005, through our wholly-owned subsidiary G REIT — Eaton Freeway Industrial Park, LLC, we purchased a 100% interest in Eaton Freeway, a four-building multi-tenant industrial complex totaling 62,000 of GLA square feet located in Phoenix, Arizona. The property was purchased from an unaffiliated third party for a purchase price of $7,588,000. We paid Realty a sales commission of $152,000, or 2.0% of the purchase price, of which 75% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement. At acquisition, we obtained a first mortgage loan secured by the property from Principal Bank in the amount of $5,000,000. The loan bears interest at a fixed rate of 5.21% per annum and the maturity date of the loan is May 1, 2011.

2005 Dispositions

525 B Street — San Diego, California
      On August 10, 2005, we sold the 525 B Street property located in San Diego, California to an unaffiliated third party, for a sales price of $116,000,000. In conjunction with the sale of the 525 B Street property, we paid off our existing cross-collateralized debt of $126,000,000 on the 525 B and 600 B Street properties. The sale resulted in us recording a gain of $10,554,000. At closing, we paid a disposition fee to Realty in the amount of $1,115,000, or 1.0% of the sales price, of which 75% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement, and sales commissions to unaffiliated brokers of $862,000, or 0.7% of the sales price.

2004 Acquisitions
      As of December 31, 2004, our investment in consolidated real estate consisted of 23 properties, which represents an increase of 12 properties from December 31, 2003. Our 2004 acquisitions are as follows:

						Borrowing
			Ownership		Purchase	Incurred at	Square	Commission
Property Description	Location	Purchase Date	Percentage		Price	Acquisition(1)	Feet	to Realty(2)

AmberOaks Corporate Center	Austin, TX	January 20, 2004	100.00%		$35,525,000	$14,250,000	282,000	$909,000
Public Ledger Building	Philadelphia, PA	February 13, 2004	100.00%		33,950,000	25,000,000	472,000	965,000
Madrona Buildings	Torrance, CA	March 31, 2004	100.00%		45,900,000	28,458,000	211,000	1,350,000
Brunswig Square	Los Angeles, CA	April 5, 2004	100.00%		23,805,000	15,830,000	136,000	716,000
North Belt Corporate Center	Houston, TX	April 8, 2004	100.00%		12,675,000	—	156,000	400,000
Hawthorne Plaza	San Francisco, CA	April 20, 2004	100.00%		97,000,000	62,750,000	419,000	2,900,000
Pacific Place	Dallas, TX	May 26, 2004	100.00%		29,900,000	—	324,000	897,000
525 B Street — Golden Eagle	San Diego, CA	June 14, 2004	100.00%		96,310,000	69,943,000	424,000	1,445,000
600 B Street — Comerica	San Diego, CA	June 14, 2004	100.00%		77,190,000	56,057,000	339,000	1,158,000
Western Place I & II	Fort Worth, TX	July 23, 2004	78.50%	(3)	33,500,000	24,000,000	429,000	1,000,000
Pax River Office Park	Lexington Park, MD	August 6, 2004	100.00%		14,000,000	—	172,000	420,000
One Financial Plaza	St. Louis, MO	August 6, 2004	77.63%	(3)	37,000,000	30,750,000	434,000	1,155,000

Totals					$536,755,000	$327,038,000	3,798,000	$13,315,000

(1)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition by us or newly placed on the property at closing.

(2)	Realty, an affiliate of our Advisor, which was solely owned by Anthony W. Thompson, through December 31, 2004 (effective January 1, 2005, Mr. Thompson owns 88% of Realty).

(3)	Our tenant-in-common ownership interest.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the year ended December 31, 2004, we completed the acquisition of ten wholly-owned properties and two tenant-in-common, or TIC, interests in two properties with TIC interests of 78.50% and 77.63%, adding a total of 3,798,000 square feet of GLA to our property portfolio. The aggregate purchase price of these properties was $536,755,000, of which $327,038,000 was financed with mortgage debt. We paid $13,315,000 in commissions to Realty in connection with these acquisitions. In accordance with SFAS No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2004, we have allocated and recorded $93,192,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases ranging from one to 107 months. Total amortization of the lease intangible assets for 2004 was $14,132,000. On certain acquisitions, we have recorded lease intangible liabilities related to the acquired below market leases of $23,433,000 during 2004. The lease intangible liabilities are being amortized over the term of each of the underlying tenant leases ranging from 2 to 123 months. Amortization of $5,406,000 was recorded for these lease intangibles during 2004.
      As of December 31, 2003, our investment in our consolidated real estate consisted of 11 properties, which represents an increase of nine properties from December 31, 2002. Our 2003 acquisitions are as follows:

					Borrowing
			Ownership	Purchase	Incurred at	Square	Commission
Property Description	Location	Purchase Date	Percentage	Price	Acquisition(1)	Feet	to Realty

Atrium Building	Lincoln, NB	January 31, 2003	100.00%	$4,532,000	$2,200,000	167,000	$132,000
Department of Children and Family	Plantation, FL	April 25, 2003	100.00%	11,580,000	7,605,000	124,000	300,000
Gemini Plaza	Houston, TX	May 2, 2003	100.00%	15,000,000	9,815,000	159,000	325,000
Bay View Plaza	Alameda, CA	July 31, 2003	97.68%	11,655,000	—	61,000	380,000
North Pointe Corporate Center	Sacramento, CA	August 11, 2003	100.00%	24,205,000	—	133,000	705,000
824 Market St.	Wilmington, DE	October 10, 2003	100.00%	31,900,000	—	202,000	970,000
Sutter Square Galleria	Sacramento, CA	October 28, 2003	100.00%	8,240,000	4,024,000	61,000	240,000
One World Trade Center	Long Beach, CA	December 5, 2003	100.00%	113,648,000	77,000,000	573,000	2,400,000
Centerpoint Corporate Park	Kent, WA	December 30, 2003	100.00%	54,220,000	25,029,000	436,000	1,627,000

Totals				$274,980,000	$125,673,000	1,916,000	$7,079,000

(1)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition by us or newly placed on the property at closing.
      During the year ended December 31, 2003, we completed the acquisition of eight wholly-owned properties, one property with a TIC interest of 97.68% and two unconsolidated TIC interests in two properties with TIC interests of 30.00% and 4.75%, adding a total of 2,564,000 square feet of GLA to our property portfolio. The aggregate purchase price of the nine consolidated properties was $274,980,000, of which $125,763,000 was financed with mortgage debt. We paid $7,079,000 in commissions to Realty in connection with these acquisitions. In accordance with SFAS No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2003, we have allocated and recorded $6,192,000 of intangible assets associated with in-place lease origination costs, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases ranging from 14 to 94 months. Total amortization of the lease intangible assets for 2003 was $599,000. On certain acquisitions, we have recorded lease intangible liabilities related to the acquired below market

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
leases which aggregated $7,969,000 during 2003. The lease intangible liabilities are being amortized over the term of each of the underlying tenant leases ranging from 13 to 120 months. Amortization of $472,000 was recorded for these lease intangibles during 2003.

Investments in Unconsolidated Real Estate
      Investments in unconsolidated real estate consist of our investments in undivided TIC interests. We had the following investments in unconsolidated real estate at September 30, 2005 and December 31, 2004 and 2003:

			December 31,
	Percentage	September 30,
Property	Owned	2005	2004	2003

Congress Center, Chicago, IL — Acquired January 9, 2003	30.00%	$11,691,000	$11,727,000	$13,944,000
Park Sahara, Las Vegas, NV — Acquired March 18, 2003	4.75%	140,000	153,000	213,000

		$11,831,000	$11,880,000	$14,157,000

      The summarized condensed combined historical financial information of investments in our unconsolidated real estate as of December 31, 2005 and 2004 is as follows:

	September 30,	December 31,	December 31,
	2005	2004	2003

Assets (primarily real estate)	$153,688,000	$152,410,000	$152,608,000

Mortgages notes payable	105,462,000	105,606,000	105,276,000
Other liabilities	7,449,000	5,295,000	2,236,000
Equity	40,777,000	41,509,000	45,096,000

Total liabilities and equity	$153,688,000	$152,410,000	$152,608,000

Our share of equity	$11,831,000	$11,880,000	$14,157,000

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2005	2004	2004	2003

Revenues	$15,218,000	$14,165,000	$19,104,000	$15,892,000
Rental and other expenses	12,045,000	15,008,000	21,888,000	15,218,000

Net income (loss)	$3,173,000	$(843,000)	$(2,784,000)	$674,000

Our equity in earnings (loss)	$997,000	$(255,000)	$(604,000)	$204,000

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Marketable Equity Securities
      The historical cost and estimated fair value of our investments in marketable equity securities are as follows:

		Gross Unrealized
	Historical			Estimated
	Cost	Gains	Losses	Fair Value

September 30, 2005
Equity securities	$5,570,000	$91,000	$133,000	$5,528,000

December 31, 2004
Equity securities	$2,106,000	$55,000	—	$2,161,000

      The fair value of equity securities was estimated using quoted market prices. Sales of equity securities resulted in realized gains of $318,000, $256,000 and $251,000 for the nine months ended September 30, 2005 and 2004 and the year ended December 31, 2004, respectively.

5.	Identified Intangible Assets
      Identified intangible assets consisted of the following:

		December 31,
	September 30,
	2005	2004	2003

In place leases and tenant relationships, net of accumulated amortization of $19,595,000, $10,412,000 and $340,000 at September 30, 2005 and December 31, 2004 and 2003, respectively (with a weighted average life of 47 months and 106 months for in-place leases and tenant relationships, respectively, at September 30, 2005, a weighted average life of 62 months and 127 months for in-place leases and tenant relationships, respectively, at December 31, 2004 and a weighted-average life of in-place leases of 45 months at December 31, 2003)	$57,729,000	$67,060,000	$4,269,000
Above market leases, net of accumulated amortization of $2,334,000, $1,571,000 and $228,000 at September 30 2005 and December 31, 2004 and 2003, respectively (with a weighted average life of 38 months, 74 months and 74 months at September 30, 2005 and December 31, 2004 and 2003, respectively)	3,951,000	4,257,000	1,037,000

Total identified intangible assets	$61,680,000	$71,317,000	$5,306,000

      Amortization expense recorded on the identified intangible assets was $11,523,000, $7,083,000, $12,660,000 and $568,000, for the nine months ended September 30, 2005 and 2004 and the years ended

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004 and 2003, respectively. Amortization expense for the identified intangible assets for each of the next five years ended December 31 is as follows:

Year	Amount

2005	$12,766,000
2006	$10,989,000
2007	$9,822,000
2008	$8,199,000
2009	$7,210,000

6.	Other Assets
      Other assets consisted of the following:

		December 31,
	September 30,
	2005	2004	2003

Deferred rent receivable	$7,593,000	$4,192,000	$245,000
Lease commissions, net of accumulated amortization of $405,000, $94,000 and $11,000 at September 30, 2005 and December 31, 2004 and 2003, respectively	3,581,000	1,690,000	111,000
Prepaid expenses and deposits	3,332,000	909,000	320,000
Deferred tax asset	30,000	30,000	—

Total other assets	$14,536,000	$6,821,000	$676,000

7.	Mortgage Loans Payable
      We have fixed and variable rate mortgage loans and mortgage loans secured by property, including property held for sale of $356,809,000, $442,275,000 and $97,257,000 as of September 30, 2005 and December 31, 2004 and 2003, respectively. As of September 30, 2005 and December 31, 2004 and 2003, the effective interest rates on mortgage loans ranged from 5.08% to 6.89% per annum, 3.63% to 6.89% per annum and 3.06% to 6.89% per annum, respectively, and the weighted average effective interest rate was 5.48%, 4.39% and 3.77% per annum, respectively. The loans mature at various dates through October 2015.
      On April 19, 2005, we borrowed $11,031,000 on the AmberOaks credit facility with LaSalle secured by our AmberOaks property located in Austin, Texas. The note bears interest at a three-month LIBOR rate plus 300 basis points and is due on January 20, 2007. The note requires monthly interest-only payments.
      On April 19, 2005, we exercised our one-year extension provision under our mortgage at the Hawthorne Plaza property located in San Francisco, California. In conjunction with the extension, we paid down $11,031,000 on the existing mortgage. Interest rate terms remain the same.
      On April 29, 2005, we refinanced the Madrona Building, located in Torrance, California, with a $33,000,000 mortgage at a fixed interest rate of 5.48% per annum, requiring monthly interest-only payments for the first two years, and monthly interest and principal payments at a 30-year amortization until the note matures on May 1, 2015. We paid off our existing variable rate debt of $28,450,000 and received excess loan proceeds of $5,075,000.
      On April 29, 2005, we financed North Belt, located in Houston, Texas, with a $9,740,000 mortgage at a fixed interest rate of 5.48% per annum, requiring monthly principal and interest payments of $55,000 at a

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
30-year amortization until the note matures on May 1, 2015. We received excess loan proceeds of $9,657,000.
      On July 12, 2005, we refinanced One World Trade Center located in Long Beach, California with a $90,000,000 first mortgage loan. The loan bears a fixed rate of 5.175% per annum and requires monthly interest-only payments for the first five years, and monthly interest and principal payments on a 30-year amortization basis until the note matures on August 1, 2015. We paid off our existing variable rate debt of $77,000,000 and received excess loan proceeds of $14,049,000.
      On August 10, 2005, we sold the 525 B Street property located in San Diego, California and paid off our existing cross-collateralized debt of $126,000,000 on the 525 B and 600 B Street properties.
      On September 12, 2005, we purchased the Opus Plaza at Ken Caryl property located in Littleton, Colorado and obtained a first mortgage loan from LaSalle secured by the property. the loan is in the amount of $6,700,000 and bears interest at a fixed rate of 5.24% per annum, and requires interest only payments for the first three years, and monthly interest and principal payments on a 30-year amortization basis until the note matures on October 1, 2015.
      On September 30, 2005, we refinanced the AmberOaks property located in Austin, Texas with an $18,050,000 first mortgage loan secured by the property. The loan bears interest at a fixed rate of 5.08% per annum and requires monthly interest-only payments for the first two years, and monthly interest and principal payments on a 30-year amortization basis until the note matures on September 11, 2015. We paid off our existing variable rate debt of $11,031,000 and received excess loan proceeds of $6,296,000.
      During 2004, we borrowed $327,038,000 under various fixed and variable rate mortgage loans, secured by nine of our office properties acquired in 2004. The fixed interest rate loans require monthly principal and interest payments based on a fixed annual interest rate of 5.2%. Variable interest rate loans include interest only loans, with interest rates ranging from 3.66% to 5.48% per annum. Loans mature at various dates through June 2011. In September 2004, we paid off one of these loans, a $14,250,000 mortgage in its entirety.
      On May 31, 2004, we refinanced five of our properties with separate loans from LaSalle in the following amounts:

• Atrium Building	$3,520,000
• Gemini Plaza	10,300,000
• 824 Market Street	18,750,000
• Public Ledger Building	25,000,000
• Brunswig Square	15,830,000

$73,400,000

      Each of the loans is secured by the applicable individual property and bears interest at a fixed rate of 5.2% per annum. We are required to make monthly principal and interest payments on each loan on a 30-year amortization schedule until the due date on each loan of June 1, 2011. In connection with the refinancing, we paid down our line of credit with LaSalle in the amount of $48,094,000. The loans do not include any cross-default provisions and are not cross-collateralized.
      Our properties financed by borrowings are required by the terms of the applicable loan documents to meet certain minimum loan to value, debt service coverage and other requirements on a combined basis. As of December 31, 2004, we were not in compliance with a financial covenant requirement in our mortgage loan agreement with HSH Nordbank on the One World Trade Center property in Long Beach, California. Pursuant to our mortgage agreement with HSH Nordbank, all revenues from the property are

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
sent to a lockbox. We receive all proceeds from the lockbox after we satisfy our debt service requirements to HSH Nordbank.
      As of September 30, 2005, we were in compliance with all such covenants and as of December 31, 2004, we were in compliance with all such requirements with the exception of HSH Nordbank as described above.
      The principal payments due on notes payable for each of the next five years ending December 31 and thereafter are summarized as follows:

Year	Amount

2005	$63,605,000
2006	107,954,000
2007	37,115,000
2008	7,230,000
2009	158,129,000
Thereafter	68,242,000

$442,275,000

      The fair value of our mortgage debt at December 31, 2004 and 2003 was $458,189,000 and $100,883,000, respectively.
      Derivatives are recognized as either assets or liabilities in the consolidated balance sheet and measured at fair value in accordance with SFAS No. 133, Derivative Instruments and Hedging Activities. Changes in fair value are included as a component of interest expense in the statement of operations in the period of change. We recorded $347,000 as a reduction to interest expense for the year ended December 31, 2004 and $36,000 as an increase to interest expense for the year ended December 31, 2003 for interest rate swaps and collars.
      The following table lists the derivative financial instruments held by us as of September 30, 2005:

Notional Amount	Fair Value	Instrument	Rate	Maturity

$75,000,000	—	Cap	5.75%	1/31/2006
14,000,000	—	Cap	5.00%	3/1/2006

$89,000,000	$—

      At September 30, 2005, the fair value of the derivatives was $0. We recorded $226,000 as an increase to interest expense for the nine months ended September 30, 2005 and $58,000 as a reduction to interest expense for the nine months ended September 30, 2004 for interest rate swaps and collars.
      The following table lists the derivative financial instruments held by us as of December 31, 2004:

	Carrying
Notional Amount	Value	Instrument	Rate	Maturity

$26,400,000	$56,000	Swap	2.03%	5/1/2005
75,000,000	—	Cap	5.75%	1/31/2006
77,000,000	254,000	Collar	1.5% to 4.05%	12/5/2006
14,000,000	1,000	Cap	5.00%	3/1/2006

$192,400,000	$311,000

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004 we had a $311,000 asset included in deferred financing costs related to the derivatives. At December 31, 2003, we had a $36,000 liability related to the derivatives.

8.	Credit Facility and Other Debt

Credit Facility
      In January 2003, we obtained a credit facility with a maximum borrowing amount of $25,000,000 through LaSalle which matures on January 30, 2006. At December 31, 2004, advances under this credit facility bear interest, at our election, at the prime rate or the one-month LIBOR rate plus a margin of 2.50%, declining to 2.25% when we meet certain conditions, which include attaining $50,000,000 in net worth, no default on advances, and full compliance with other covenants under the credit facility. Advances are subject to a floor rate of 3.9%. We are required to make interest only payments on a monthly basis. In connection with the term of this credit facility, we granted LaSalle a right of first refusal to finance the purchase of other properties by us.
      On April 1, 2004, we amended our credit agreement to increase the credit facility to $185,000,000, to the extent we have secured properties with comparable equity, with the option to increase the amount up to $350,000,000, and on August 27, 2004, we amended our credit agreement to decrease the credit facility to $175,000,000.
      Properties financed by borrowings under the Credit Facility are required by the terms of the Credit Facility to meet certain minimum loan to value, debt service coverage minimum occupancy rates and other requirements on a combined basis. As of September 30, 2005, we are not presently in compliance with a covenant in our Credit Facility which requires that we maintain a tenant occupancy rate of at least 80% with respect to the properties secured by the Credit Facility. In the event that we are unable to negotiate a waiver from LaSalle with respect to our noncompliance with this and other covenants, or, to the extent applicable, cure such noncompliance, LaSalle can exercise a variety of remedies, including, among others, increasing the base rate of interest on our outstanding debt and preventing us from borrowing additional amounts pursuant to the Credit Facility.
      At the present time (i) our tenant occupancy is 78%, (ii) we have executed a lease which becomes effective on December 1, 2005 which will cause the applicable tenant occupancy to exceed the required 80%, and (iii) we have requested a waiver of the interim covenant non-compliance from LaSalle. In the event, however, that LaSalle does not grant us a waiver regarding these covenants in view of the applicable facts, LaSalle has the right under the Credit Facility to declare an event of default. An event of default by us permits LaSalle, to, among other things, terminate the Credit Facility. In the event that LaSalle pursues their remedies, our liquidity would be constrained and we might be required to seek alternative funding.
      At September 30, 2005 and December 31, 2004 and 2003, borrowings under the Credit Facility totaled $58,369,000, $58,369,000 and $81,534,000, respectively and bore interest at the rate of 5.94%, 4.28% and 3.90% per annum.
      The fair value of our credit facility at December 31, 2004 and 2003 was $59,116,000 and $84,251,000, respectively.

Other Debt
      We have a Margin Securities Account with the Margin Lending Program at Merrill Lynch which allows us to purchase securities on margin. The margin is secured by the securities we purchase and cannot exceed 50% of the fair market value of the securities purchased. If the balance of the margin account exceeds 50% of the fair market value of the securities purchased, we will be subject to a margin

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
call and required to fund the account to return the margin balance to 50% of the fair market value of the securities purchased. The Margin Securities Account bears interest at the Merrill Lynch based lending rate, subject to additional interest on a sliding scale based on the value of the margin account. During the nine months ended September 30, 2005, we borrowed $4,689,000 and repaid $3,841,000 on margin. At September 30, 2005, we had $848,000 in margin liabilities outstanding at an interest rate of 7.88% per annum. At December 31, 2004, we did not have any margin liabilities outstanding.

9.	Identified Intangible Liabilities
      Identified intangible liabilities consisted of the following:

		December 31,
	September 30,
	2005	2004	2003

Below market leases, net of accumulated amortization of $8,312,000, $4,869,000 and $472,000 at September 30, 2005 and December 31, 2004 and 2003, respectively (with a weighted average life of 45 months, 63 months and 37 months at September 30, 2005 and December 31, 2004 and December 31, 2003, respectively)	$15,116,000	$18,419,000	$6,970,000

      Amortization expense recorded on the identified intangible liabilities, for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003 was $3,302,000, 2,441,000, $4,506,000 and $426,000, respectively. Amortization expense for the identified intangible liabilities for each of the next five years ended December 31 is as follows:

2005	$4,509,000
2006	$3,785,000
2007	$3,430,000
2008	$1,935,000
2009	$1,193,000

10.	Minority Interests
      Minority interests relate to the interests in the following consolidated properties that are not owned by us:

		TIC Minority
		Interest(s)
Property	Date Acquired	(Unaffiliated)

Bay View Plaza	07/31/03	2.32%
Western Place I & II	07/23/04	21.50%
One Financial Plaza	08/06/04	22.38%
      We have the right to purchase all or any portion of the outstanding undivided TIC interest in Bay View Plaza at fair market value beginning 36 months after the date of purchase. We have the right to purchase all or any portion of the outstanding unrelated TIC interests in Western Place I & II and One Financial Plaza at fair market value beginning 12 months after the date of purchase of the respective property.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Stockholders’ Equity

Common Stock
      As of December 31, 2004, we have issued 43,865,000 shares of our common stock for aggregate gross proceeds to us before offering costs and selling commissions (Note 13) of $437,315,000 pursuant to our initial and second offerings. Of these amounts, an aggregate of 22,000 shares of our common stock, or $200,000 of our common stock, were sold to our Advisor in accordance with the requirements of the North American Securities Administrators Association.
      Pursuant to our Initial Offering, our limitation on all offering expenses is 15% of the gross offering proceeds. Effective October 17, 2002, our board of directors lowered the limitation on offering and organizational expenses to be borne by us on a prospective basis from 15% to 14% of the gross offering proceeds. As of December 31, 2004, organizational and offering costs did not exceed these limitations.
      In connection with our Initial Offering, we incurred $20,944,000 of costs related to the issuance and distribution of our common stock through December 31, 2004. Such amount includes $18,565,000 paid to NNN Capital Corp., the dealer manager of the Offering, a company 100% owned by Anthony W. Thompson during the offering period, our president, chief executive officer and chairman, until his resignation as our chief executive officer and president effective as of December 19, 2005, principally comprised of selling commissions, marketing and due diligence costs. In addition, we paid $1,630,000 to our Advisor for reimbursement of offering expenses.
      Beginning September 1, 2002, we began monthly distributions to stockholders of record as of the end of the preceding month at an annual rate of 7.00% of the per share purchase price to the extent of lawfully available funds. The distribution rate increased to 7.25% effective January 1, 2003 and to 7.50% effective June 1, 2003. Distribution rates are based on a $10.00 per share purchase price. For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, we declared distributions of $24,663,000, $19,794,000, $28,042,000 and $6,211,000, respectively.

Dividend Reinvestment Program
      In July 2002, we adopted a dividend reinvestment plan, or DRIP, that allowed our stockholders to purchase additional shares of common stock through reinvestment of dividends, subject to certain conditions. We registered and reserved 1,000,000 and 1,500,000 shares of our common stock for distribution pursuant to the DRIP in our Initial and Second Offerings, respectively.
      As of September 30, 2005, December 31, 2004 and 2003, we had issued 587,000, 587,000 and 252,000 shares of our common stock, respectively, under the terms of the DRIP. The DRIP was terminated on April 30, 2004.

Share Repurchase Plan
      Effective July 22, 2002, we adopted a share repurchase plan, or Repurchase Plan, which provided eligible stockholders with limited liquidity by enabling them to request the repurchase of their common stock by us subject to various limitations. Repurchases were made at the sole discretion of our board of directors. To be eligible to request a repurchase, a stockholder must offer for resale at least 25% of the total number of shares of common stock owned and must have owned the shares for at least one year.
      The price paid by us per repurchased share of common stock varies in accordance with the terms of the Repurchase Plan. Repurchases, if any, are affected by us on or about the last day of each calendar quarter. Funding for the Repurchase Plan comes from our operations and DRIP. We repurchased 18,000 and 28,000 shares of our common stock for $164,000 and $257,000 for the years ended December 31, 2004 and 2003, respectively. The Repurchase Plan was terminated on April 30, 2004.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plans

Independent Director Stock Option Plan
      On July 22, 2002, we adopted the independent director stock option plan, or Director Plan. Only outside and independent directors are eligible to participate in the Director Plan. We have authorized and reserved a total of 100,000 shares of common stock for issuance under the Director Plan. The Director Plan provides for the grant of initial and subsequent options. Initial options are non-qualified stock options to purchase 5,000 shares of common stock at the applicable option exercise price described below granted to each independent director and each outside director as of the date such individual becomes an independent or outside director. Subsequent options to purchase 5,000 shares of common stock at the applicable option exercise price may be granted on the date of each annual meeting of shareholders to each independent and outside director so long as the individual is still in office or at the discretion or our board of directors. In 2004, we granted options to purchase 10,000 shares at $9.00 per share to each of the four independent and outside directors. The Director Plan was approved at our annual meeting of shareholders on June 28, 2003.

Officer and Employee Stock Option Plan
      On July 22, 2002, we adopted the officer and employee stock option plan, or Officer Plan. All of the officers and employees are eligible to participate in the Officer Plan. We have no employees as of March 31, 2005. We have authorized and reserved a total of 400,000 shares of common stock for issuance under the officer plan. Our board of directors, acting on the recommendation of management, has discretion to grant options to officers and employees. In 2004, we granted options to purchase 275,000 shares at $9.00 per share or our officers. The Officer Plan was approved at our annual meeting of shareholders on June 28, 2003.

2004 Incentive Award Plan
      Effective May 10, 2004, we adopted the 2004 incentive award plan, or 2004 Plan, to provide for equity awards to our employees, directors and consultants. The 2004 Plan authorizes the grant to our employees, directors and consultants options intended to qualify as incentive stock options under Section 422 of the Code. The 2004 Plan also authorizes the grant of awards consisting of nonqualified stock options, restricted stock, stock appreciation rights, or SARS, and other awards, including cash bonuses. The shares of common stock subject to the 2004 Plan will be our common stock. The aggregate number of shares of common stock subject to such awards will not exceed 6,000,000 shares of our common stock. Our board of directors, or a committee of our board of directors appointed to administer the 2004 Plan, will have the authority to appropriately adjust: (i) the aggregate number of shares of our common stock subject to the 2004 Plan; (ii) the number and kind of shares of our common stock subject to outstanding awards under the 2004 Plan; and (iii) the price per share of outstanding options, stock purchase rights, SARs and other awards. The 2004 Plan provides that each of our non-employee directors will receive an automatic grant of 5,000 shares of restricted stock on the date of each of our annual meetings. The 2004 Plan was approved by our stockholders at the annual meeting of shareholders on June 29, 2004.
      In 2004, our independent directors, or Grantees, were issued 20,000 restricted common shares of stock, or Restricted Shares, in accordance with the terms of the 2004 Plan. The 20,000 Restricted Shares were issued effective June 29, 2004 and fully vest on June 29, 2009 (or sooner upon a change of control of our company), pursuant to the terms and conditions of restricted stock agreements entered into between each of the Grantees and us. Compensation expense related to the restricted stock awards under the 2004 Plan are recorded over the related vesting periods based on the fair value of the underlying awards. Included in the general and administrative expenses in the accompanying consolidated statements of

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operations is compensation expense of $21,000 for the year ended December 31, 2004, related to such awards.

		Range of	Weighted
	Number	Exercise	Average
Options Outstanding at	of Shares	Prices	Exercise Price

December 31, 2002 (no options exercisable)	110,000	$9.05	$9.05
Granted (weighted average fair value of $1.09)	20,000	9.05	9.05
Cancelled	(25,000)	9.05	9.05

December 31, 2003 (no options exercisable)	105,000	9.05	9.05
Granted (weighted average fair value of $1.13)	365,000	9.00	9.00
Cancelled	(50,000)	(9.00)	(9.00)

December 31, 2004 (85,000 options exercisable)	420,000	$9.00-$9.05	$9.00
Granted	—	—	—
Cancelled	—	—	—

September 30, 2005 (105,000 options exercisable)	420,000	$9.00-$9.05	$9.00

      A summary of outstanding options exercisable under the Plans as of September 30, 2005 is presented in the schedule below:

	Number	Contractual Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	(Years)	Price — Options	Exercisable	Price — Options

$9.00-$9.05	420,000	8.16	$9.00-$9.05	105,000	$9.00-$9.05
      The fair value of the options outstanding are calculated using the Black-Scholes option-pricing model, assuming a 7.5% dividend yield, a 4.0% risk free interest rate based on the 10-year U.S. Treasury Bond, an expected life of 2.91 years and a volatility rate of 10%. At September 30, 2005, the fair value per share was $1.12.
      A summary of outstanding options as of December 31, 2004 under the Director and Officer Plans is presented in the table below:

	Number	Contractual Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	(Years)	Price — Options	Exercisable	Price — Options

$9.00-$9.05	420,000	9.08	$9.00-$9.05	85,000	$9.00-$9.05
      The fair value of the options outstanding is calculated using the Black-Scholes option-pricing model. Assumptions used in the calculation included a 7.5% dividend yield, a 4.00% risk-free interest rate based on the 10-year U.S. Treasury Bond, an expected life of 8.65 years, and a 10% volatility rate.

12.	Future Minimum Rent

Rental Income
      We have operating leases with tenants that expire at various dates through 2015 and are either subject to scheduled fixed increases or adjustments based on the consumer price index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Future minimum rent contractually due under operating leases, excluding tenant reimbursements of certain costs, as of December 31, 2004, are summarized as follows:

Year Ending

2005	$82,261,000
2006	77,161,000
2007	68,304,000
2008	54,572,000
2009	46,303,000
Thereafter	91,058,000

Total	$419,659,000

      A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, the amount of contingent rent earned by us was not significant.

13.	Related Party Transactions

Advisory Agreement

Advisory Fees
      The Advisory Agreement between our Advisor and us expired on July 22, 2005 and is renewable every anniversary thereof for a one-year term subject to approval by a majority of our independent directors. Our Advisor has proposed that we bear additional costs under the terms of any new advisory agreement to reflect current market rates in our sector. We have entered into negotiations with our Advisor in response to its proposal. Pending agreement on the terms of a renewal of the Advisory Agreement, our Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. Under the terms of the Advisory Agreement, our Advisor has responsibility for our day-to-day operations, administers our accounting and bookkeeping functions, serves as a consultant in connection with policy decisions to be made by our board of directors, manages our properties and renders other services deemed appropriate by our board of directors. Our Advisor is affiliated with us in that we and our Advisor have common officers and a common director, some of whom also own an equity interest in our Advisor. Our Advisor is entitled to reimbursement from us for expenses incurred in rendering its services, subject to certain limitations. Fees and costs reimbursed to our Advisor cannot exceed the greater of 2% of average invested assets, as defined, or 25% of net income for the previous four quarters, as defined. As of September 30, 2005 and 2004 and December 31, 2004 and 2003, such reimbursement had not exceeded these limitations. There were no amounts incurred or paid to our Advisor for services provided during the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003.

Real Estate Commissions
      We pay Realty a real estate commission of up to 3% of the purchase price of a property. We paid Realty $296,000, $13,315,000, $13,315,000 and $7,079,000 for real estate sales commissions in connection with our real estate acquisitions during the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively (Note 3). 75% of the real estate commissions were passed through to our Advisor pursuant to the Realty-Triple Net Agreement.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate Disposition Fee
      We pay Realty a real estate disposition fee equal to the lesser of 3% of the sales price or 50% of the sales commission that would have been paid to third-party sales broker. For each of the nine months ended September 30, 2005, we paid Realty $1,115,000 for real estate disposition fees. 75% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement. We did not pay any disposition fees to Realty during the nine months ended September 30, 2004 and the years ended December 31, 2004 and 2003.

Lease Commissions
      We pay Realty a leasing commission for its services in leasing any of our properties of 6% of the value of any lease (based upon the contract rent during the term of the lease) entered into during the term of the Advisory Agreement and 3% with respect to any renewals. For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, we paid leasing commissions of $2,051,000, $167,000, $869,000 and $57,000, respectively, to Realty. 100% of leasing fees were passed through to our Advisor pursuant to the Realty-Triple Net Agreement.

Property Management Fees
      We pay Realty a property management fee equal to 5% of the gross revenues, as defined, from the properties. For nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, we incurred and paid management fees to Realty of $4,213,000, $2,379,000, $4,293,000 and $458,000, respectively. 100% of the property management fees were passed through to our Advisor pursuant to the Realty-Triple Net Agreement.

Incentive Distributions
      Our Advisor owns non-voting incentive performance units in G REIT, L.P., our Operating Partnership, and is entitled to incentive distributions of operating cash flow, as defined, after our stockholders have received an 8% annual return on their invested capital. No incentive distributions were made to our Advisor for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003.

Offering Expenses

Selling Commissions
      NNN Capital Corp., the dealer manager of our Offerings, or the Dealer Manager, which was solely owned by Anthony Thompson, our president, chief executive officer, and chairman through December 31, 2004, received selling commissions of 7.5% and 7.0% of the aggregate gross offering proceeds from our Initial and Second Offerings, respectively. The Dealer Manager re-allowed 100% of commissions earned by it to participating broker dealers. The Dealer Manager received selling commissions from us of $0, $17,588,000, $17,753,000 and $11,109,000 for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively.

Marketing and Due Diligence Expense Reimbursement Fees
      The Dealer Manager also received marketing and due diligence expense reimbursements from us of 2.0% and 3.0% of the aggregate gross offering proceeds from our Initial and Second Offerings, respectively. The Dealer Manager may re-allow up to 1% of these fees to participating broker dealers. The Dealer Manager received marketing and due diligence expense reimbursement fees of $0, $7,390,000, $7,396,000

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and $2,999,000 for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively.

Organization and Offering Expenses
      Our Advisor bears some of our organization and offering costs incurred in our offerings. Our Advisor may be reimbursed for actual expenses incurred by it for up to 2.5% and 2.0% of the aggregate gross offering proceeds from our Initial and Second Offerings, respectively. Our Advisor was reimbursed $0, $93,000, $1,804,000 and $1,167,000for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively, for the reimbursement of organization and offering expenses incurred.

Related Party Accounts Receivable/ Payable
      Related party accounts receivable/payable consists primarily of amounts due from/to us for operating expenses incurred by us and paid by our Advisor or agreed to be borne directly by our Advisor as discussed below.

Unconsolidated Debt Due to Related Parties
      Our properties may obtain financing through our Advisor and Cunningham Lending Group, LLC, or Cunningham, an entity wholly owned by Anthony W. Thompson. As of September 30, 2005, the following notes were outstanding:

Cunningham Lending Group, LLC
      The following unconsolidated property has an outstanding unsecured note due to Cunningham at September 30, 2005. The note bears interest at 8% per annum and is due 30 days from origination. On October 14, 2005, Park Sahara repaid the note plus all accrued interest.

		G REIT’s
	Amount of	Portion
Property/Issue Date	Loan	of Debt

Park Sahara:
09/27/05	$40,000	$2,000

Triple Net Properties, LLC
      The following unconsolidated property has outstanding unsecured notes due to our Advisor at September 30, 2005. The notes bear interest at 12% per annum and are due on demand.

		G REIT’s
	Amount of	Portion
Property/Issue Date	Loan	of Debt

Park Sahara:
01/31/04	$14,000	$1,000
04/09/04	30,000	1,000

Total	$44,000	$2,000

Joint Venture
      On June 15, 2004, through our wholly owned subsidiary, GREIT TRS, Inc., we formed NNN/GREIT-TRS JV, LLC, or the JV, a joint venture with our Advisor. We contributed $20,000,000,

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for an 87.2% ownership interest in the JV. The JV subsequently invested in NNN Emerald Plaza, LLC. The JV agreement required a guaranteed payment to us at the time the investment in NNN Emerald Plaza, LLC is sold to third parties. On July 14, 2004, following the sale to unaffiliated third parties, we received the $20,000,000 investment along with the guaranteed payment of $1,000,000 pursuant to the JV agreement. Such amount is included in the gain on sale of marketable securities and joint venture in the accompanying statement of operations.

14.	Commitments and Contingencies

Operating leases
      The Comerica Building in San Diego is encumbered by two ground leases under parts of the office building. Both ground leases expire in 2012, with five options to extend for 10 years each, and no option to purchase. Rent increases every five years by the increase in the wholesale price index. The lease end date is June 30, 2062 if all options are exercised. The total annual rent payment for both ground leases is $330,000 as of December 31, 2004.
      Sutter Square Galleria is subject to a ground lease expiring in 2040 with one ten-year option period thereafter. Future minimum rents to be paid under this non-cancelable operating lease are computed at 12.5% of gross rents, as defined in the ground lease agreement.
      The Atrium Building is encumbered by two ground leases under parts of the office building. One ground lease expires in 2015, with one 40-year extension option, and requires annual rental payments of $25,000. The other ground lease expires in 2014, with one 40-year extension option, and requires annual rental payments of $16,000.
      Future minimum lease obligations under noncancelable leases as of December 31, 2004 are summarized as follows:

Year Ending

2005	$371,000
2006	371,000
2007	371,000
2008	371,000
2009	371,000
Thereafter	1,036,000

Total	$2,891,000

SEC Investigation
      On September 16, 2004, our Advisor advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Advisor relating to disclosure in securities offerings (including offerings by us, T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Advisor and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Advisor, including us. Our Advisor has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could involve us and fines, penalties or administrative remedies could be asserted against us.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We cannot at this time assess the outcome of the investigation by the SEC. Therefore, at this time, we have not accrued any loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies.

Prior Performance Tables
      In connection with our initial and second public offerings of common stock conducted through best efforts offerings from July 22, 2002 through April 30, 2004, we disclosed the prior performance of all public and private investment programs sponsored by our Advisor. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally the tables for the public programs were not presented on a GAAP basis and the tables for the private programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by our Advisor have invested either along side or in other programs sponsored by our Advisor. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, for the private programs certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investments; certain operating expenses were not reflected in the operating results; and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of our Advisor’s program and aggregate portfolio operating results.
      Our board of directors continues to consider a variety of potential strategic initiatives, including how we will address the errors in the prior performance tables described above. We expect to provide additional information to stockholders prior to year end regarding the prior performance tables.

Litigation
      Neither we nor any of our properties are presently subject to any other material litigation nor, to our knowledge, is any material litigation threatened against us or any of our properties which if determined unfavorably to us would have a material adverse effect on our cash flows, financial condition or results of operations. We are a party to litigation arising in the ordinary course of business, none of which if determined unfavorably to us, individually or in the aggregate, is expected to have a material adverse effect on our cash flows, financial condition or results of operations.

Environmental Matters
      We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to the properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Potential Property Acquisitions
      Our management is currently considering several other potential property acquisitions. The decision to acquire one or more of these properties will generally depend upon the following conditions, among others:

•	receipt of a satisfactory Phase I environmental assessment and property appraisal for each property;

•	no material adverse change occurring in the properties, the tenants or in the local economic conditions; and

•	receipt of sufficient financing.

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      There can be no assurance that any or all of the conditions will be satisfied.

Other
      Our commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In the opinion of management, these matters are not expected to have a material impact on our consolidated financial position and results of operations.

Unconsolidated Debt
      Total mortgage debt of unconsolidated properties was $105,462,000, $105,606,000 and $105,276,000 at September 30, 2005 and December 31, 2004 and 2003, respectively. Our share of unconsolidated debt was $29,628,000, $29,635,000 and $29,490,000 at September 30, 2005 and December 31, 2004 and December 31, 2003, respectively. The increase of $145,000 was due to the refinancing of Congress Center, or borrower, in September 2004.
      On September 3, 2004, our Advisor refinanced Congress Center, or the borrower, with three loans totaling $97,500,000, through Principal Commercial Funding and Principal Life Insurance. We own a 30% interest in Congress Center and in connection with our payment obligations under the three loans. Our liability is limited to the extent of our interest in Congress Center and only rents we are entitled to therefrom. In connection with the Congress Center refinancing, the unamortized portion of the capitalized loan costs of $580,000 along with $253,000 in prepayment penalties related to the early termination of the loan were expensed in September 2004 by Congress Center.
      The new notes include the following:

Note A is in the amount of $80,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.

Note B is in the amount of $15,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.

Note C is in the amount of $2,500,000 and bears interest at a fixed rate of 7.0% per annum. The borrower is required to make monthly interest only payments until October 1, 2006. Thereafter, the borrower is required to make monthly principal and interest payments based on a 30-year amortization schedule until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.

15.	Discontinued Operations — Properties Held for Sale
      Properties held for sale at December 31, 2005 consisted of the following properties:

Property	Date Purchased	Date Approved for Sale	Date Sold

525 B Street (Golden Eagle)	June 14, 2004	February 8, 2005	August 10, 2005
Sutter Square Galleria	October 28, 2003	May 23, 2005	—
Atrium Building	January 31, 2003	May 23, 2005	—

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the net income and the net gain on dispositions of operating properties sold subsequent to December 31, 2004 classified as held for sale are reflected in the condensed consolidated statement of operations as discontinued operations for all periods presented. For the years ended December 31, 2005 and 2004, discontinued operations included the net income (loss) of one property sold and two properties held for sale at December 31, 2005. For the year ended December 31, 2003, discontinued operations included the net income (loss) of two properties held for sale at December 31, 2005. The following table summarizes the income (loss) and expense components that comprise discontinued operations for the years ended December 31, 2005, 2004 and 2003:

Rental and general and administrative expenses	4,039,000	4,525,000	1,091,000
Depreciation and amortization	922,000	3,692,000	356,000
Interest expense (including amortization of deferred financing costs)	2,627,000	2,344,000	273,000

Income (loss) from discontinued operations — properties held for sale, net	1,709,000	(420,000)	(54,000)
Gain on sale of real estate	10,554,000	—	—

	$12,263,000	$(420,000)	$(54,000)
      A summary of the properties held for sale balance sheet information is as follows:

	September 30,	December 31,	December 31,
	2005	2004	2003

Operating properties, net of accumulated depreciation of $1,236,000, $2,435,000 and $326,000, at September 30, 2005 and December 31, 2004 and 2003, respectively	$11,998,000	$107,893,000	$12,414,000
Identified intangible assets, net of accumulated amortization of $97,000, $1,492,000 and $31,000 at September 30, 2005 and December 31, 2004 and 2003, respectively	104,000	13,667,000	182,000
Lease commissions, net of accumulated amortization of $23,000 and $20,000 at September 30, 2005 and December 31, 2004, respectively	83,000	90,000	—
Loan fees, net of accumulated amortization of $26,000, $521,000 and $128,000 at September 30, 2005 and December 31, 2004 and 2003, respectively	66,000	908,000	326,000
Other assets	52,000	101,000	34,000
Total assets	13,979,000	126,247,000	13,824,000
Mortgage loans payable	7,423,000	77,415,000	7,005,000
Identified intangible liabilities, net of accumulated amortization of $158,000, $970,000 and $69,000 at September 30, 2005 and December 31, 2004 and 2003, respectively	441,000	7,144,000	529,000
Security deposits and prepaid rent	211,000	792,000	430,000
Total liabilities	8,829,000	87,538,000	8,350,000
Total equity	5,150,000	38,709,000	5,494,000

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Tax Treatment of Distributions
      The income tax treatment for distributions reportable for the years ended December 31, 2004 and 2003 was as follows:

	2004

	Years Ended December 31,

			2003

Ordinary income	$12,774,000	48.36%	$2,432,000	46.39%
Capital gain	—	0.00%	—	0.00%
Return of capital	13,642,000	51.64%	2,810,000	53.61%

	$26,416,000	100.00%	$5,242,000	100.00%

17.	Selected Quarterly Data (Unaudited)
      Set forth below is certain unaudited quarterly financial information. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with generally accepted accounting principles, the selected quarterly information when read in conjunction with the Financial Statements.

	Quarters Ended

	December 31,	September 30,	June 30,	March 31,
	2004	2004	2004	2004

Revenues	$28,320,000	$25,772,000	$18,924,000	$11,760,000
Expenses	23,648,000	21,868,000	15,082,000	9,682,000

Income (loss) before other (expense) income minority interests and discontinued operations	4,672,000	3,904,000	3,842,000	2,078,000
Other (expense) income	(5,158,000)	(4,813,000)	(3,517,000)	(1,869,000)
Equity in earnings (losses) of unconsolidated real estate	(349,000)	(356,000)	97,000	4,000
Minority interests	52,000	(37,000)	(4,000)	(2,000)

Income (loss) from continuing operations	(783,000)	(1,302,000)	418,000	211,000
Income (loss) from discontinued operations	(254,000)	(16,000)	28,000	(178,000)

Net income (loss)	$(1,037,000)	$(1,318,000)	$446,000	$33,000

Earnings (loss) per share — basic and diluted	$(0.02)	$(0.03)	$0.01	$0.00

Weighted average number of common shares outstanding — basic and diluted	43,865,000	43,855,000	40,135,000	21,336,000

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarters Ended

	December 31,	September 30,	June 30,	March 31,
	2003	2003	2003	2003

Revenues	$4,840,000	$2,950,000	$1,699,000	$1,272,000
Expenses	4,878,000	3,102,000	1,755,000	1,219,000

Income (loss) before other (expense) income and minority interest	(38,000)	(152,000)	(56,000)	53,000
Other (expense) income	47,000	53,000	12,000	12,000
Equity in earnings (loss) of unconsolidated real estate	174,000	156,000	(79,000)	(47,000)
Minority interest	(1,000)	4,000	—	—

Income (loss) from continuing operations	184,000	53,000	(123,000)	18,000
Income (loss) from discontinued operations	(10,000)	(3,000)	(14,000)	(27,000)

Net income (loss)	$174,000	50,000	(137,000)	(9,000)

Earnings (loss) per share — basic and diluted	$0.01	$0.01	$(0.02)	$(0.00)

18.	Business Combinations
      During the nine months ended September 30, 2005, we completed the acquisition of one wholly-owned property, adding a total of 62,000 square feet of GLA to our property portfolio. The purchase price of the property was $10,176,000, of which $6,700,000 was financed with mortgage debt. We paid $296,000 in commissions to Realty in connection with the acquisition of which 75% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement. In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2005, we allocated and recorded $1,885,000 of intangible assets associated with in-place lease origination costs and tenant relationships, and above market leases.
      During the year ended December 31, 2004, we completed the acquisition of ten wholly-owned properties and two TIC interests in two properties with TIC interests of 78.50% and 77.63%, adding a total of 3,798,000 square feet of gross leaseable area, or GLA, to our property portfolio. The aggregate purchase price was $536,755,000, of which $327,038,000 was financed with mortgage debt. We paid $13,315,000 in commissions to Realty in connection with these acquisitions. In accordance with Statement of Accounting Financial Standard, or SFAS, No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2004, we have allocated and recorded $93,192,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. On certain acquisitions, we have recorded lease intangible liabilities related to the acquired below market leases of $23,433,000 during 2004.
      During the year ended December 31, 2003, we completed the acquisition of eight wholly-owned properties, one property with a TIC interest of 97.68% and two unconsolidated TIC interests in two

G REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
properties with TIC interests of 30.00% and 4.75%, adding a total of 2,564,000 square feet of GLA to our property portfolio. The aggregate purchase price of the nine consolidated properties was $274,980,000, of which $125,763,000 was financed with mortgage debt. We paid $7,079,000 in commissions to Realty in connection with these acquisitions. In accordance with SFAS No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2003, we have allocated and recorded $6,192,000 of intangible assets associated with in-place lease origination costs, as well as above market leases. On certain acquisitions, we have recorded lease intangible liabilities related to the acquired below market leases which aggregated $7,969,000 during 2003.
      Assuming all of the 2004 and 2003 acquisitions had occurred January 1, 2003, pro forma revenues, net income/(loss) and net income/(loss) per diluted share would have been $105.4 million, ($2.0) million and ($.05), respectively, for the year ended December 31, 2004; and $92.5 million, ($594.000) and ($0.07), respectively, for the year ended December 31, 2003. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

19.	Subsequent Events (unaudited)
      On October 21, 2005, through our wholly-owned subsidiary G REIT — Eaton Freeway Industrial Park, LLC, we purchased a 100% interest in Eaton Freeway, a four-building multi-tenant industrial complex totaling 62,000 of GLA square feet located in Phoenix, Arizona. The property was purchased from an unaffiliated third party for a purchase price of $7,588,000. We paid Realty a sales commission of $152,000, or 2.0% of the purchase price, of which 75% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement. At acquisition, we obtained a first mortgage loan secured by the property from Principal Bank in the amount of $5,000,000. The loan bears interest at a fixed rate of 5.21% per annum and the maturity date of the loan is May 1, 2011.
      On December 20, 2005, the Park Sahara property in Las Vegas, Nevada, of which we own a 4.75% TIC interest, was sold to an unaffiliated third party for a total sales price of $17,455,000. We received net cash proceeds totaling approximately $273,000 after repayment of debt, closing costs and other transaction expenses. The sale resulted in us recording a net gain of approximately $126,000. A property disposition fee was paid to Realty of $320,000, or approximately 1.8% of the total sales price, and sales commissions to unaffiliated brokers of $639,000, or approximately 3.7% of the total sales price.

G REIT, INC.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

			Deductions
	Balance at	Charged to	(Write-off of	Balance at
	Beginning of	Costs and	Uncollectible	End of
	Period	Expenses	Account)	Period

Allowance for Doubtful Accounts
Year Ended December 31, 2004 — Allowance for doubtful accounts	$150,000	$195,000	$(41,000)	$304,000
Year Ended December 31, 2003 — Allowance for doubtful accounts	$—	$150,000	$—	$150,000
Year Ended December 31, 2002 Allowance for doubtful accounts	$—	$—	—	$—
G REIT, INC.
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

	Initial Costs to Company			Gross Amount at Which Carried at Close of Period

			Buildings and		Buildings and		Accumulated	Date
	Encumbrance	Land	Improvements	Land	Improvements	Total	Depreciation	Constructed

5508 Highway 290	$6,695,000	$1,153,000	$8,790,000	$1,153,000	$8,883,000	$10,036,000	$(1,009,000)	2001
Two Corporate Plaza	10,160,000	1,749,000	12,388,000	1,749,000	12,627,000	14,376,000	(1,503,000)	1989
Dept. of Children	7,605,000	2,656,000	8,357,000	2,656,000	8,246,000	10,902,000	(722,000)	1973
Gemini	9,815,000	1,220,000	13,314,000	1,220,000	13,315,000	14,535,000	(1,148,000)	1983
Bay View Plaza	6,200,000	1,879,000	9,044,000	1,879,000	9,053,000	10,932,000	(508,000)	2001
North Pointe	15,600,000	1,979,000	22,224,000	1,979,000	22,240,000	24,219,000	(884,000)	1988
824 Market	13,800,000	6,406,000	26,832,000	6,406,000	28,828,000	35,234,000	(1,394,000)	1984
One World Trade Center	77,000,000	22,851,000	92,211,000	22,851,000	92,906,000	115,757,000	(6,033,000)	1989
Centerpointe	25,029,000	8,537,000	47,551,000	8,537,000	47,928,000	56,465,000	(2,186,000)	1986
AmberOaks	14,250,000	7,138,000	21,302,000	7,138,000	21,301,000	28,439,000	(858,000)	1985
Public Ledger	25,000,000	10,271,000	19,854,000	10,271,000	20,224,000	30,495,000	(885,000)	1927
Madrona Buildings	28,458,000	12,581,000	28,047,000	12,581,000	28,976,000	41,557,000	(850,000)	1990
Brunswig Square	15,830,000	8,803,000	12,362,000	8,803,000	12,363,000	21,166,000	(292,000)	1931
North Belt Corporate		692,000	9,167,000	692,000	10,214,000	10,906,000	(278,000)	1982
Hawthorne Plaza	62,750,000	15,828,000	66,392,000	15,828,000	66,437,000	82,265,000	(1,420,000)	1910
Pacific Place		1,230,000	24,646,000	1,230,000	25,833,000	27,063,000	(472,000)	1982
600 B St.	56,060,000	4,216,000	60,550,000	4,216,000	60,572,000	64,788,000	(1,028,000)	1974
Pax River		1,661,000	12,163,000	1,661,000	12,163,000	13,824,000	(141,000)	1983
Western Place I & II	24,000,000	2,397,000	27,652,000	2,397,000	27,992,000	30,389,000	(407,000)	1980
One Financial Plaza	30,750,000	2,973,000	29,504,000	2,973,000	29,505,000	32,478,000	(419,000)	1985

Total	$429,002,000	$116,220,000	$552,350,000	$116,220,000	$559,606,000	$675,826,000	$(22,437,000)

		Maximum Life on
		Which Depreciation in Latest
	Date	Income Statement is
Description	Acquired	Computed

5508 Highway 290 West Building	2002	39 years
Two Corporate Plaza	2002	39 years
Dept. of Children	2003	39 years
Gemini	2003	39 years
Bay View Plaza	2003	39 years
North Pointe	2003	39 years
824 Market	2003	39 years
One World Trade Center	2003	39 years
Centerpointe	2003	39 years
AmberOaks	2004	39 years
Public Ledger	2004	39 years
Madrona Buildings	2004	39 years
Brunswig Square	2004	39 years
North Belt Corporate	2004	39 years
Hawthorne Plaza	2004	39 years
Pacific Place	2004	39 years
600 B St.	2004	39 years
Pax River	2004	39 years
Western Place I & II	2004	39 years
One Financial Plaza	2004	39 years
      (a) The changes in total real estate for the year ended December 31, 2004 are as follows:

2004

Balance at December 31, 2003	$289,319,000
Acquisitions	379,429,000
Capital expenditures	7,368,000
Disposals	(290,000)

Balance at December 31, 2004	$675,826,000

      (b) The changes in accumulated depreciation for the year ended December 31, 2004 are as follows:

2004

Balance at December 31, 2003	$3,127,000
Additions	19,600,000
Disposals	(290,000)

Balance at December 31, 2004	$22,437,000

EXHIBIT A
G REIT, INC.
PLAN OF LIQUIDATION AND DISSOLUTION
      1. Approval and Effectiveness of Plan. This Plan of Liquidation and Dissolution (this “Plan”) of G REIT, Inc., a Maryland corporation (the “Corporation”), has been approved by the Corporation’s board of directors (the “Board of Directors”), and a special committee of independent directors, consisting of D. Fleet Wallace, W. Brand Inlow, Edward A. Johnson, Gary T. Wescombe, Gary H. Hunt and Glenn L. Carpenter (as constituted from time to time, the “Special Committee”), as being advisable and in the best interests of the Corporation and its stockholders. The Board of Directors and the Special Committee have directed that the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the Plan by holders of the common stock of the Corporation in the manner and by the vote required by law and by the Articles of Incorporation of the Corporation (the “Charter”). The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”
      2. Voluntary Liquidation and Dissolution. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended and in accordance with Maryland General Corporation Law (“MGCL”). Pursuant to the Plan, the Corporation shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions and acting for itself or in its capacity as the general partner of G REIT L.P., a Virginia limited partnership (the “Operating Partnership”), and cause the Operating Partnership to sell, convey transfer and deliver or otherwise dispose of all of the assets of the Operating Partnership in one or more transactions, without further approval of the stockholders.
      3. Sales of Other Assets.
      (a). The Corporation, acting for itself or in its capacity as the general partner of the Operating Partnership, as appropriate, is authorized to sell or to cause the Operating Partnership and the subsidiaries of the Operating Partnership to sell any and all of their assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the stockholders; upon such terms as the Special Committee may deem advisable.
      (b). The Corporation, the Operating Partnership and the Operating Partnership’s subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Corporation, the Operating Partnership or the Operating Partnership’s subsidiaries, on the one hand, and an affiliate of the Corporation, the Operating Partnership or the Operating Partnership’s subsidiaries, on the other hand, unless the Special Committee approves the transaction. The Special Committee will only approve the transaction if they:

(i) determine that the consideration to be received by the Corporation in connection with such sale is fair to the Corporation from a financial point of view and the transaction is in the Corporation’s best interests;

(ii) (A) obtain an appraisal of such asset showing that the proposed sale price is within the appraiser’s range of estimated values for the asset, or (B) obtain an opinion from Robert A. Stanger & Co., Inc., or another financial advisor with similar qualifications, that the consideration to be received by the Corporation in connection with such sale is fair to the Corporation from a financial point of view; and

(iii) have not received a higher offer for the property from a credible party whom the Special Committee reasonably believes is ready, able and willing to close the transaction on the contract terms.
      4. Payment of Creditors; Distributions to Stockholders. Subject to Section 8 hereof, the Special Committee and such officers of the Corporation as the Special Committee may authorize and direct are authorized and directed to proceed promptly to: (i) collect its assets; (ii) dispose of such of its assets as are not to be distributed in kind to its stockholders; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation, the Operating Partnership and the Operating Partnership’s subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, Advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) cause the Operating Partnership to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the Operating Partnership, in one or more distributions in cancellation or redemption of their partnership interests, in accordance with the terms and provisions of the agreement of limited partnership for the Operating Partnership, as amended; (vi) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the Charter; and (vii) do every other act necessary or advisable to wind-up the affairs of the Corporation (including, without limitation, the affairs of the Operating Partnership and its subsidiaries, its Officer and Employee Stock Option Plan, its Independent Director Stock Option Plan and its 2004 Incentive Award Plan), dissolve the Operating Partnership and its subsidiaries and liquidate the Corporation’s business and affairs. Upon the sale or other disposition of the assets of the Corporation, and the payment of, or provision for, all of the liabilities and obligations of the Corporation, the Corporation will be deemed to have liquidated.
      5. Reserve Fund. The Corporation, acting for itself or in its capacity as the general partner of the Operating Partnership, as appropriate, is authorized, but not required, to establish or to cause the Operating Partnership to establish, one or more reserve funds in a reasonable amount to be determined by the Special Committee within its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Special Committee of the Corporation deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Corporation’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or the liquidating trust referred to below, or such other successor in interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Corporation may also create a reserve fund by any other reasonable means.
      6. Insurance Policies. The Corporation is authorized, but not required, to procure for itself and/or as general partner to procure for the Operating Partnership, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Special Committee within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Special Committee of the Corporation deems such insurance policies desirable.
      7. Articles of Dissolution. The Board of Directors and officers of the Corporation are authorized and directed, when appropriate, to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. Prior to filing articles of dissolution, the Corporation shall give notice to its known creditors and employees as required by Section 3-404 of MGCL and satisfy all other prerequisites to such filing under Maryland law. Upon the Department’s acceptance of the articles of dissolution for record, (i) as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved; however (ii) as provided by Section 3-408(b) of the MGCL, the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (iii) the directors of the Corporation shall, by operation of Section 3-410 of the MGCL, become trustees of the assets of the Corporation for purposes of liquidation (and from and after such date, the terms “directors” or “Board of Directors” as used in this Plan shall refer to such trustees and the board of such trustees, respectively).

      8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Corporation to the holders of outstanding shares of common stock of the Corporation (the “Final Distribution”), all such shares of common stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur and to make the Final Distribution to holders of outstanding shares of common stock no later than the second anniversary of the Effective Date.
      9. Corporate Governance following Dissolution, pending the Final Distribution. After the filing of the articles of dissolution, the Board of Directors may cause the Corporation to cease to hold annual meetings or to hold annual elections for directors, to the extent that such cessation is permissible by applicable law. In the event that the Corporation ceases to hold annual meetings or to hold annual elections for directors, from and after such cessation to the date of the Final Distribution: (i) upon the resignation of any director, the vacancy shall be filled by the vote of the remaining directors; (ii) holders of the requisite number of shares may call a special meeting of stockholders, as provided in the Corporation’s bylaws; (iii) at any special meeting, holders of at least two-thirds (2/3) of the shares of common stock may remove any director, with or without cause, and thereafter the vacancy shall be filled by the vote of a plurality of the shares of common stock; and (iv) in all other respects, the Corporation shall continue to be governed by its Charter and bylaws, except as otherwise provided in this Plan or required by applicable law.
      10. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that (i) the Board of Directors and the Special Committee deems it necessary or advisable in order to preserve the Corporation’s status as a REIT or otherwise avoid the payment of income tax, or (ii) the Board of Directors and the Special Committee deems it necessary or advisable in order to enable the Corporation to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the “Commission”) or (iii) the Board of Directors and the Special Committee determine it is otherwise advantageous or appropriate to do so, the Board of Directors and the Special Committee may cause the Corporation to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as they deem appropriate in their sole discretion (provided only that any remaining outstanding limited partner unitholders in the Operating Partnership have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:

(a). The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may, as general partner, cause the Operating Partnership to transfer and assign, to the Liquidating Trust all of the assets of the Corporation, the Operating Partnership and the Operating Partnership’s subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation, the Operating Partnership and the Operating Partnership’s subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

(b). Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of common beneficial interest shall constitute the Final Distribution of all of the assets of the Corporation to its stockholders under Section 8 of this Plan.

(c). The declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide among other things that, immediately following such transfer, assignment and distribution, each share of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of common stock had upon the combined assets of the Corporation and the Operating Partnership immediately prior to the transfer, assignment and distribution.

(d). The initial trustees of the Liquidating Trust shall be designated by the Special Committee of the Corporation.

(e). The Declaration of Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation and the Operating Partnership, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.

(f). The Declaration of Trust shall also provide: (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of common beneficial interest; (ii) that holders of a majority of the shares of common beneficial interest may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; and (iii) that holders of a majority of the shares of common beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of shares of common beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of final distribution.

(g). In the discretion of the Special Committee, the Declaration of Trust may also provide: (i) that shares of common beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Corporation’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Corporation’s Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.

(h). The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this Section 10) as the Special Committee may approve.

(i). Approval of this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board of Directors and the appointment of trustees selected by the Special Committee.

      11. Termination of Exchange Act Registration. Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board of Directors considers appropriate, the Board of Directors and officers of the Corporation are authorized to cause the Corporation to file a Form 15 (or take other appropriate action) to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended.
      12. Interpretation; General Authority. The Special Committee of the Corporation, the trustees of the Liquidating Trust and such officers of the Corporation as the Special Committee or such trustees may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation, the Operating Partnership, the Operating Partnership’s subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Special Committee or such trustees may deem appropriate and (iv) the execution, delivery and filing with the Department of Assessments and Taxation of Maryland of articles of transfer pursuant to Section 3-107 of the MGCL. The death, resignation or other disability of any director or officer of the Corporation or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.
      13. Director Compensation. The independent members of the Board of Directors and the Special Committee of the Corporation shall continue to receive compensation until the Final Distribution, provided they remain members of the Board of Directors and/or the Special Committee of the Corporation.
      14. Indemnification. The Corporation shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the Board of Directors of the Corporation, officers and agents of the Corporation, and such other parties whom the Corporation has agreed to indemnify, to the full extent provided by the Charter and bylaws of the Corporation, any existing indemnification agreement and applicable law. At the discretion of the Board of Directors of the Corporation, such insurance may include coverage for the periods after the dissolution of the Corporation, including periods after the termination of any Liquidating Trust, and may included coverage for trustees, directors, officers, employees and agents of such Liquidating Trust.
      15. Governing Law. The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.
      16. Abandonment of Plan of Liquidation; Amendment. Prior to approval of this Plan by stockholders, the Special Committee of the Corporation may withdraw and abandon this Plan for any reason. Following approval of this Plan by stockholders, the Plan may not be abandoned by the Corporation except in accordance with applicable law. Notwithstanding approval of the Plan by the stockholders of the Corporation, the Special Committee of the Corporation or the trustees of the Liquidating Trust shall have the right to modify or amend this Plan without further action by or approval of the stockholders of the Corporation to the extent permitted under then-current applicable law.

1129 Broad Street

Robert A. Stanger & Co., Inc.	Shrewsbury, NJ 07702-4314

Investment Banking	(732) 389-3600
FAX: (732) 389-1751
(732)544-0779

EXHIBIT B
December 19, 2005
The Board of Directors of
G REIT Inc.
1551 N. Tustin Avenue — Suite 200
Santa Ana, California 97205
Gentlemen:
      We have been advised that G REIT, Inc. (the “Company”) is contemplating the commencement of a plan to liquidate the assets of the Company (the “Plan of Liquidation”) and distribute the net proceeds after the payment of transaction costs and liabilities to the stockholders of the Company (the “Stockholders”). The real estate assets of the Company include interests in 26 income-producing properties, including the Park Sahara property, as set forth in Exhibit 1 hereto (individually, a “Property” and collectively, the “Properties”).
      In connection with the contemplated Plan of Liquidation, we have been advised that the Company may enter into one or a series of transactions for the sale of the Properties owned by the Company, after conducting negotiations to establish commercially fair and reasonable terms for such transactions, to third party buyers or affiliates of the Company.
      We have also been advised that if the Company decides to pursue such Plan of Liquidation, the Company will obtain the approval of: (i) the board of directors of the Company (the “Board”) and the independent directors thereof; (ii) a special committee of the Board comprised of the independent members of the Board (the “Special Committee”); and (iii) Stockholders holding a majority in interest in the Company pursuant to a proxy statement to be provided to such Stockholders (the “Proxy Statement”). We have also been advised that such Proxy Statement will include the terms and conditions and consideration to be received by the Company in any transactions for which definitive agreements have been entered into as of the date of the Proxy Statement, and will include estimates prepared by management of the Company (“Management”) of: (1) the range of liquidation value for all the Company’s assets and associated liabilities (the “Management’s Net Liquidation Value Range Estimate”); and (2) an estimate prepared by Management of the range of expected per Share distribution of proceeds from the Plan of Liquidation (“Management’s Estimated Per Share Distribution Range”), which estimate reflects Management’s best good faith estimate of such distributions taking into account provisions of the Company’s bylaws relating to liquidation and the terms of any advisory or management contracts between the Company and its advisor and manager.
      We have further been advised that the Company has engaged third parties and solicited interest and attempted to market certain Properties to unaffiliated prospective buyers and, as of the date of this letter, is expected to close the following definitive agreement, which is described in the Proxy Statement, with an unaffiliated third party for the sale of a certain asset (the “Third Party Transaction”):

	Property	Consideration

(1)	Park Sahara	$17,455,000
      We have been advised further that Management’s Net Liquidation Value Range Estimate is $452,770,000 to $504,930,000, that Management’s Estimated Per Share Distribution Range is $10.31 to $11.50 per share, and that the Company intends to make a distribution of cash, at or around the time of closing of the transactions, approximately equal to the value of the net financial assets and liabilities of the Company in conformity with the provisions relating to liquidating distributions as set forth in the Company’s

Robert A. Stanger & Co., Inc.
By Laws, the Operating Partnership Agreement, and the agreements of all entities through which the Company holds interests in the Properties.
      The Company has formed a Special Committee to consider certain matters relating to the Plan of Liquidation and the transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. (“Stanger”) provide to the Special Committee: (1) its opinion as to the fairness from a financial point of view of the consideration received by the Company in the Third Party Transaction, as identified above; and (2) its opinion as to the reasonableness from a financial point of view of Management’s Net Liquidation Value Range Estimate and Management’s Estimated Per Share Distribution Range.
      Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.
      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves partnerships, partnership and real estate investment trust (“REIT”) securities and the assets typically owned through partnerships and REITs including, but not limited to, real estate assets.
      In the course of our review to render this opinion, we have, among other things:

•	Reviewed a draft of the Proxy Statement related to the Plan of Liquidation, which draft the Company has indicated to be in substantially the form intended to be finalized and filed with the Securities and Exchange Commission and distributed to Stockholders;

•	Reviewed the Company’s annual reports to Stockholders filed with the Securities and Exchange Commission on Form 10-K for the years ending December 31, 2002, 2003 and 2004 and the Company’s quarterly reports filed with the SEC on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 which reports management has indicated to be the most current financial statements available;

•	Reviewed a current rent roll for each Property along with historical operating statements for the period of Company ownership as available, and the 2005 and 2006 operating budgets for each Property, including capital expenditures, tenant improvement allowances and leasing commissions;

•	Performed site visits of each Property and made inquiries and reviewed information concerning local market conditions and competing properties;

•	Discussed with members of management of the Company and the Property Manager conditions in office and industrial property markets in general, and the local market of each Property, in particular, market conditions for the sale/acquisition of properties similar to those owned by the Company, the current and projected operation and performance of each of the Properties, the current debt encumbering each Property, and the financial condition and future prospects of the Company;

•	Reviewed available published national surveys and certain other information relating to acquisition criteria for properties similar to the subject Properties;

•	Reviewed appraisals, as available, of the Properties performed at or around the time of acquisition or refinancing;

•	Reviewed offering materials prepared by real estate brokers engaged by the Company to serve as real estate broker to identify qualified potential buyers, solicit interest and market the Properties;

•	Reviewed internal financial analyses and derivations prepared by the Company of the Management’s Net Liquidation Value Range Estimate;

Robert A. Stanger & Co., Inc.

•	Reviewed the internal financial analyses and projections prepared by the Company of Management’s Estimated Per Share Distribution Range, which estimate reflects the Third Party Transaction, Management’s Net Liquidation Value Range Estimate, and the terms and conditions of the Company’s bylaws, the Operating Partnership Agreement and the agreements of the other entities through which the Company holds interests in the properties, relating to liquidating distributions and of the advisory and management agreements with the Advisor; and

•	Conducted such other analyses and inquiries, as we deemed appropriate.
      In rendering these opinions, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in the Proxy Statement or furnished or otherwise communicated to us by the Company, the Advisor or the Property Manager. We have not performed an independent appraisal of the assets and liabilities of the Company and have relied upon and assumed the accuracy of any estimates of potential environmental liabilities, physical condition and deferred maintenance contained in third party reports or provided to us by management, and the balance sheet value determinations for non-real estate assets and liabilities of the Company and any transaction expense and other adjustments thereto made by Management to determine Management’s Net Liquidation Value Range Estimate and Management’s Per Share Distribution Range. We have also relied on the assurance of the Company the Advisor and the Property Manager that any pro forma financial statements, projections, budgets, value or distribution estimates or adjustments provided or communicated to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Operating Partnership, the Stockholders and the Advisor and the fees associated with the Plan of Liquidation are consistent with the provisions of the Company’s Bylaws, the Operating Partnership Agreement, the agreements of any other entities through which the Company owns interests in the Properties, and the advisory and property management agreements; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided and the date of this letter; and that the Company, the Advisor and the Property Manager are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect. Nothing has come to our attention that would lead us to believe that any of the foregoing is incorrect, incomplete or misleading in any material respect.
      We have assumed that: (i) the Company will maintain it’s status as a real estate investment trust for the entire period of the Plan of Liquidation and will meet any required distribution levels or other tests and will not incur any tax liabilities of any kind in connection with the failure to so comply with tax rules of any nature; (ii) the Company will not incur any fees or costs associated with reserves or insurance for liabilities, contingent or otherwise, during the term of the Plan of Liquidation, which are not accrued in Management’s Estimated Per Share Distribution Range or funded by operating cash flow subsequent to the commencement of the Plan of Liquidation; (iii) the Company will not incur any material additional costs associated with compliance with the Sarbanes-Oxley Act; (iv) the Company’s interest in and the value of each real estate investment will not be encumbered or reduced by any incentive interest, fees or expenses associated with any management agreement, tenant in common agreement or other program agreement or any discount relating to a minority interest or tenant in common interest, other than such fees and compensation as estimated by Management and authorized by the related agreements; (v) the Company will redeem at no cost any options to acquire any equity or debt securities of the Company; (vi) the Company will not incur any fines, penalties, assessment, charges, settlement costs, judgments or any other costs, legal or otherwise associated with any regulatory inquiry or litigation, including, but not limited to that regulatory investigation and litigation identified in the Proxy as: the SEC Investigation into the Matter of Triple Net Properties LLC, potential stockholder litigation relating to the Plan of Liquidation or any other matter; (vii) the Company will not sell any assets while under duress at prices less than market value, including any sales of assets due to influence exerted by any lender, or accept any consideration for the sale or exchange of any of it’s assets which has a market value which is less than the assets exchanged therefore, including any deferred, contingent or earn-out type consideration; (viii) the Company will not incur any costs associated with the assumption or prepayment

Robert A. Stanger & Co., Inc.
of mortgages in excess of the amounts estimated by Management; (ix) the Company will not incur any transaction expenses which are not accrued in Management’s Estimated Per Share Distribution Range or which will not be funded by cash flow from operations subsequent to the date of this letter; and (x) the Company will not incur any additional wind down cost associated with the Plan of Liquidation which is in excess of the cash flow realized by the Company subsequent to the date hereof.
      We have not been engaged to, and therefore did not: (i) appraise the Company, the Operating Partnership or the assets and liabilities of the Company and the Operating Partnership; (ii) select the method of determining the type or amount of consideration to be received in any Transaction; (iii) make any recommendation to the Company, the Operating Partnership, the Board, the Special Committee or the Stockholders with respect to whether or not to pursue a Plan of Liquidation, whether to accept or reject any transaction, or the tax impact of acceptance or rejection of any transaction or the Plan of Liquidation; (iv) express any opinion as to (a) the business decision to pursue a Plan of Liquidation, or alternatives to the Plan of Liquidation including, but not limited to, refinancing of the Properties or continuing the Company and/or the Operating Partnership as a going concern; (b) the amount or allocation of expenses relating to the Plan of Liquidation or any transaction; (c) any terms of any transaction other than the Consideration; and (d) the rights of any stockholder or tenant-in-common interest holder to acquire any Property, to prevent the sale of any Property, or to retain a tenant-in-common interest in any Property; (v) provide any implied or explicit guarantee or warrantee that the amounts actually realized in a transaction involving the Properties will be within Management’s Net Liquidation Value Range Estimate and that the distributions per Share resulting from the Plan of Liquidation will be within Management’s Estimated Per Share Distribution Range, which realized amounts may be higher or lower than the estimates. Our opinions are based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of our analysis and addresses the Consideration and management estimates in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinions.
      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter: (i) the Consideration to be received by the Company in the Third Party Transaction is fair to the Company from a financial point of view; and (ii) Management’s Net Liquidation Value Range Estimate and Management’s Estimated Per Share Distribution Range are reasonable from a financial point of view.
      This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Special Committee that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying these opinions. In rendering these opinions judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinions are not readily susceptible to partial analysis or summary description.

Yours truly,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
December 19, 2005

Robert A. Stanger & Co., Inc.
Exhibit 1

Property Name	City	State

Highway 290 Building	Austin	Texas
Two Corporate Plaza	Clear Lake	Texas
Atrium Building	Lincoln	Nebraska
Children & Family	Plantation	Florida
Gemini Plaza	Houston	Texas
Bay View Plaza	Alameda	California
North Pointe	Sacramento	California
824 Market Street	Wilmington	Delaware
Sutter Square Galleria	Sacramento	California
One World Trade Center	Long Beach	California
Centerpoint Corporate Park	Kent	Washington
Amber Oaks	Austin	Texas
Public Ledger Building	Philadelphia	Pennsylvania
Madrona Buildings	Torrance	California
Brunswig Square	Los Angeles	California
North Belt Corporate Center	Houston	Texas
Hawthorne Plaza	San Francisco	California
Pacific Place	Dallas	Texas
Comerica Building	San Diego	California
Western Plaza I & II	Fort Worth	Texas
Pax River Office Park	Lexington Park	Maryland
One Financial Plaza	St. Louis	Missouri
Congress Center	Chicago	Illinois
Park Sahara	Las Vegas	Nevada
Opus Plaza	Littleton	Colorado
Eaton	Tempe	Arizona

INVESTOR PROXY CARD
Please Vote by [______], 2006
The undersigned stockholder of G REIT, Inc., a Maryland corporation, hereby appoints Scott D. Peters and Andrea R. Biller and each of them as Proxies for the undersigned with full power of substitution in each of them, to attend the special meeting of stockholders of the company to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on [______], 2006 at 9:00 a.m., local time, and any and all adjournments and postponements thereof, and to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the notice of the special meeting of stockholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.
This proxy is solicited on behalf of the G REIT, Inc. board of directors. If this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast as specified below. If this proxy is properly executed but no voting instruction is given as to any item, the votes entitled to be cast by the undersigned will be cast “FOR” Item 1, and “FOR” Item 2.
THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE EACH RECOMMEND A VOTE “FOR” ITEMS NO. 1 AND 2. IF NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH ITEM.
1.	Approval and adoption of the plan of liquidation of our company, including the sale of our assets and the dissolution of our company described therein.

☐	For	☐	Against	☐	Abstain
2.	Approval of the proposal to permit the board to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Item 1.

☐	For	☐	Against	☐	Abstain

SIGN, DATE and RETURN:

Date:	/ /2005

If the stock is jointly owned, both parties must sign.

Date:	/ /2005

YOUR VOTE IS IMPORTANT!
You can authorize the proxies to cast your vote and otherwise represent you at the Special Meeting in one of four ways:

MAIL: Return the completed form in the enclosed postage-paid envelope.

FAX: Fax the completed form to our Investor Services Department at (212) 645-8046.

PHONE: Call our toll-free number at 1-866-407-4365.

INTERNET: Online at https://www.proxyvotenow.com/greit.

Username:	Password: